EXHIBIT 10.4

EXECUTION FORM

MASTER LEASE AGREEMENT

DATED AS OF JUNE 26, 2008

BY AND BETWEEN

CARE YBE SUBSIDIARY LLC, a Delaware limited liability company, a wholly owned subsidiary of CARE INVESTMENT TRUST INC.,

a Maryland corporation,

AS LANDLORD,

AND

BICKFORD MASTER I, L.L.C.,

a Kansas limited liability company

AS TENANT

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4.8	STANDARDS, NOT CONTROL	28
4.9	SURVIVAL	29
ARTICLE 5. MAINTENANCE AND REPAIRS		29
5.1	TENANT’S OBLIGATIONS	29
5.2	RESERVE	29
ARTICLE 6. IMPROVEMENTS, ETC.		33
6.1	PROHIBITION	33
6.2	PERMITTED RENOVATIONS	33
6.3	CONDITIONS TO PERMITTED RENOVATIONS AND MAJOR ALTERATIONS	36
6.4	SALVAGE	38
ARTICLE 7. LANDLORD’S INTEREST NOT SUBJECT TO LIENS		38
7.1	LIENS, GENERALLY	38
7.2	CONSTRUCTION OR MECHANICS LIENS	38
7.3	CONTEST OF LIENS	39
7.4	NOTICES OF COMMENCEMENT OF CONSTRUCTION	39
ARTICLE 8. TAXES AND ASSESSMENTS		40
8.1	OBLIGATION TO PAY TAXES AND ASSESSMENTS	40
8.2	TENANT’S RIGHT TO CONTEST TAXES	40
8.3	TAX AND INSURANCE ESCROW ACCOUNT	41
8.4	TAX AND/OR INSURANCE ESCROW ACCOUNT	42
ARTICLE 9. INSURANCE		42
9.1	GENERAL INSURANCE REQUIREMENTS	42
9.2	WAIVER OF SUBROGATION	44
9.3	GENERAL PROVISIONS	45
9.4	BLANKET POLICY	45
9.5	INDEMNIFICATION OF LANDLORD	45
ARTICLE 10. CASUALTY		46
10.1	NOTICE OF CASUALTY	46
10.2	RESTORATION AND REPAIR	46
10.3	ESCROW AND DISBURSEMENT OF INSURANCE PROCEEDS	47
10.4	NO ABATEMENT OF RENT	48

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10.5	TENANT’S PROPERTY AND BUSINESS INTERRUPTION INSURANCE	48
10.6	RESTORATION OF TENANT PROPERTY	48
10.7	WAIVER	49
10.8	EFFECT OF FACILITY TERMINATION	49
10.9	MORTGAGEE ACTION	49
10.10	LANDLORD’S RIGHT TO REPAIR OR REBUILD	50
ARTICLE 11. CONDEMNATION		50
11.1	TOTAL CONDEMNATION, ETC	50
11.2	PARTIAL CONDEMNATION	50
11.3	DISBURSEMENT OF AWARD	51
11.4	NO ABATEMENT OF RENT	51
11.5	DISPUTES	51
11.6	MORTGAGEE ACTION	52
11.7	LANDLORD’S RIGHT TO REPAIR OR RESTORE	52
ARTICLE 12. DEFAULTS AND REMEDIES		52
12.1	EVENTS OF DEFAULT	52
12.2	REMEDIES ON DEFAULT	55
12.3	APPLICATION OF FUNDS	60
12.4	LANDLORD’S RIGHT TO CURE TENANT’S DEFAULT	60
12.5	LANDLORD’S LIEN	60
ARTICLE 13. HOLDING OVER		61
ARTICLE 14. LIABILITY OF LANDLORD: INDEMNIFICATION		61
14.1	LIABILITY OF LANDLORD	61
14.2	INDEMNIFICATION OF LANDLORD	62
14.3	NOTICE OF CLAIM OR SUIT	62
14.4	LIMITATION ON LIABILITY OF LANDLORD	63
ARTICLE 15. REIT AND UBTI REQUIREMENTS		63
15.1	LIMITATIONS ON RENTS ATTRIBUTABLE TO PERSONAL PROPERTY	63
15.2	BASIS FOR SUBLEASE RENT RESTRICTED	63
15.3	LANDLORD AFFILIATE SUBLEASES RESTRICTED	64
15.4	LANDLORD INTERESTS IN TENANT RESTRICTED	64

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15.5	RENTS FROM PERSONAL PROPERTY RESTRICTED	64
15.6	LANDLORD SERVICES	64
15.7	CERTAIN SUBTENANTS PROHIBITED	64
15.8	FUTURE AMENDMENT	64
ARTICLE 16. SUBLETTING AND ASSIGNMENT		65
16.1	TRANSFERS PROHIBITED WITHOUT CONSENT	65
16.2	INDIRECT TRANSFER PROHIBITED WITHOUT CONSENT	66
16.3	ADEQUATE ASSURANCES	67
ARTICLE 17. ESTOPPEL CERTIFICATES, FINANCIAL STATEMENTS AND FINANCIAL COVENANTS		67
17.1	ESTOPPEL CERTIFICATES	67
17.2	MONTHLY FINANCIAL STATEMENTS	67
17.3	QUARTERLY AND ANNUAL FINANCIAL STATEMENTS	68
17.4	ANNUAL OPERATIONS STATEMENT	69
17.5	RECORDS	69
17.6	GENERAL OPERATIONS BUDGET	69
17.7	QUARTERLY MEETINGS	69
17.8	FINANCIAL COVENANTS	70
17.9	ADDITIONAL COLLATERAL	71
17.10	QUALIFICATION FOR LANDLORD EXPANSION PAYMENTS	72
ARTICLE 18. LANDLORD’S RIGHT TO INSPECT		74
ARTICLE 19. LANDLORD SALE, ASSIGNMENT OR TRANSFERS; FACILITY MORTGAGES		75
19.1	SUBORDINATION	75
19.2	ATTORNMENT	76
19.3	RIGHTS OF MORTGAGEES AND ASSIGNEES	76
19.4	SALE, ASSIGNMENT OR TRANSFER BY LANDLORD;	76
19.5	ESCROWS AND RESERVES	77
ARTICLE 20. ADDITIONAL COVENANTS OF TENANT		77
20.1	CONDUCT OF BUSINESS	77
20.2	ADDITIONAL COVENANTS OF TENANT AND SUBTENANTS	77
20.3	SUBTENANT A SINGLE PURPOSE ENTITY	79

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ARTICLE 21. MISCELLANEOUS		80
21.1	LIMITATION ON PAYMENT OF RENT	80
21.2	NO WAIVER	80
21.3	REMEDIES CUMULATIVE	80
21.4	SEVERABILITY	80
21.5	ACCEPTANCE OF SURRENDER	80
21.6	NO MERGER OF TITLE	81
21.7	TENANT’S AND SUBTENANTS’ REPRESENTATIONS	81
21.8	QUIET ENJOYMENT	83
21.9	RECORDATION OF MEMORANDUM OF LEASE	83
21.10	NOTICES	84
21.11	CONSTRUCTION; NONRECOURSE	85
21.12	COUNTERPARTS; HEADINGS	86
21.13	APPLICABLE LAW	86
21.14	RIGHT TO MAKE AGREEMENT	86
21.15	BROKERAGE	86
21.16	NO PARTNERSHIP OR JOINT VENTURE	86
21.17	ENTIRE AGREEMENT	87
21.18	COSTS AND ATTORNEYS’ FEES	87
21.19	APPROVAL OF LANDLORD	87
21.20	SUCCESSORS AND ASSIGNS	87
21.21	WAIVER OF JURY TRIAL AND SUBMISSION TO JURISDICTION	88
21.22	TREATMENT OF LEASE	88
21.23	TRANSFER OF LICENSES	89
21.24	TENANT PERSONAL PROPERTY	89
21.25	SUBTENANTS	89
21.26	LANDLORD’S REPRESENTATIONS	89

EXHIBITS

Exhibit A - Subtenants and Facility Information

Exhibit B - The Land

Exhibit C - Initial Term Minimum Rent

Exhibit D - Appraisal Process

Exhibit E - Tenant Estoppel Certificate

Exhibit F - Form of Memorandum of Lease

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Exhibit G - Tenant and Subtenants Equity Ownership

Exhibit H - Property Expenses

Exhibit I - Initial Landlord FF&E

Exhibit J - Initial Tenant Personal Property

Exhibit K - Conflicting Business Exclusions/Exceptions

Exhibit L - Initial Allocation of Landlord’s Investment

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MASTER LEASE AGREEMENT

THIS MASTER LEASE AGREEMENT (“Agreement” or “Lease”) is entered into as of June 26, 2008 (“Effective Date”), by and between CARE YBE SUBSIDIARY LLC, a Delaware limited liability company, a wholly owned subsidiary of CARE INVESTMENT TRUST INC., a Maryland corporation, as landlord (“Landlord”), and BICKFORD MASTER I, L.L.C., a Kansas limited liability company, as tenant (“Tenant”), having its chief executive office located at 13795 South Mur-Len Road, Suite 301, Olathe, Kansas 66062.

RECITALS

A.

Pursuant to that certain Purchase and Sale Contract dated as of May 14, 2008 between the twelve (12) Subtenant entities identified on Exhibit A attached hereto, as sellers, Landlord, as buyer, and Tenant (“Purchase Agreement”), Landlord has as of the date of this Agreement acquired the twelve Facilities further identified on Exhibit A attached hereto and related property (sometimes referred to as the “Facility Properties”).

B.

Landlord wishes to lease the Leased Property (which term includes all the Facility Properties) to Tenant and Tenant wishes to lease the Leased Property from Landlord, all subject to and upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

ARTICLE 1.

DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article and used in this Agreement shall have the meanings assigned to them in this Article and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP, (iii) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement, and (iv) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

“Accessibility Laws” shall mean all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to accessibility for the disabled or handicapped, including, but not limited to, any applicable provisions of The Architectural Barriers Act of 1968, The Rehabilitation Act of 1973, The Fair Housing Act of 1988, The Americans With Disabilities Act, the accessibility code(s), if any, of the State in which the Premises is located, and all regulations and guidelines promulgated under any all of the foregoing, as the same may be amended from time to time.

Master Lease

“Accounting Period” shall mean each calendar month accounting period of Tenant. If Tenant shall, for a bona fide business reason, change its accounting period during the Term, appropriate adjustments, if any, shall be made with respect to the timing of applicable accounting and reporting requirements of this Agreement; provided, however, that in no event shall any such change or adjustment alter the amount or frequency of payment of Minimum Rent within any Fiscal Year, or otherwise increase or reduce any monetary obligation under this Agreement. Subtenants have and shall continue to have the same accounting periods as the Tenant.

“Accounting Year” shall mean each period of twelve (12) consecutive Accounting Periods during the Term of this Agreement; the first Accounting Year shall commence with the first full Accounting Period after the Commencement Date of this Agreement.

“Additional Charges” shall have the meaning given such term in Section 3.4.

“Additional Collateral” shall have the meaning given such term in Section 17.9.

“Additional Minimum Rent” shall have the meaning given such term in Section 3.3 and Exhibit C attached hereto.

“Additional Minimum Rent Lease Rate” shall have the meaning given such term in Exhibit C attached hereto.

“Additional Rent” shall have the meaning given such term in Section 3.5.

“Affiliate” means any Person directly or indirectly Controlling, Controlled by or under a common Control with Tenant, Guarantor, or Landlord, as the case may be, including, without limitation, any member of the Eby Family.

“Affiliated Person” shall mean, with respect to any Person, (i) any Person directly or indirectly Controlling, Controlled by or under common Control with any such Person, (ii) in the case of any such Person which is a partnership, any partner in such partnership, (iii) in the case of any such Person which is a limited liability company, any member or manager of such company, (iv) in the case of any such Person which is a corporation, any officer, director or stockholder of such corporation, (v) any other Person which is a Parent, a Subsidiary, or a Subsidiary of a Parent with respect to such Person or to one or more of the Persons referred to in the preceding clauses (i) through (iv), and (vi) any other Person who is an officer, director, trustee, or partner in, such Person or any Person referred to in the preceding clauses (i) through (v); provided, however, a Person shall not be deemed to be an Affiliated Person solely by virtue of the ownership of shares of stock registered under the Securities Act of 1934, as amended, unless such Person, as holder of such stock, is required to file a Schedule 13 D, pursuant to Section 13(d) of such Act and Rule 13 d-1 promulgated thereunder.

“Agreement” shall mean this Master Lease Agreement, including all Exhibits hereto, as it and they may be amended or restated from time to time as herein provided.

“Annual Operations Statement” shall have the meaning given such term in Section 17.4.

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“Applicable Laws” shall mean all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations of any kind, including without limitation, those relating to (i) damage to, or the protection of real or personal property, (ii) human health and safety (except those requirements which, by definition, are solely the responsibility of employers), (iii) the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, (iv) Accessibility Laws, (v) dementia care or assisted facility licensure or (vi) participation in Medicare or Medicaid programs.

“Applicable Reserve Amount” shall mean, with respect to any Accounting Year, the greater of (a) the Applicable Reserve Unit Amount and (b) the amount required by Primary Lender. The Applicable Reserve Amount with respect to a calendar month shall equal one-twelfth (1/12th) of the amount for the Accounting Year in which the calendar month is included. If the Applicable Reserve Amount changes during an Accounting Year (by reason of an increase in units and a resulting increase in the Applicable Reserve Unit Amount, an increase or decrease in the amount required by Primary Lender or otherwise), the Applicable Reserve Amount shall be pro-rated and adjusted for the number of calendar months remaining in the applicable Accounting Year.

“Applicable Reserve Unit Amount” shall mean, (i) with respect to the period beginning on the Commencement Date and ending on the last day of the twelfth (12th) full Accounting Period next following, $500.00 per year per unit (i.e., each living unit in each Facility, initially as listed in Exhibit A) and, (ii) with respect to each Accounting Year thereafter, the sum of the Applicable Reserve Unit Amount for the prior Accounting Year plus three percent (3%) of the Applicable Reserve Unit Amount for the preceding Accounting Year. The Applicable Reserve Unit Amount shall be adjusted for increases in the number of units added pursuant to an Expansion Project as of the first day of the 25th calendar month after the date the Occupancy Permit is issued (if applicable) with respect to the Expansion Project, or if no Occupancy Permit is applicable, then from the date that occupancy of such Expansion Project begins for purposes of an assisting living facility. The monthly increase attributable to such Expansion Project shall equal one-twelfth of $500 multiplied by the number of additional units, and the Applicable Reserve Amount shall be adjusted for the number of calendar months remaining in the applicable Accounting Year.

“Applied Casualty Proceeds” shall have the meaning given such term in Section 10.9.

“Approved Reserve Estimate” shall have the meaning given such term in Section 5.2.3.

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“Business Day” shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in the state of Kansas or the state of New York are authorized by law or executive action to close.

“Calculation Period” shall have the meaning given such term in Section 17.8.1.

“Cash Available for Lease Payments” shall have the meaning given such term in Section 17.8.1.

“Code” shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

“Collateral” shall have the meaning given such term in Section 12.5.

“Commencement Date” shall mean the Effective Date.

“Condemnation” shall mean (a) the exercise of any governmental power with respect to a Facility Property, whether by legal proceedings or otherwise, by a Condemnor of its power of condemnation, (b) a voluntary sale or transfer of a Facility Property by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, or (c) a taking or voluntary conveyance of all or part of a Facility Property, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any Condemnation or other eminent domain proceeding affecting a Facility Property, whether or not the same shall have actually been commenced.

“Condemnor” shall mean any public or quasi-public authority, or Person having the power of Condemnation.

“Conflicting Business” shall have the meaning given such term in Section 4.3.

“Control” (including the correlative meanings of the terms “Controlling”, “Controlled by”, and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Default” shall mean any event or condition existing which with the giving of notice and/or lapse of time would ripen into an Event of Default.

“Deferred Additional Minimum Rent” shall have the meaning given such term in Exhibit C attached hereto.

“Distribution” shall mean (a) any declaration or payment of any dividend on or in respect of any shares of any class of capital stock of Tenant, if Tenant is a corporation, or any cash distributions in respect of any partnership interests or membership interests in Tenant, if Tenant is a partnership or a limited liability company, (b) any purchase, redemption, retirement or other acquisition of any shares of any class of capital stock of Tenant, if Tenant is a corporation, or any purchase, redemption, retirement or other acquisition of any partnership or membership interests in Tenant, if Tenant is a partnership or a limited liability company, (c) any other distribution on

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or in respect of any shares of any class of capital stock of Tenant, if Tenant is a corporation, or any other distribution in respect of any partnership interests or membership interests in Tenant, if Tenant is a partnership or a limited liability company, or (d) any return of capital to shareholders of Tenant, if Tenant is a corporation, or any return of capital to partners of Tenant, if Tenant is a partnership or a limited liability company.

“Earn Out Agreement” shall mean the Earn Out Agreement dated as of the Effective Date among Landlord (as buyer), Tenant, the Subtenants (as sellers), Manager and Eby pursuant to which certain additional contingent deferred consideration may become payable to Subtenants (as sellers), which consideration, if paid, increases the Landlord’s Investment under this Agreement at the time such payment or payments are made.

“Earn Out Payment” shall have the meaning given that term in the Earn Out Agreement.

“Eby” means Eby Realty Group, L.L.C., a limited liability company organized under the laws of the state of Kansas.

“Eby Family” means Mike Eby, Joe Eby, and Andy Eby, together with their spouses, their parents, and their children, if any.

“Entity” shall mean any corporation, general or limited partnership, limited liability company, partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof or any other entity.

“Environment” shall mean soil, surface waters, ground waters, land, streams, sediments, surface or subsurface strata and ambient air.

“Event of Default” shall have the meaning given such term in Section 12.1.

“Excluded Collateral” shall have the meaning given such term in Section 12.2(d).

“Excluded Trademarks” means the trademarks, trade names, company names, business names, trade styles, service marks and logos using the names “Eby” or “Bickford” or “Bickford House” or “Bickford Cottage” or “Bickford Senior Living Group” or any combination or variation thereof or the tree logo/mark used by Tenant, Subtenants or their Affiliates, and any agreement, written or oral, providing for the grant by or to Tenant or Subtenants of any right to use any such name or mark.

“Expansion Project” or “Expansion Projects” shall have the meaning given such terms in Section 6.2.3., but initially shall refer only to the Initial Expansion Projects.

“Expansion Project Available Funds” shall mean funds available to Tenant under Section 17.10 as Landlord Expansion Payments, not to exceed the amount of $7,175,000.00 in the aggregate.

“Expansion Project Budget” shall have the meaning given such term in Section 6.2.3.

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“Expansion Project Escrow Account” shall have the meaning given such term in Section 6.2.6.

“Expansion Project Information” shall have the meaning given such term in Section 6.2.3.

“Extended Terms” shall have the meaning given such term in Section 2.4.

“Facility” shall mean each assisted living facility located on a portion of the Land, and as applicable, including the Facility Property associated with such Facility; each such Facility is described as to type or category of facility and location in Exhibit A. References in this Agreement to “the Facility” shall mean each Facility individually unless expressly stated otherwise, and references to “a Facility” shall mean a single Facility. References to “the Facilities” shall mean the Facilities, collectively, unless otherwise stated.

“Facility Mortgage” shall mean any mortgage or other encumbrance placed upon a Facility or the Leased Property by Landlord as referenced in Article 19.

“Facility Name” shall mean the name under which a Facility has done or will do business during the Term. The Facility Name in use by each Facility as of the Effective Date of this Lease is set forth on the attached Exhibit A.

“Facility Property” shall mean the portion of the Land on which a Facility is located, the legal description of which is set forth beneath the applicable Facility Name on the attached Exhibit B, the Leased Improvements on such portion of the Land, the easements, rights and appurtenances relating to such portion of the Land and the Leased Improvements located thereon, the FF&E, Inventories and other personal property with respect to such Facility, the Leased Intangible Property with respect to such Facility, and other property and interests included in the Leased Property with respect to such Facility.

“Facility Property Expenses” shall mean those expenses more particularly described on Exhibit H attached hereto, as applied to or allocable to a particular Facility.

“ Facility Revenue” shall mean, for the applicable period of time, but without duplication, all gross revenues and receipts of every kind derived by or for the benefit of Subtenant, Tenant, or its Affiliates from operating or causing the operation of the Facility Property and all parts thereof, including, but not limited to: income from both cash and credit transactions (after reasonable deductions for bad debts and discounts for prompt or cash payments and refunds) from rental or subleasing of every kind (including any termination or cancellation fees paid in connection therewith); entrance fees, fees for health care and personal care services, in each case, net of all contractual adjustments, license, lease and concession fees and rentals, off premises catering, if any, and parking (not including gross receipts of licensees, lessees and concessionaires); income from vending machines; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise (other than proceeds from the sale of furnishings, fixtures and equipment no longer necessary to the operation of the Facility, which shall be deposited in the Reserve, unless the same is included within the category of Tenant Personal Property) and service charges, to the extent not distributed to employees at the Facility as gratuities, interest income except as specifically provided below; community fees; and

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deposits forfeited; provided, however, that Facility Revenue shall not include the following: gratuities to Facility employees; federal, state or municipal excise, sales, occupancy, use or similar taxes collected directly from residents or included as part of the sales price of any goods or services; insurance proceeds (but including proceeds of business income/rental interruption insurance); any proceeds from any sale of the Facility Property or from the refinancing of any debt encumbering the Facility Property; proceeds from the disposition of furnishings, fixture and equipment no longer necessary for the operation of the Facility; and interest which accrues on amounts deposited in the Reserve.

“Facility State” shall mean the state in which a respective Facility is located.

“Facility States” shall mean, collectively, the states in which the Facilities are located.

“Facility Termination” shall have the meaning given in Section 10.2.

“Facility Termination Date” shall have the meaning given in Section 10.8.

“Facility Uses” shall mean the uses relating to the operation of a Facility as a facility of the type or category and operating as of the Commencement Date the number of units set forth on Exhibit A with respect to such Facility.

“FF&E” shall mean all items of tangible personal property or fixtures with respect to a Facility, or collectively with respect to the Facilities as the context may indicate, including, but not limited to: (a) all equipment, machinery, fixtures, and other items of property, now or hereafter permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the maximum extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto; (b) all furniture, furnishings, movable walls or partitions, computers or trade fixtures or other personal property of any kind or description used or useful in Tenant’s or Subtenant’s business with respect to a Facility, and located on or in the Leased Improvements with respect to such Facility, and all modifications, replacements, alterations and additions to such personal property; (c) all linen, china, glassware, tableware, uniforms and similar items, whether used in connection with public space or tenant rooms; (d) all “inventory,” “equipment” and “fixtures” as those terms are defined in the Model Uniform Commercial Code” and located on or in the Leased Improvements or the Land with respect to a Facility; (e) “Property and Equipment,” “P&E,” and “FF&E” (as such terms are customarily used and defined in the most broad and inclusive sense), as well as all other items included within the category of Inventories; and (f) all other tangible personal property used in connection with the operation, ownership or maintenance of the Facility or Leased Improvements; and including, without limitation, the Initial Landlord FF&E, but excluding, however, (i) any item of Tenant Personal Property identified in Exhibit J attached hereto or identified as Excluded Collateral, (ii) any furniture or other personal property of residents of a Facility and (iii) equipment or other personal property of third parties (not Affiliates of Tenant) other than Tenant’s or Subtenant’s interest therein, if any.

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“FF&E Replacements” shall mean all items purchased with funds from the Reserve established under Article 5 of this Lease and all other items of FF&E added and used at the Leased Property during the Term of this Lease, together with all leasehold improvements made by Tenant or any Subtenant during the Term of this Lease to the extent not constituting real property affixed to the Land, whether purchased from the Reserve or with other funds of Tenant, all subject to disposal and further replacement at the end of their useful lives.

“Fiscal Quarter” shall mean the first, second, third and fourth three-month period (each consisting of three Accounting Periods) during each Fiscal Year.

“Fiscal Year” shall mean Tenant’s Fiscal Year which as of the Commencement Date begins on January 1 and ends on December 31 in each calendar year. Any partial Fiscal Year between the Commencement Date and the commencement of the first full Fiscal Year (except with respect to the calculation and payment of Minimum Rent as referenced in Section 3.1 of this Agreement), shall constitute a separate Fiscal Year. A partial Fiscal Year between the end of the last full Fiscal Year and the termination of this Agreement shall also constitute a separate Fiscal Year. If Tenant’s Fiscal Year is changed in the future, appropriate adjustments to this Agreement’s reporting and accounting procedures shall be made; provided, however, that no such change or adjustment shall alter the Term of this Agreement or in any way reduce the payments due hereunder. Each full Fiscal Year shall consist of twelve Accounting Periods.

“Force Majeure Event” means any circumstance which is not in the reasonable control of either party hereto, caused by any of the following: strikes, lockouts; acts of God; civil commotion; fire or any other casualty; governmental action; or other similar cause or circumstance which is not in the reasonable control of either party hereto. Neither lack of financing nor general economic and/or market factors is a Force Majeure Event.

“GAAP” shall mean generally accepted accounting principles consistently applied as established from time to time by the United States Financial Accounting Standards Board consistently applied.

“Government Agencies” shall mean any legislative body, court, agency, authority, board (including, without limitation, health and long term care, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or any Facility State or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Tenant or the Leased Property or any portion thereof or any Facility.

“Guarantor” means Eby, Manager and Subtenants, individually and collectively.

“Guaranty” means each Guaranty of Lease entered into by a Guarantor to guarantee payment and performance of Tenant’s Obligations, including any amendment, restatement or modification thereof.

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“Hazardous Substances” shall mean any substance:

(a) the presence of which requires or may hereafter require notification, investigation or remediation under any applicable federal, state or local statute, regulation, rule, ordinance, order, action or policy; or

(b) which is or becomes defined as a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) and the regulations promulgated thereunder; or

(c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any state of the United States, or any political subdivision thereof; or

(d) the presence of which on the Leased Property causes or materially threatens to cause an unlawful nuisance upon the Leased Property or to adjacent properties or poses or materially threatens to pose a hazard to the Leased Property or to the health or safety of persons on or about the Leased Property; or

(e) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or

(f) without limitation, which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

(g) without limitation, which contains or emits radioactive particles, waves or material; or

(h) without limitation, constitutes materials which are now or may hereafter be subject to regulation pursuant to the Material Waste Tracking Act of 1988, or any Applicable Laws promulgated by any Government Agencies.

“Immediate Family” shall mean, with respect to any individual, such individual’s spouse, parents, brothers, sisters, children (natural or adopted), stepchildren, grandchildren, grandparents, parents-in-law, brothers-in-law, sisters-in-law, nephews and nieces.

“Indebtedness” shall mean all obligations, contingent or otherwise, which in accordance with GAAP should be reflected on the obligor’s balance sheet as liabilities.

“Initial Expansion Project” or “Initial Expansion Projects” shall mean, individually or collectively, the construction project for eleven (11) additional units at Lincoln Bickford Cottage (“Lincoln Expansion Project”), the construction project for seven (7) additional units at Moline Bickford Cottage (“Moline Expansion Project”), the construction project for seven (7) additional units at Quincy Bickford Cottage (“Quincy Expansion Project”), and the construction project for fourteen (14) additional units at Springfield Bickford House (“Springfield Expansion Project”), each such Initial Expansion Project also being an Expansion Project.

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“Initial Landlord FF&E” shall mean and refer to all FF&E of any kind or description which are owned by Landlord and located on or in the Leased Improvements as of the Commencement Date, including without limitation those items enumerated on Exhibit I attached hereto and made a part hereof, but specifically excluding any specific items of Tenant’s Personal Property identified on Exhibit J attached hereto and made a part hereof.

“Initial Term” shall have the meaning given such term in Section 2.3.

“Insurance Requirements” shall mean all terms of any insurance policy required by this Agreement and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon Landlord, Tenant, Subtenants or the Leased Property.

“Inventories” shall mean all inventory or inventories, as such terms are customarily used and defined in their most broad and inclusive sense including, but not limited to, all inventories of food, beverages and other consumables held by Tenant or any Subtenant for sale or use at or from the Premises or the Facility, and soap, cleaning supplies, paper supplies, operating supplies, china, glassware, silver, linen, uniforms, building and maintenance supplies, spare parts and attic stock, medical supplies, drugs and all other such goods, wares and merchandise held by Tenant for sale to or for consumption by residents or patients of the Premises or the Facility and all such other goods returned to or repossessed by Tenant.

“Land” shall mean the real property described in Exhibit B attached hereto.

“Landlord” shall have the meaning given such term in the preambles to this Agreement and shall include its successors and assigns.

“Landlord Expansion Escrow Payment” shall have the meaning given such term in Section 6.2.4.

“Landlord Expansion Payment” shall have the meaning given such term in Section 6.2.4 and shall include a Landlord Expansion Escrow Payment or a Landlord Expansion Reimbursement Payment.

“Landlord Expansion Payment Date” shall have the meaning given such term in Section 17.10.3.

“Landlord Expansion Reimbursement Payment” shall have the meaning given such term in Section 6.2.4.

“Landlord’s Investment” shall mean as of the Effective Date, the sum of $100,800,000.00, which represents, for purposes of this Lease, Landlord’s total acquisition and transactional costs actually incurred in acquiring the Leased Property; when an Expansion Project is undertaken, “Landlord’s Investment” shall be increased from time to time to include Landlord Expansion Payments as they are made and any Earn Out Payment made pursuant to the

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Earn Out Agreement, and may be decreased from time to time pursuant to the express provisions of this Lease, with each increase or decrease in Landlord’s Investment causing Rent to be automatically adjusted pursuant to the terms and conditions of Exhibit C. For certain purposes of this Lease (generally relating to a termination of this Lease as to a particular Facility), the Landlord’s Investment is allocated among the Facilities; initially that allocation (based on the original acquisition price of each Facility as set forth in the Purchase Agreement) is set forth on Exhibit L attached hereto.

“Landlord’s Investment Reduction” shall have the meaning given such term in Section 6.2.6.

“Lease” shall mean this Lease Agreement, including all Exhibits hereto, as it and they may be amended or restated from time to time as herein provided.

“Lease Coverage Ratio” shall have the meaning given such term in Section 17.10.1.

“Leased Improvements” shall mean the Facility and all buildings, structures and other improvements of every kind, including without limitation all roofs, plumbing systems, electric systems and HVAC systems, roadways, alleyways, parking areas, sidewalks, curbs, connecting tunnels, utility pipes, conduits and lines (on-site and off-site) appurtenant to or now or hereafter situated upon any portion of the Land.

“Leased Intangible Property” shall mean all transferable or assignable (a) governmental permits, including licenses and authorizations, required for the construction, ownership and operation of the Facilities or Leased Improvements (except as excluded in (c) below), including without limitation, certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits and any and all necessary approvals from state or local authorities and other approvals granted by any public body or by any private party pursuant to a recorded instrument relating to such Leased Improvements or the Land; (b) development rights, trade names, telephone exchange numbers identified with the Leased Property, if any (specifically excluding, however, any specific items of Tenant Personal Property identified on Exhibit J hereto); and (c) certificates, licenses, warranties and guarantees and contracts other than such permits, operating permits, certificates, licenses and approvals which are to held by, or transferred to, the Tenant or any Subtenant in order to permit the Tenant or Subtenants to operate the Facilities or such Leased Improvements properly and in accordance with the terms of this Agreement.

“Leased Property” shall have the collective meaning given such term in Section 2.1 and shall include all the Land, all the Leased Improvements and all the other property related thereto as provided in Section 2.1.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Property or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) all permits, licenses, authorizations, certificates and regulations necessary to operate the Leased Property for its Permitted Use, (b) all covenants, agreements, declarations, restrictions and encumbrances contained in any instruments at any time in force affecting the

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Leased Property or to which Tenant has consented or which are required to be granted pursuant to Applicable Laws, including those which may (i) require material repairs, modifications or alterations in or to the Leased Property or (ii) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements arising as a result of Landlord’s status as a real estate investment trust, and (c) Applicable Laws.

“Lien” shall mean any mortgage, security interest, pledge, collateral assignment, or other encumbrance, lien or charge of any kind, or any transfer of property or assets for the payment of Indebtedness or performance of any other obligation in priority to payment of the obligor’s general creditors.

“Major Alterations” shall have the meaning given such term in Section 6.2.2.

“Major Violation” shall mean any violation of Applicable Laws relating to the use, operation or maintenance of the Leased Property or to the care of residents which presents an imminent danger to the residents or guests of the Facility or a substantial probability that death or serious harm would result therefrom.

“Maximum Initial Expansion Aggregate Available Funds” shall have the meaning given such term in Section 6.2.4.

“Minimum Rent” shall mean annual rent as set forth in Section 3.2, subject to prorations and adjustments as set forth in Section 3.2.

“Minimum Rent Coverage” shall mean the quotient, expressed as a ratio, of (i) the total Cash Available for Lease Payments during the Calculation Period divided by the (ii) total Minimum Rent paid under this Agreement for the Leased Property during such Calculation Period.

“Minimum Rent Lease Rate” shall have the meaning given such term in Exhibit C attached hereto.

“Minor Alterations” shall have the meaning given such term in Section 6.2.1.

“Mortgagee” shall mean the holder of any Facility Mortgage.

“Net Operating Income” shall mean an amount equal to the Total Facilities Revenue less the Property Expenses for the Leased Property for the applicable period of time.

“Notice” shall mean a notice given in accordance with Section 21.10.

“Obligations” shall mean all payment and performance obligations of Tenant to Landlord under this Agreement and all documents executed by Tenant in connection with this Agreement.

“Overdue Rate” shall mean, on any date, a per annum rate of interest equal to the lesser of (i) fifteen percent (15%) or (ii) the maximum rate then permitted under applicable law.

“Parent” shall mean, with respect to any Person, any Person which directly, or indirectly through one or more Subsidiaries or Affiliated Persons, (i) owns more than fifty percent (50%) of the voting or beneficial interest in, or (ii) otherwise has the right or power (whether by contract, through ownership of securities or otherwise) to control, such Person.

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“Permits” means all licenses, permits and certificates used or useful in connection with the ownership, operation, use or occupancy of the Leased Property or the Facility, including, without limitation, business licenses, state and local health and environmental department licenses, any other licenses required in connection with the operation of the Facility for assisted living purposes, food service licenses, licenses to conduct business, certificates of need and all such other permits, licenses and rights, obtained from any governmental, quasi-governmental or private person or entity whatsoever.

“Permitted Encumbrances” shall mean all covenants, restrictions, easements, liens, agreements and other title matters existing as of the date Landlord acquires title to the Leased Property (i.e. the Effective Date) and which, as to real property, are set forth on Schedule B to the applicable owner’s title insurance policy issued to Landlord for the Land, plus any other such encumbrances as may have been consented to in writing by Landlord from time to time, plus the Subleases.

“Permitted Liens” shall mean [i] liens granted to Landlord; [ii] liens customarily incurred by Tenant or Subtenants in the ordinary course of business for items not delinquent, including deposits and charges under workers’ compensation laws; [iii] liens for taxes and assessments not yet delinquent; [iv] any lien, charge, or encumbrance which is being contested in good faith pursuant to this Lease; [v] the Permitted Encumbrances; and [vi] purchase money financing and capitalized equipment leases for the acquisition of personal property by Tenant or a Subtenant in the ordinary course of Tenant’s or Subtenant’s business provided, however, that Landlord obtains an intercreditor agreement from the purchase money lender or equipment lessor in form and substance as may be satisfactory to Landlord if the original cost of the equipment exceeds $25,000.00.

“Permitted Renovations” shall have the meaning given that term in Section 6.2.

“Permitted Use” shall mean any use of the Leased Property permitted pursuant to Section 4.1.1.

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

“Pledge Agreement” shall have the meaning given such term in Section 17.9.1.

“Premises” shall mean the Land and Leased Improvements, or if the context relates to a single Facility or a particular Facility, the portion of the Land on which such Facility is located together with the Leased Improvements located on such Land.

“Primary Lender” shall mean the Mortgagee of Landlord at the time holding the first priority or highest priority mortgage lien position against the Leased Property, which shall initially mean Red Mortgage Capital, Inc. or any other lender which provides the acquisition financing to Landlord as of the Commencement Date.

“Project Costs” shall have the meaning given such term in Section 6.2.4.

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“Property Expenses” shall mean those expenses more particularly described on Exhibit H attached hereto for the Leasehold Property (i.e., the aggregate total of Facility Property Expenses for all the Facilities.

“Proscribed Area” shall have the meaning given such term in Section 4.3.

“Purchase Agreement” shall have the meaning given such term in the Recitals.

“Reimbursement Contracts” means all third party reimbursement contracts for the Facilities which are now or hereafter in effect with respect to residents or patients qualifying for coverage under the same, including private insurance agreements, Medicare and Medicaid and any successor program or other similar reimbursement program and/or private insurance agreements.

“Rent” shall mean, collectively, Minimum Rent, Additional Minimum Rent and Additional Rent.

“Request for Landlord Expansion Payment” shall have the meaning given such term in Section 17.10.2.

“Reserve” shall have the meaning given such term in Section 5.2.

“Reserve Account” shall mean the bank account or accounts to which the Reserve is deposited and held in accordance with Section 5.2.

“Reserve Estimate” shall have the meaning given such term in Section 5.2.

“Reserve Expenditures” shall have the meaning given such term in Section 5.2.

“Resident Agreements” shall have the meaning given such term in Section 4.7.

“SEC” shall mean the Securities and Exchange Commission.

“Security Deposit” shall have the meaning given such term in Section 3.10.

“Service Licenses” shall have the meaning given such term in Section 4.7.

“Subsidiary” shall mean, with respect to any Person, any Entity in which such Person directly, or indirectly through one or more Subsidiaries, (a) owns more than fifty percent (50%) of the voting or beneficial interest or (b) which such Person otherwise has the right or power to control (whether by contract, through ownership of securities or otherwise).

“Subtenant” shall mean the entity identified on Exhibit A that subleases the Facility from Tenant and will be the licensed operator of the Facility. References in this Lease to “the Subtenant” shall mean each Subtenant individually and shall relate to such Subtenant’s respective Facility unless expressly stated otherwise. “Subtenants” is a collective reference to all Subtenants or all applicable Subtenants.

“Tax and/or Insurance Account” shall have the meaning given such term in Section 8.3.

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“Tax and/or Insurance Escrow Amount” shall have the meaning given such term in Section 8.3.

“Tenant” shall be the entity identified in the preamble to this Agreement and shall include its successors and assigns expressly permitted hereunder.

“Tenant Payment Obligation” shall have the meaning given in Section 10.2.

“Tenant Personal Property” shall mean any specific items of FF&E listed in Exhibit J to this Lease, or replacements for such items or items within any specific categories of FF&E listed in Exhibit J to this Lease which hereafter are acquired by Tenant or a Subtenant with its own funds after the Commencement Date and located at the Premises (but not including any property purchased with funds from the Reserve established under Section 5.2).

“Tenant Security Agreement” shall have the meaning given such term in Section 12.2(d).

“Term” shall mean, collectively, the Initial Term and the Extended Terms, unless sooner terminated pursuant to the provisions of this Agreement.

“Total Cash” shall have the meaning given such term in Section 17.3.1(c).

“Total Costs” shall have the meaning given such term in Section 6.2.4.

“Total Facilities Revenue” shall mean, for the applicable period of time, but without duplication, the aggregate Facility Revenue for all Facilities.

“Total Rent Payments” shall have the meaning given such term in Section 17.8.1(c).

“Unsuitable for Its Permitted Use” shall mean a state or condition of a Facility Property such that following any damage or destruction involving the Facility Property, the Facility Property cannot be operated in the reasonable judgment of Landlord and Tenant on a commercially practicable basis for its Permitted Use and it cannot reasonably be expected to be restored to substantially the same condition as existed before such damage or destruction and as is otherwise required by Article 10 within (i) twelve (12) months following such damage or destruction, or (ii) eighteen (18) months following such damage or destruction in the event that Tenant has extended the term of the business income insurance to pay at least eighteen (18) months rent allocable to the Facility Property (pro-rated based on Landlord’s Investment for the applicable Facility Property in relation to all the Facility Properties) for the benefit of Landlord or provides other reasonably acceptable security for any uninsured portion of the eighteen (18) months of allocable rent.

“Wabash Mortgage” shall have the meaning given such term in Section 17.9.1.

ARTICLE 2.

LEASED PROPERTY AND TERM

2.1 Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord all of

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Landlord’s right, title and interest in and to all of the following (collectively, the “Leased Property”):

(a) all of the Land;

(b) the Facilities and all other Leased Improvements appurtenant to or presently situated upon the Land, or which hereafter become part of the Leased Improvements under this Lease;

(c) all easements, rights and appurtenances relating to the Land and the Leased Improvements;

(d) all FF&E and Inventories with respect to all the Facilities;

(e) all moveable machinery, equipment, furniture, furnishings, moveable walls or partitions, computers or trade fixtures located on or in the Leased Improvements, and all modifications, replacements, alterations and additions to such property, but specifically excluding (i) all items included within the category of Tenant Personal Property, any furniture or other personal property of residents of the Facilities, and (iii) equipment or other personal property of third party contractors;

(f) all of the Leased Intangible Property; and

(g) All other property and interests in property conveyed or assigned to Landlord pursuant to the Purchase Agreements.

2.2 Condition of Leased Property. Tenant acknowledges and agrees that the Leased Property is leased by Tenant in its present “as is” condition, subject to the existing state of title and all applicable legal or governmental requirements, and Landlord makes absolutely no representations or warranties whatsoever with respect to the Leased Property or the condition thereof. Tenant acknowledges that Landlord has not investigated (provided, however, such statement shall not be construed in any manner whatsoever to affect any contrary provisions of the Purchase Agreements) and does not warrant or represent to Tenant that the Leased Property is fit for the purposes intended by Tenant or for any other purpose or purposes whatsoever, and Tenant acknowledges that the Leased Property is leased to Tenant in its existing condition, i.e., “as is”, and “where is”, without any representation or warranty as to habitability or fitness for any particular purpose, on and as of the Commencement Date. Tenant acknowledges that Tenant shall be solely responsible for any and all actions, repairs, permits, approvals and costs required for the rehabilitation, renovation, use, occupancy and operation of the Leased Property in accordance with applicable governmental requirements, foreseen or unforeseen, including, without limitation, all governmental charges and fees, if any, which may be due or payable to applicable authorities, unless otherwise expressly provided in this Agreement. Tenant agrees that, by leasing the Leased Property, Tenant warrants and represents that Tenant has examined and approved all things concerning the Leased Property which Tenant deems material to Tenant’s leasing and use of the Leased Property. Tenant further acknowledges and agrees that (a) neither Landlord nor any agent of Landlord has made any representation or warranty, express or implied, concerning the Leased Property or which have induced Tenant to execute this Agreement and (b) any other representations and warranties are expressly disclaimed by Landlord.

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2.3 Initial Term. The initial term of this Agreement (the “Initial Term”) shall commence on the Commencement Date and shall terminate and expire at 11:59 p.m. on the last calendar day of the month on which the fifteenth (15th) annual anniversary of the Commencement Date shall occur.

2.4 Extended Term. Tenant shall have and is hereby granted four (4) options to extend the Initial Term of this Agreement for an additional ten (10) years each (individually an “Extended Term”), upon the same terms, covenants, conditions and rental as set forth herein; provided there exists no continuing Event of Default hereunder, or Default which Tenant has had an opportunity but failed to cure as provided hereunder, at the commencement of the respective Extended Term or at the time Tenant submits its renewal notice for the respective Extended Term. Tenant may exercise each such ten (10) year option successively by giving written notice to Landlord not less than twelve (12) months nor more than eighteen (18) months prior to the respective expiration of the Initial Term of this Agreement or of the then applicable Extended Term. Should Tenant fail to give Landlord such timely written notice during the required period, all remaining extension options shall automatically expire.

2.5 Surrender. Tenant shall, on or before the last day of the Term or upon the sooner termination thereof, peaceably and quietly surrender and deliver to Landlord the Leased Property, including, without limitation, all Leased Improvements and FF&E and all additions thereto and replacements thereof made from time to time during the Term, together with and including without limitation the FF&E Replacements, in good order, condition and repair, reasonable wear and tear and casualty damage excepted, and free and clear of all liens and encumbrances (other than Permitted Liens, and any other Liens expressly permitted under the terms of this Agreement). Landlord and Tenant acknowledge that both the Initial Landlord FF&E described on Exhibit I attached hereto and consumable items of Inventories located at the Facilities as of the Commencement Date may be completely consumed and/or otherwise disposed of in the course of operation of the Leased Property during the Term. Tenant agrees that, at the expiration or earlier termination of this Agreement, Tenant shall fully restore the Initial Landlord FF&E, inclusive with and after consideration of all FF&E Replacements which will become the property of Landlord, to at least the approximate types and amounts (with reasonably equivalent value) as shown on Exhibit I, and shall fully restore an adequate supply of Inventories consistent with the stocking levels to be maintained by Tenant pursuant to Section 4.6 of this Lease.

2.6 Indivisible Lease. This Lease constitutes one indivisible lease of the entire Leased Property. The Leased Property constitutes one economic unit and the Minimum Rent and Additional Minimum Rent and all other provisions have been negotiated and agreed to based on a lease of all of the Leased Property as a single, composite, inseparable transaction. This Lease would not have been made on these terms if it was not a single indivisible lease. Except as expressly provided herein for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Lease shall apply equally and uniformly to all the Leased Property as a whole and any Event of Default under this Lease is an Event of Default as to the entire Leased Property. The parties intend that the provisions of this Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create a single

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indivisible lease of all the Leased Property and, in particular but without limitation, that for purposes of any assumption, rejection or assignment of this Lease under the Bankruptcy Code, this is one indivisible and nonseverable lease and executory contract dealing with one legal and economic unit which must be assumed, rejected or assigned as a whole with respect to all (and only all) the Leased Property covered hereby. The parties may amend this Lease from time to time to include one or more additional Facility Properties as part of the Leased Property and such future addition to the Leased Property shall not in any way change the indivisible and nonseverable nature of this Lease and all of the foregoing provisions shall continue to apply in full force.

ARTICLE 3.

RENT

3.1 Rent. Tenant shall pay, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset, abatement, demand or deduction (unless otherwise expressly provided in this Agreement), Rent to Landlord during the Term at the address to which notices to Landlord are to be given or to such other party or to such other address as Landlord may designate from time to time by written notice to Tenant. All payments to Landlord shall be made by wire transfer of immediately available federal funds or by other means acceptable to Landlord in its reasonable discretion and all such payments shall, upon receipt by Landlord, be and remain the sole and absolute property of Landlord. If Landlord shall at any time accept any such Rent or other sums after the same shall become due and payable, or any partial payment of Rent, such acceptance shall not excuse a delay upon subsequent occasions, or constitute or be construed as a waiver of any of Landlord’s rights hereunder. Landlord and Tenant stipulate and agree that Rent shall be allocated as follows: 1.12 % to personal property and 98.88 % to real property.

3.2 Minimum Rent. Tenant shall pay minimum rent (“Minimum Rent”) to Landlord, payable in monthly installments equal to 1/12th of the annual Minimum Rent, in advance on the first (1st) Business Day of each Accounting Period; provided, however, that the first payment of Minimum Rent shall be payable on the Commencement Date. Further, if applicable, the first payment of Minimum Rent and the last payment of Minimum Rent shall be prorated on a per diem basis; provided, however, that for purposes of Minimum Rent, any prorated payment for any partial Accounting Period prior to the first full Accounting Period shall be prorated based upon the installment of Minimum Rent payable for the first full Accounting Period, and any prorated Rent at the end of the Term shall be prorated based upon the installment of Minimum Rent payable for the last full Accounting Period.

3.2.1 Calculation of Initial Term Minimum Rent. Subject to proration as set forth above, Tenant shall pay Minimum Rent during each Accounting Year of the Initial Term of this Agreement in the amounts set forth on Exhibit C attached hereto and made a part hereof. When Landlord’s Investment increases with any Landlord Expansion Payment (either by a Landlord Expansion Escrow Payment or Landlord Expansion Reimbursement Payment) or an Earn Out Payment, the Minimum Rent and Additional Minimum Rent shall be increased effective as of the date of the applicable Landlord Expansion Payment or Earn Out Payment and the additional pro-rated Minimum Rent payable for the partial month following the date of the Landlord Expansion Payment or Earn Out Payment shall be paid on the first Business Day of the Accounting Period following the date of such Landlord Expansion Payment or Earn Out Payment. If Landlord’s

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Investment decreases pursuant to a Landlord’s Investment Reduction or other provision expressly reducing or credited against Landlord’s Investment, the Minimum Rent and Additional Minimum Rent shall be decreased as of the date that Landlord receives the return of such portion of the Landlord’s Investment. Any adjustment in the Minimum Rent and Additional Minimum Rent shall be calculated as further set forth on Exhibit C hereto, and Landlord shall promptly confirm to Tenant the amount of the applicable adjusted Minimum Rent and Additional Minimum Rent, stated on a per annum basis, and a monthly basis, together with the pro-rated increase (or decrease) amount due for the partial month in which the Landlord Expansion Payment or Earn Out Payment occurred. From time to time, the parties may substitute an updated Exhibit C, reflecting the then current Landlord’s Investment, Minimum Rent and Additional Minimum Rent payable under this Lease.

3.2.2 Calculation of Extended Term Minimum Rent. Subject to proration as set forth above, Tenant shall pay Minimum Rent under this Agreement during the first Accounting Year of each Extended Term in an amount equal to the greater of:

(a) Three Percent (3.0%) over the amount of Minimum Rent and Additional Minimum Rent due in the immediately preceding Accounting Year; or

(b) Fair market rent;

provided, however, that in no event shall Minimum Rent for the first Accounting Period of each Extended Term be greater than 1.10 times the Minimum Rent for the immediately preceding Accounting Period. Minimum Rent for each Accounting Year after the first Accounting Year in an Extended Term shall increase by Three Percent (3.0%) over the amount of Minimum Rent due in the immediately preceding Accounting Year. For the purposes of calculation of Minimum Rent for the first Accounting Period of the first Extended Term, the references to Minimum Rent for the immediately preceding Accounting Year and Minimum Rent for the immediately preceding Accounting Period shall be deemed to include Additional Minimum Rent for the applicable preceding periods.

If within sixty (60) days of the date of Tenant’s Notice of exercise pursuant to Section 2.4, Landlord and Tenant are unable to agree on the fair market rent of the Premises for purposes of this calculation, such fair market rent shall be established by the appraisal process described on Exhibit D attached hereto. Landlord and Tenant acknowledge and agree that this Section is designed to establish a fair market Minimum Rent for the Leased Property during each applicable Extended Term. In the event that the Minimum Rent for the applicable Extended Term is not finally determined by such appraisal process prior to the commencement of the Extended Term, then in such event until such amount is finally determined the Tenant shall pay to Landlord as “Interim Rent” for the Extended Term an amount equal to One Hundred Ten Percent (110%) of the established Minimum Rent and Additional Minimum Rent as of the end of the Accounting Year immediately preceding the Extended Term until such appraisal process and any dispute relating thereto is finally resolved. In such an event, the amount of any differential between the Interim Rent and the new Minimum Rent established for the applicable Extended Term shall, if resulting in an underpayment, be paid by Tenant to Landlord within fifteen (15) days, or if resulting in an overpayment be credited by Landlord against the next installment(s) of Rent coming due hereunder.

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3.3 Additional Minimum Rent. “Additional Minimum Rent,” shall be payable as provided in Exhibit C attached hereto during the Initial Term, and shall be subject to adjustment for increases or decreases in the Landlord’s Investment in the same manner as Minimum Rent.. No Additional Minimum Rent shall be payable during the Extended Terms, as the Minimum Rent will have been determined for the Extended Terms to include an increase for such rent. As provided in Exhibit C, Additional Minimum Rent for the first three (3) Accounting Years is accrued and payment is deferred until the following two Accounting Years. Tenant may pay in advance any part or all of Deferred Additional Minimum Rent that may then have been accrued, and upon notice from Tenant to Landlord, all Additional Minimum Rent thereafter accruing shall be payable monthly on a current basis (as accrued, and without deferral).

3.4 Additional Charges. In addition to the Minimum Rent and Additional Minimum Rent payable hereunder, Tenant shall pay to the appropriate parties and discharge as and when due and payable hereunder the following (collectively the “Additional Charges”):

3.4.1 Taxes and Assessments. Tenant shall pay or cause to be paid all taxes and assessments required to be paid pursuant to Article 8.

3.4.2 Utility Charges. Tenant shall be liable for and shall promptly pay or cause to be paid directly to the utility company all deposits (which deposits shall remain Tenant’s property), charges and fees (together with any applicable taxes or assessments thereon) when due for water, gas, electricity, air conditioning, heat, septic, sewer, refuse collection, telephone and any other utility charges, impact fees, or similar items in connection with the use or occupancy of the Leased Property. Landlord shall not be responsible or liable in any way whatsoever for the quality, quantity, impairment, interruption, stoppage, or other interference with any utility service, including, without limitation, water, air conditioning, heat, gas, electric current for light and power, telephone, or any other utility service provided to or serving the Leased Property. No interruption, termination or cessation of utility services shall relieve Tenant of its duties and obligations pursuant to this Agreement, including, without limitation, its obligation to pay all Rent as and when the same shall be due hereunder.

3.4.3 Insurance Premiums. Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to Article 9.

3.4.4 Licenses and Permits. Tenant shall pay or cause to be paid all fees, dues and charges of any kind which are necessary in order to acquire and keep in effect and good standing all licenses and permits required for operation of the Leased Property in accordance with the terms of Article 4.

3.4.5 Sales Tax. Simultaneously with each payment of Rent and Additional Charges hereunder, Tenant shall pay to Landlord the amount of any applicable sales, use, excise or similar or other tax on any such Rent and Additional Charges, whether the same be levied, imposed or assessed by any Facility State or any Governmental Agencies, but specifically excluding any income taxes imposed on Landlord’s net income. Landlord shall, upon written request by Tenant, provide to Tenant on an annual basis such reasonable information in Landlord’s possession or control as shall be necessary to enable Tenant to pay such tax.

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3.4.6 Other Charges. Tenant shall pay or cause to be paid all other amounts, liabilities and obligations arising in connection with the operation and maintenance of the Leased Property except as otherwise expressly provided in this Agreement.

3.4.7 Penalties and Interest. Tenant shall pay or cause to be paid every fine, penalty, interest and cost which may be added for non-payment or late payment of the items referenced in this Section 3.4.

3.4.8 Inspection Fees. On the first day of this Lease and on each anniversary thereafter, Tenant shall pay or cause to be paid to Landlord the annual amount of One Thousand and No/100 Dollars ($1,000.00) per Facility to compensate Landlord for its inspection and due diligence expenses associated with the Leased Property, plus so long as the Additional Collateral is required to be maintained, an annual amount of one Thousand and no/100 Dollars ($1000.00) for each additional facility included in the Additional Collateral and as to which Landlord has received either a second mortgage or a pledge of certain equity interests in the owner of such facility, such amount to compensate Landlord for its inspection of the facilities and due diligence expenses associated with the Additional Collateral.

Tenant shall prepare and file, or cause to be prepared and filed, to the extent required or permitted by Applicable Laws, all tax returns and other reports in respect of any Additional Charge as may be required by Governmental Agencies.

3.5 Landlord Advances. Except as specifically provided otherwise in this Agreement (for example, the date for payment of real estate taxes or the right to contest Additional Charges), if Tenant does not pay or discharge all Additional Charges, and provide proof of payment if requested by Landlord, at least five (5) Business Days prior to delinquency, Landlord shall have the right but not the obligation to pay such Additional Charges on behalf of Tenant. If Landlord shall make any such expenditure for which Tenant is responsible or liable under this Agreement, or if Tenant shall become obligated to Landlord under this Agreement for any other sum besides Minimum Rent or Additional Minimum Rent as hereinabove provided, the amount thereof payable to Landlord shall be deemed to constitute “Additional Rent” and shall be due and payable by Tenant to Landlord, together with interest at the Overdue Rate and all applicable sales or other taxes thereon, if any, simultaneously with the next succeeding monthly installment of Minimum Rent Additional Minimum Rent or at such other time as may be expressly provided in this Agreement for the payment of the same.

3.6 Late Payment of Rent. If Tenant fails to make any payment of Rent on or before the tenth business day after the date such payment is due and payable, Tenant shall pay to Landlord an administrative late charge of two percent (2%) of such payment. In addition, such past due payment shall bear interest at the Overdue Rate from the date first due until paid. Such late charge and interest shall constitute Additional Rent and shall be due and payable with the next installment of Rent due hereunder.

3.7 Net Lease. Landlord and Tenant acknowledge and agree that both parties intend that this Agreement shall be and constitute what is generally referred to in the real estate industry as a “triple net” or “absolute net” lease, such that Tenant shall be obligated hereunder to pay or cause to be paid all costs and expenses incurred with respect to, and associated with, the Leased Property and Tenant’s personal property and the business operated by Tenant or Subtenants on

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the Premises, including, without limitation, all taxes and assessments, any franchise and excise taxes incurred by Landlord relating to the Leased Property or other similar taxes, utility charges, insurance costs, maintenance costs and repair, replacement and restoration expenses (all as more particularly herein provided), together with any and all other assessments, capital expenditures, charges, costs and expenses of any kind or nature whatsoever related to, or associated with, the Leased Property and the business operated by Tenant or Subtenants on the Premises, other than Landlord’s financing costs and expenses and related debt service; provided, however, that Landlord shall nonetheless be obligated to pay Landlord’s income taxes with respect to the Rent and other amounts received by Landlord under this Agreement, any other taxes based on Landlord’s net income, and any taxes, costs or expenses incurred by Landlord in connection with any Landlord financing of the Leased Property or any sale or transfer of the Leased Property by Landlord. Except as expressly provided or otherwise expressly limited in this Lease, Landlord shall bear no cost or expense of any type or nature with respect to, or associated with, the Leased Property, other than Landlord’s ordinary business costs of administering this Lease. Except to the extent otherwise expressly provided in this Agreement, it is agreed and intended that Rent payable hereunder by Tenant shall be paid without notice, demand, counterclaim, set-off, deduction or defense and without abatement, suspension, deferment, diminution or reduction and that Tenant’s obligation to pay Rent throughout the Term is absolute and unconditional and the respective obligations and liabilities of Tenant and Landlord hereunder shall in no way be released, discharged or otherwise affected for any reason, including without limitation: (a) any defect in the condition, merchantability, design, quality or fitness for use of the Leased Property or any part thereof, or the failure of the Leased Property to comply with Applicable Laws, including any inability to occupy or use the Leased Property by reason of such non-compliance; (b) any damage to, removal, abandonment, salvage, loss, condemnation, theft, scrapping or destruction of or any requisition or taking of the Leased Property or any part thereof, or any environmental condition on the Leased Property or any property in the vicinity of the Leased Property; (c) any restriction, prevention or curtailment of or interference with any use of the Leased Property or any part thereof, including eviction, except by any Person claiming by or through Landlord; (d) any defect in title to or rights to the Leased Property or any lien on such title or rights to the Leased Property; (e) any change, waiver, extension, indulgence or other action or omission or breach in respect of any obligation or liability of or by any Person; (f) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Tenant or any Subtenant or any other Person or any action taken with respect to this Agreement by any trustee or receiver of Tenant or any Subtenant or any other Person or by any court, in any such proceedings; (g) any right or claim that Tenant or any Subtenant has or might have against any Person, including, without limitation, Landlord or any vendor, manufacturer or contractor of or for the Leased Property (other than a claim resulting from any willful misconduct or gross negligence of Landlord); (h) any failure on the part of Landlord or any other Person to perform or comply with any of the terms of this Agreement, or of any other agreement; (i) any invalidity, unenforceability, rejection or disaffirmance of this Agreement by operation of law or otherwise against or by Tenant or any provision hereof; (j) the impossibility of performance by Tenant or Landlord, or both; (k) any action by any court, administrative agency or other Government Agencies; (l) any interference, interruption or cessation in the use, possession or quiet enjoyment of the Leased Property or otherwise; or (m) any other occurrence whatsoever whether similar or dissimilar to the foregoing, whether foreseeable or unforeseeable, and whether or not Tenant shall have notice or knowledge of any of the foregoing. Except as specifically set forth in this Agreement, this

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Agreement shall be non-cancellable by Tenant for any reason whatsoever and, except as expressly provided in this Agreement, Tenant, to the extent now or hereafter permitted by Applicable Laws, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Agreement or to any diminution, abatement or reduction of Rent payable hereunder. Except as specifically set forth in this Agreement, under no circumstances or conditions shall Landlord be expected or required to make any payment of any kind hereunder or have any obligations with respect to the use, possession, control, maintenance, alteration, rebuilding, replacing, repair, restoration or operation of all or any part of the Leased Property, so long as the Leased Property or any part thereof is subject to this Agreement, and Tenant expressly waives the right to perform any such action at the expense of Landlord pursuant to any law.

3.8 No Abatement of Rent. Except to the extent otherwise expressly provided in this Agreement, no abatement, diminution or reduction (a) of Rent, charges or other compensation, or (b) of Tenant’s other obligations hereunder shall be allowed to Tenant or any person claiming under Tenant, under any circumstances or for any reason whatsoever and to the maximum extent permitted by law, Tenant hereby waives the application of any local or state statutes, land rules, regulations or ordinance providing to the contrary.

3.9 Intentionally Omitted.

3.10 Tenant Security Deposit. Tenant shall not be required to furnish a tenant security deposit (“Security Deposit”) under this Lease.

3.11 Security Agreement. Tenant hereby grants to Landlord a security interest in any cash constituting the Reserve and the Tax and/or Insurance Account (if any) as set forth below, as security for Tenant’s obligations to Landlord hereunder, and agrees to execute and deliver all such instruments as may be reasonably required by Landlord to evidence and perfect these security interests.

ARTICLE 4.

USE OF THE LEASED PROPERTY; CONFLICTING BUSINESS

4.1 Permitted Use.

4.1.1 Permitted Use. Tenant covenants and agrees that it (or its Subtenants) shall, throughout the Term, continuously use and occupy the Leased Property exclusively for the Facility Uses specified for each Facility, and for such other uses as may be necessary or incidental to such use (such as services provided directly to residents by Tenant or a Subtenant or under Service Licenses, as such term is defined below), with appropriate amenities for the same and for no other purpose without the prior written consent of Landlord; such occupancy and use shall be without interruption except for necessary interruptions in respect to portions of the Leased Property for periods provided herein for repairs, renovations, replacements and rebuilding all of which shall be carried out pursuant to, and in accordance with the applicable provisions of this Agreement (the foregoing being referred to as the “Permitted Use”). Without the prior written consent of Landlord, Tenant shall not convert any individual dwelling unit or any common area to a commercial use. Tenant shall not contract for skilled nursing care at any of the Facilities beyond the level of the existing Permits. Without the prior written consent of the

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Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, no Affiliated Person of Tenant may be a subtenant or concessionaire in the Leased Property; provided, however that Landlord hereby consents and agrees, so long as no Event of Default has occurred and is continuing under this Lease, (i) that Manager or another Affiliate of Tenant may manage the facility operations of any Facility pursuant to a management agreement and (ii) that a qualified and fully insured Affiliated Person of Tenant may provide therapy and therapy related services at the Facility for customary and appropriate charges, and (iii) the respective Subtenants may sublease their respective Facilities from Tenant. No use shall be made or permitted to be made of the Leased Property and no acts shall be done thereon which will cause the cancellation of any insurance policy covering the Leased Property or any part thereof (unless another adequate policy is available), nor shall Tenant sell or otherwise provide or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriter’s regulations. Tenant (or its Subtenants) shall, at its sole cost, comply or cause to be complied with all Insurance Requirements. Neither Tenant nor its Subtenants shall take or omit to take any action, the taking or omission of which materially impairs the value or the usefulness of the Leased Property or any part thereof for its Permitted Use, or causes the Leased Premises to no longer be considered a first class facility.

4.1.2 Necessary Approvals. Tenant shall maintain or cause to be maintained in good standing all Permits and approvals necessary to use and operate, for its Permitted Use, the Leased Property and the Facilities under Applicable Law and shall provide to Landlord a copy of the federal, state and Medicare survey regarding the Facilities, and such other information or documents pertaining to said approvals. Landlord shall at no cost or liability to Landlord cooperate with Tenant in this regard, limited to executing all applications and consents required to be signed by Landlord in order for Tenant (or Subtenants) to obtain and maintain such approvals.

4.1.3 Lawful Use, Etc. Tenant shall not use or suffer or permit the use of the Leased Property or Tenant’s Personal Property, if any, for any unlawful purpose. Tenant shall not commit or suffer to be committed any waste on the Leased Property, or in the Facilities, nor shall Tenant cause or permit any unlawful nuisance thereon or therein. Tenant shall not suffer nor permit the Leased Property, or any portion thereof, to be used in such a manner as (i) might reasonably impair Landlord’s title thereto or to any portion thereof, or (ii) might reasonably allow a claim or claims for adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.

4.1.4 Compliance with Legal Requirements. Tenant shall at all times at its sole cost and expense, keep and maintain or cause to be kept and maintained the Leased Property in compliance with all Legal Requirements. Tenant agrees to give Landlord Notice of any notices, orders or other communications relating to Legal Requirements affecting the Leased Property which is or are enacted, passed, promulgated, made, issued or adopted, a copy of which is served upon, or received by, Tenant, or a copy of which is posted on or fastened or attached to the Leased Property, within ten (10) business days after service, receipt, posting, fastening or attaching. At the same time, the Tenant will inform Landlord as to the work or steps which Tenant proposes to do or take in order to comply therewith.

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4.2 Environmental Matters. Except as permitted by Applicable Law, Tenant shall at all times during the Term keep or cause to be kept the Leased Property free of Hazardous Substances. Tenant shall not, nor shall Tenant suffer or permit any of its employees, agents, invitees, licensees, contractors, guests, or subtenants (including Subtenants) to, use, generate, manufacture, refine, treat, process, produce, store, deposit, handle, transport, release, or dispose of Hazardous Substances in, on or about the Premises or the associated Environment, in violation of any federal, state or municipal law, decision, statute, rule, ordinance or regulation currently in existence or hereafter enacted or rendered. Tenant shall give Landlord prompt Notice of any claim received by Tenant from any person, entity, or Governmental Agencies that a release or disposal of Hazardous Substances has occurred on any part of the Premises or to the associated Environment.

Tenant shall not discharge or permit to be discharged into any septic facility or sanitary sewer system serving the Premises any Hazardous Substances or toxic or hazardous sewage or waste other than that which is permitted by Applicable Law or which is normal domestic waste water for the type of business contemplated by this Agreement to be conducted by Tenant on, in or from the Premises. Any Hazardous Substances or toxic or hazardous sewage or waste which is produced or generated in connection with the use or operation of the Leased Property shall be handled and disposed of as required by and in compliance with all applicable local, state and federal laws, ordinances and rules or regulations or shall be pre-treated to the level of domestic wastewater prior to discharge into any septic facility or sanitary sewer system serving the Premises.

4.3 Conflicting Businesses Prohibited. Landlord and Tenant hereby recognize and acknowledge (a) that the Minimum Rent and Additional Minimum Rent payable by Tenant to Landlord under this Agreement has been established at the levels specified in this Agreement upon the premise and with the expectation that the Minimum Rent and Additional Minimum Rent may determine the market value of the Leased Property and constitute a material consideration for Landlord’s willingness to execute this Agreement and thereby lease and demise the Leased Property to Tenant, and (b) that the operation, management, franchising or ownership by Tenant, an Affiliate of Tenant or a member of the Eby Family of another facility for the same category of use and Permitted Use as specified in Section 4.1.1 above for a Facility under this Lease (such other facility being referred to herein as a “Conflicting Business”) within a [ten (10)] mile radius of the applicable Facility (the “Proscribed Area”) will tend to result in a decrease in the amount of Facility Revenue which would otherwise reasonably be expected to be made upon, within and from the applicable Facility and thereby result in a reduction of the market value of the applicable Facility Property and may result in a reduction in the Minimum Rent and Additional Minimum Rent which would otherwise be received by Landlord pursuant to this Agreement during an Extended Term in the absence of the operation of a Conflicting Business by Tenant, any Affiliate of Tenant, or a member of the Eby Family within the Proscribed Area. Accordingly, Tenant on behalf of itself, its Affiliates and the Eby Family, agrees that during the Term, neither Tenant nor any Affiliate of Tenant nor any member of the Eby Family, shall open, develop, operate, manage, franchise, own, lease or have any other interest in a Conflicting Business within the Proscribed Area, except for the activities or facilities set forth on Exhibit K attached hereto. In the event of a breach of this covenant, Landlord shall have the right to enforce such remedies as are provided herein including the right to terminate this Agreement as to the Facility in question and pursue any remedy available to

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Landlord at law or in equity, including injunctive relief. Landlord will not unreasonably withhold its consent to a waiver of this Conflicting Business restriction for any Conflicting Business which is approximately five (5) or more miles away so long as Landlord is provided with evidence reasonably acceptable to it that the proposed Conflicting Business is not likely to draw from the demographic base otherwise available to support full occupancy of the Facility and/or a revenue protection agreement acceptable to Landlord with respect to adverse affects on Facility occupancy or residents tied to the Facility’s identified demographic base served at the Conflicting Business.

Further, Tenant agrees that each Subtenant’s sole business shall be to lease and operate its respective Facility and Facility Property, and activities incidental thereto and shall not incur any expenses or liability related to any other business or activity, other than its obligations under the Guaranty, this Lease, its applicable sublease with Tenant and other related documents.

4.4 Continuous Operations. Subject to Force Majeure or damage or destruction, Tenant shall continuously operate or cause to be operated the Leased Property and maintain or cause to be maintained sufficient skilled staff and employees at each Facility, either directly or through a qualified manager reasonably approved by Landlord, and shall maintain adequate levels and quality of Tenant Personal Property, to operate or cause to be operated each Facility for its applicable Permitted Use as herein required at Tenant’s sole cost and expense throughout the entire Term.

4.5 Compliance With Restrictions, Etc. Tenant, at its expense, shall comply or cause to be complied with all restrictive covenants and other title exceptions affecting the Premises as of the date of this Agreement and comply with and perform all of the obligations set forth in the same to the extent that the same are applicable to the Premises or to the extent that the same would, if not complied with or performed, impair or prevent the continued use, occupancy and operation of the Leased Property for the purposes set forth in this Agreement. Further, in addition to Tenant’s payment obligations under this Agreement, Tenant shall pay or cause to be paid all sums charged, levied or assessed under any restrictive covenants, declaration, reciprocal easement agreement or other title exceptions, equipment leases, leases and all other agreements affecting the Leased Property as of the date of this Lease promptly as the same become due and upon Landlord’s written request shall promptly furnish Landlord evidence of payment thereof.

4.6 Standard of Operation. Subject to Force Majeure and damage or destruction, throughout the Term, Tenant shall continuously operate or cause to be operated each Facility in full compliance with the terms hereof in a manner consistent with the level of operation required of its respective license for its respective category or type of use in the applicable Facility State, including without limitation, the following:

(a) to maintain the standard of care for the residents/patients of the Facility at all times at a level necessary to ensure quality care for the residents/patients of the Facility in accordance with customary and prudent industry standards;

(b) to operate the Facility in a prudent manner and in compliance with applicable laws and regulations relating thereto and cause all Permits, Reimbursement Contracts and any other agreements necessary for the use and operation of the Facility or as may be necessary for participation in applicable reimbursement programs to remain in good standing;

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(c) to maintain sufficient FF&E and Inventories, and Tenant Personal Property, of types and quantities at the Facility to enable Tenant adequately to perform operations of the Facility;

(d) to keep all Leased Improvements and FF&E located on or used or useful in connection with the Facility in good repair, working order and condition, reasonable wear and tear and casualty excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions and improvements thereto to keep the same in good operating condition;.

(e) to maintain or have available sufficient working capital to operate or cause to be operated each Facility as a first class facility (working capital shall mean assets which are reasonably necessary and used for the day to day operation of the Leased Property, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, prepaid expenses, and funds required to maintain Inventories and pay all operating expenses as they become due, less accounts payable and accrued current liabilities);

(f) to operate and use the Leased Property to a standard consistent with national chain assisted living facilities of similar type operated elsewhere by other national operators of assisted living facilities, and to operate each Facility only under the applicable Facility Name or such trademarks, logos and service marks as Tenant or the applicable Subtenant has the right to use, or such other name as Landlord may approve, with all required licenses and permits for such operation, if any;

(g) to follow and conform to comparable operating, employment, marketing, insurance, risk management and management standards and practices employed facilities of a similar type operated elsewhere by other national operators of assisted living facilities or senior living facilities (as the case may be);

(h) to recruit, train and employ appropriate personnel, or retain management services from qualified operators or service-providers approved by Landlord for same; and.

(i) to provide prompt written notice to Landlord of material or extraordinary developments, lawsuits, violation of any Legal Requirements and fines relating to the use and operation of the Facility.

Subject to Force Majeure and damage or destruction, throughout the Term, Tenant shall continuously operate or cause to be operated the Facilities as assisted living facilities equal to or better in quality than those assisted living facilities of comparable type operated elsewhere by other national operators of assisted living facilities in the manner set forth above. Tenant shall

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endeavor and use its best efforts to maximize Total Facilities Revenue for the Leased Property. Tenant shall further provide, or cause to be provided, all group services, facilities and benefits generally available in a national chain, first-class assisted living facilities of a similar type operated elsewhere by other national operators of first class assisted living facilities, and taking into account applicable location and demographics.

From time to time, upon the request of Landlord, regardless of whether or not an Event of Default hereunder is then continuing, Tenant shall complete, execute and deliver to applicable Governmental Agencies any applications, notices, documentation, and other information necessary to permit Tenant to obtain, maintain or renew any one Permits for the Facilities and to the extent permitted by Applicable Laws to obtain, maintain or renew any other provider agreements or governmental authority then necessary or reasonably necessary for the operation of the Facilities.

If an Event of Default occurs and remains outstanding, Tenant agrees to cooperate with Landlord in taking any such actions as may be necessary to protect Landlord’s interest in continuing management of the Facility by a third party acceptable to Landlord. Without limitation, in such event, Tenant will cooperate with Landlord, Landlord’s efforts, or the efforts of its designated manager to maintain or renew any one or more of the Permits for the Facility. To the extent permitted by applicable laws, Tenant hereby grants to Landlord or its assignee in such event the right to submit any applications, notices, documentation or other information which must be submitted to Governmental Agencies, or to take such other steps as Landlord or its assigned may deem advisable, to obtain, maintain or renew any Permit in connection with the operation of any Facility for its current use. If Tenant fails to comply with the provisions of this paragraph for any reason whatsoever, Tenant hereby grants to Landlord the right and irrevocably appoints Landlord as its designee and attorney in fact, with full power of substitution, to take any action or execute any documents and instruments necessary or desirable in Landlord’s reasonable judgment to permit Landlord’s designee to undertake management and operation of any Facility, including obtaining any Permits or governmental approvals required for the operation of the Facility. The foregoing power of attorney is coupled with an interest and is irrevocable.

4.7 Resident Agreements and Service Licenses. Tenant shall comply or cause the Manager or each Subtenant to comply in all material respects with the terms and provisions of each agreement and undertaking entered into with or provided to the residents of the Subtenant’s applicable Facility (“Resident Agreements”), including without limitation to fulfill or cause to be fulfilled all undertakings and representations regarding the use, condition and operation of the Facility and services to be provided the residents and the standards and services of and benefits to be provided by Tenant, the Subtenant, Manager and their Affiliates. In addition, Tenant shall comply or cause each Subtenant or Manager to comply with the requirements of Landlord’s Primary Lender that: (a) the term of each Resident Agreement shall not be longer than two (2) years, and (b) rent shall not be collected more than two months in advance from any resident under a Resident Agreement. In addition, Tenant shall comply or cause each Subtenant or Manager to comply in all material respects with the terms and conditions of any contract or license entered into with respect to the provision of services to the residents at the Facility (“Service Licenses”).

4.8 Standards, Not Control. Landlord and Tenant stipulate and agree that Tenant is obligated to undertake such actions as are reasonably necessary to properly achieve the standard

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of operation for the Facilities as set forth herein, and that although Landlord shall have the right to undertake all enforcement rights as provided herein in the event that the required standard of operation is not maintained by Tenant, the means and methods used and actions taken to operate the Facilities are within the sole control and election of Tenant, and are not specified by or under the control of Landlord. Accordingly, Landlord shall have no responsibility for any action taken by Tenant in order to manage or operate the Facilities.

4.9 Survival. As to conditions and uses of Tenant existing or occurring prior to the expiration or sooner termination of this Agreement, the provisions of this Section 4 shall survive the expiration or sooner termination of this Agreement for a period of one year to the extent of any ongoing effects on Landlord or its successors with respect to the Facility (specifically excluding the prohibitions relating to conflicting businesses under Section 4.3).

ARTICLE 5.

MAINTENANCE AND REPAIRS

5.1 Tenant’s Obligations. Tenant shall, at its sole cost and expense, keep the Leased Property in good order and repair, and shall promptly make all necessary and appropriate repairs and replacements thereto of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term and whether or not necessitated by wear, tear, obsolescence or defects, latent or otherwise, and shall use all reasonable precautions to prevent damage or injury. All repairs and replacements shall be made in a good, workmanlike manner, consistent with the industry standards for like assisted living facilities in like locales, in accordance with all applicable federal, state and local statutes, ordinances, by-laws, codes, rules and regulations relating to any such work. In addition, Tenant shall also, at its sole cost and expense, put, keep, replace and maintain Tenant Personal Property in good repair and in good and safe order, howsoever the necessity or desirability for repairs may occur, and whether or not necessitated by wear, tear, obsolescence or defects. Tenant may at any time and from time to time remove and dispose of any of Tenant Personal Property which has become obsolete or unfit for use or which is no longer useful in the operation of the Facility’s business; provided, however, that Tenant Personal Property so disposed of shall he promptly replaced with other Tenant Personal Property not necessarily of the same character, but of at least equal usefulness and quality as, and having a value at least equal to the value of, those disposed of, and in any event in accordance with and in compliance with the standards required by and the provisions of this Agreement. Tenant shall further at all times maintain the Premises, including the grounds and landscaping, in an aesthetically pleasing manner.

5.2 Reserve.

5.2.1 Establishment of Reserve. Tenant shall establish a reserve (“Reserve”) in an interest bearing reserve account (the “Reserve Account”) in a bank designated by Tenant and approved by Landlord. All interest earned on the Reserve shall be added to and remain a part of the Reserve. Such account shall be established in Landlord’s name and control for the benefit of Tenant and shall not include or contemplate “overdraft protection” and Tenant shall not request or attempt to draw or draft any funds which are not actually on deposit in such account. Both Tenant and Landlord shall be signatories on the Reserve Account, provided only one signature shall be required to withdraw funds and Landlord agrees that so long as Tenant is not in Default

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hereunder, Landlord shall not be required to sign on any checks and Landlord shall not withdraw any funds from such account. Upon the occurrence and continuation of any Default or Event of Default hereunder, the Tenant signatory party shall no longer be an authorized signatory on the Reserve Account and the account shall be converted into a blocked account in Landlord’s name and control for the benefit of Tenant. If an Event of Default occurs twice in a twelve (12) month period (whether based on the same Default or a different Default), then even if such second Event of Default is cured, Landlord shall have the option to maintain the Reserve Account as a blocked account for such period as Landlord may determine, provided however, that the funds in the Reserve shall nevertheless remain available for the purposes and uses of the Reserve so long as the Event of Default has been cured and no other Event of Default is outstanding. Tenant grants Landlord a security interest in the Reserve Account and will execute such control agreement as Landlord may reasonably require in connection therewith. The purpose of the Reserve is to cover the cost of the following, to the extent carried out in accordance with this Agreement (collectively, “Reserve Expenditures”):

(a) Replacements (including FF&E Replacements), renewals and additions to the FF&E at the Facilities; and

(b) repairs, alterations, improvements, renewals, replacements and additions, whether routine, non-routine or major, to the Leased Improvements, including without limitation those which are normally capitalized under GAAP such as repairs, alterations, improvements, renewals, replacements and additions to the structure, the exterior facade, the mechanical, electrical, heating, ventilating, air conditioning and plumbing systems, which expenditures Tenant believes should be made for the Leased Property for the following Fiscal Year.

5.2.2 Deposits to Reserve and Monthly Statements. If required by the initial Primary Lender, on or about the Commencement Date, Tenant shall make an initial deposit into the Reserve Account established under this Agreement. Beginning on the first Business Day of the first full calendar month during the Term and continuing on the first Business Day of each following Accounting Period, Tenant shall transfer into the Reserve Account an amount equal to the Applicable Reserve Amount for such Accounting Period or such greater amount as may be required by Primary Lender. Together with the other monthly financial statements delivered to Landlord, Tenant shall deliver to Landlord a statement setting forth the total amount of deposits made to and expenditures from the Reserve Account for the preceding Accounting Period by the twentieth (20th) day of the following Accounting Period.

5.2.3 Reserve Estimate. On or before November 1 of each Fiscal Year, Tenant shall prepare an estimate (the “Reserve Estimate”) of Reserve Expenditures anticipated during the ensuing Fiscal Year and shall submit such Reserve Estimate to Landlord for its review. Such Reserve Estimate shall reflect by line item the projected budget for Reserve Expenditures for the Leased Property and assumptions on the basis of which such line items were prepared in narrative form if necessary, including separate budget items for all projected expenditures for replacements, substitutions and additions to Tenant Personal Property. Tenant shall provide to Landlord reasonable additional detail, information and assumptions used in the preparation of the Reserve Estimate as requested by Landlord and shall also submit to Landlord with the Reserve Estimate good faith longer range projections of planned Reserve Expenditures for an additional three (3) Fiscal Years. The Reserve Estimate shall be prepared and handled as an aggregate for

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all Facilities, but Tenant shall provide the above information and the projected budget for Reserve Expenditures on each Facility. Tenant shall review the Reserve Estimate with Landlord, and subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, Tenant shall implement such Reserve Estimate for the successive Fiscal Year by making the capital improvements included in the Reserve Estimate (during which the Reserve Estimate shall, if approved by Landlord, be referred to as the “Approved Reserve Estimate”). In addition, Landlord shall have the right to disapprove any expenditures to be made pursuant to the Reserve Estimate which are not in compliance with Applicable Laws. Further, Landlord’s approval of any expenditure pursuant to the Reserve Estimate shall not be, or be deemed to be, an assumption by Landlord of any liability in connection with the expenditures made. If there is no Approved Reserve Estimate by January 1 of the applicable Fiscal Year that is the subject of the Reserve Estimate, whether because Landlord has not approved the Reserve Estimate or because Landlord and Tenant have otherwise not been able to agree on the Reserve Estimate, then each party will arrange for an authorized representative of such party to meet with the authorized representative of the other party during the first week of January to try to resolve any issues regarding the budget for Reserve Expenditures and to reach agreement on the Reserve Estimate. If the parties’ authorized representatives are unable to finalize the Reserve Estimate and obtain Landlord’s approval for an Approved Reserve Estimate by January 15 of the applicable Fiscal Year, then either Landlord or Tenant may submit their dispute regarding the budget for Reserve Expenditures to arbitration by a single arbitrator in accordance with the commercial rules of the American Arbitration Association then in effect, or if the parties so agree, to another arbitration forum or organization or in accordance with other agreed rules or procedures. The decision of the arbitrator shall be final as to the issues submitted regarding the applicable Reserve Estimate. The Reserve Estimate as modified by whatever items had previously been agreed upon by Landlord’s and Tenant’s authorized representatives and as further modified by the decision of the arbitrator shall constitute the Approved Reserve Estimate for the applicable Fiscal Year. Each party shall pay their own expenses and attorneys fees with respect to the arbitration, and the fees and expenses of the arbitration and arbitrator shall be assessed as determined by the arbitrator. Pending resolution of any dispute, the specific disputed item of the Reserve Estimate shall be suspended and replaced for the Fiscal Year in question by an amount equal to the greater of (a) that proposed by Tenant for such Fiscal Year or (b) such budget item for the Fiscal Year prior thereto, increased by three (3%) percent. Tenant shall not make any expenditures from the Reserve that materially deviate from the Approved Reserve Estimate without the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, except in the case of emergency where immediate action is necessary to prevent imminent danger to person or property or to prevent violation of Applicable Laws. The parties acknowledge they have an Approved Reserve Estimate for the 2008 Fiscal Year.

5.2.4 Tenant shall, consistent with the Approved Reserve Estimate, from time to time make Reserve Expenditures from the Reserve as it reasonably deems necessary in accordance with Section 5.2.1 and Section 5.2.3. Tenant shall provide to Landlord, within twenty (20) days after the end of each Accounting Period, an itemized statement setting forth Reserve Expenditures made during the Fiscal Year through the end of the preceding Accounting Period.

5.2.5 In the event Reserve Expenditures not set forth in the Approved Reserve Estimate are required (i) as a result of Legal Requirements or are otherwise required for the

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continued safe and orderly operation of the Leased Property, (ii) due to an emergency threatening the Leased Property, its residents, patients, guests, invitees or employees, or (iii) because the continuation of a given condition will subject Tenant or Landlord to civil or criminal liability, Landlord agrees that it will not withhold its approval of such expenditures.

5.2.6 All interest earned on the Reserve shall be added to and become a part thereof, and all property purchased with funds from the Reserve shall be and remain the property of Tenant until the end of the Term or earlier expiration or termination of this Agreement (subject to Landlord’s lien rights hereunder), at which time all FF&E at the Leased Property, including without limitation all FF&E Replacements or other items purchased with funds from the Reserve (but not including Tenant Personal Property except as specifically provided herein) shall be and become the sole property of Landlord. All funds in the Reserve shall be and remain the property of Tenant throughout the Term, subject to the control rights and liens and security interests of Landlord, but following expiration or earlier termination of this Agreement and payment in full on all contracts entered into prior to such expiration or termination for work to be done or furniture, furnishings, fixtures and equipment to be supplied in accordance with this Section 5.2 out of the Reserve, ownership of the Reserve shall be transferred from Tenant to Landlord except (provided Tenant is not in Default at the time of termination) to the extent of the amount, if any, by which Tenant’s cumulative cash expenditures on FF&E used solely at the Leased Property (not including any of Tenant Personal Property which is not used at the Leased Property throughout the useful life thereof), less all amounts received upon any disposition thereof, exceeds the cumulative amount deposited by Tenant into the Reserve. It is understood and agreed that the Reserve pursuant to this Agreement shall be maintained and used solely in connection with the Leased Property.

5.2.7 Landlord Security Interest in connection with Facility Mortgage. If Landlord wishes to grant a security interest in or create another encumbrance on its interest in the Reserve in connection with a Facility Mortgage, all or any part of the existing or future funds therein, or any general intangible in connection therewith, the instrument granting such security interest or creating such other encumbrance shall expressly provide that such security interest or encumbrance is prior in right to the rights of Tenant with respect to the Reserve as set forth herein, provided that the same is subject to a Tenant non-disturbance agreement as provided herein and the Mortgagee thereunder agrees to be responsible to Tenant and to properly disburse all amounts of the Reserve received by it for use and disposition as provided herein.

5.2.8 Insufficient Reserve. If, at any time, funds in the Reserve Account shall be insufficient or are reasonably projected by Tenant to be insufficient for necessary and permitted expenditures thereof or funding is necessary for Reserve Expenditures, Tenant shall give Landlord Notice thereof, which Notice shall set forth, in reasonable detail, the nature of the required or permitted action and the estimated cost thereof, and Tenant shall thereafter fund such additional Reserve Expenditures. If at any time Landlord or Primary Lender, in their reasonable discretion, determine that the funds in the Reserve Account are insufficient or are reasonably projected by Landlord or Primary Lender to be insufficient for necessary expenditures (taking into account permitted expenditures which Tenant intends to make) or funding is necessary for required Reserve Expenditures, Landlord shall give Tenant Notice thereof, which Notice shall set forth, in reasonable detail, the nature of the required action and the estimated cost thereof and the proposed timeframe for completion of the applicable work or other required action. Tenant shall thereafter fund the insufficiency or fund the additional Reserve Expenditures within thirty (30) days after the Notice is given.

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5.2.9 Reserve Account. Notwithstanding any other language in this Lease, if Primary Lender requires that the Reserve Account be held with Primary Lender and/or be held in Primary Lender’s name, then the Reserve Account will be held as required by Primary Lender.

ARTICLE 6.

IMPROVEMENTS, ETC.

6.1 Prohibition. Except for work funded by Reserve Expenditures and Minor Alterations as hereinafter expressly provided in Section 6.2, no portion of the Leased Property shall be demolished, removed or altered by Tenant in any manner whatsoever without the prior written consent and approval of Landlord, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, however, or Section 6.2.1, but subject to Section 5.2.5 above, Tenant shall be entitled and obligated to undertake all alterations to the Leased Property required by any Legal Requirements and, in such event, Tenant shall comply with the provisions of Section 6.2 below.

6.2 Permitted Renovations. The activities permitted pursuant to this Section 6.2 shall collectively constitute “Permitted Renovations”.

6.2.1 Minor Alterations. Landlord acknowledges that certain minor alterations and renovations may be undertaken by Tenant from time to time without Landlord’s approval (“Minor Alterations”). Landlord hereby agrees that Tenant shall be entitled to perform such Minor Alterations on or about the Leased Improvements; provided, however, that the cost of the same shall not exceed $50,000 for the applicable project and the same shall not weaken or impair the structural strength of the Leased Improvements, or materially adversely alter their exterior design or appearance, materially impair the use of the service facilities located in, or fundamentally affect the character or suitability of, the Leased Improvements for the Permitted Use specified in Section 4.1.1 above or materially lessen or impair their value. Any alterations or renovations costing more than $50,000.00 for any project shall require the prior written consent and approval of Landlord, not to be unreasonably withheld, conditioned or delayed, but may be conditioned upon the payment by Tenant to Landlord of reasonable costs incurred by Landlord in evaluating the same.

6.2.2 Additions, Expansions and Structural Alterations. Except as expressly permitted in Section 6.1 and Section 6.2, nothing in this Article 6 or elsewhere in this Agreement shall be deemed to authorize Tenant to construct and erect any additions to or expansions of the Leased Improvements, or perform any alterations of a structural nature whatsoever (collectively, the “Major Alterations”); it being understood that Tenant may do so only with the prior written consent and approval of Landlord, which consent and approval may be withheld by Landlord in its sole and absolute discretion and may be conditioned upon the payment by Tenant to Landlord of all reasonable costs incurred by Landlord in evaluating the same.

6.2.3 Initial Expansion Projects and Expansion Projects. Landlord and Tenant acknowledge that it is to their mutual benefit that the Facilities be improved and expanded from time to time (each such expansion being referred to as an “Expansion Project”). Tenant has

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provided Landlord with preliminary plans or other descriptions of the Initial Expansion Projects, being four (4) proposed Expansion Projects, sometimes referred to as the “Lincoln Expansion Project,” the “Moline Expansion Project,” the “Quincy Expansion Project” and the “Springfield Expansion Project.” Subject to all the terms and conditions of this Agreement and the limits provided herein on Landlord funding, Tenant desires to undertake the Initial Expansion Projects, Landlord agrees to permit their construction, and Landlord agrees to provide funding to pay for the Initial Expansion Projects to the extent of Expansion Project Available Funds subject to the terms and conditions of this Agreement. Provided that Landlord makes available the Landlord Expansion Payments as requested by Tenant pursuant to Section 17.10.3, Tenant agrees to complete all of the Initial Expansion Projects in accordance with the terms of this Lease within thirty-six months from the Effective Date of this Lease. Prior to commencing an Expansion Project, Tenant shall submit for Landlord’s review and approval the following items: (i) plans and specifications for such Expansion Project (as provided in Section 6.3(a)), (ii) a project budget for such Expansion Project (each an “Expansion Project Budget”), (iii) a feasibility study for such Expansion Project or such other information reasonably requested by Landlord indicating the projected return from the particular Expansion Project ((i), (ii) and (iii) being known collectively as the “Expansion Project Information”). Landlord’s approval of the Expansion Project Information shall be deemed a condition to Tenant’s right to commence any Expansion Project.

6.2.4 Landlord Expansion Payments for Certain Expansion Projects. For the Initial Expansion Projects, to the extent (i) there are Expansion Project Available Funds available from time to time pursuant to the provisions of Section 17.10, (ii) Tenant makes applications for fundings of all or part of the then available Expansion Project Available Funds (each such application for funding, a “Request for Landlord Expansion Payment”), as provided in Section 17.10, and (iii) the applicable conditions for such funding are met as provided in this Section 6.2, Section 6.3 and Section 17.10, Landlord agrees to fund the total costs (“Total Costs”) of completing the Initial Expansion Projects up to an aggregate amount of $7,175,000.00 (“Maximum Initial Expansion Aggregate Available Funds”). Each such funding by Landlord shall be referred to as a “Landlord Expansion Payment” and may be either a Landlord Expansion Escrow Payment or a Landlord Expansion Reimbursement Payment (defined below). Each Landlord Expansion Payment shall increase the Landlord’s Investment for purposes of this Lease and shall automatically increase the Rent pursuant to Exhibit C effective (a) upon the date that Landlord deposits the amount of the Landlord Expansion Payment into an Expansion Project Escrow Account (defined below) for the purpose of paying Expansion Project costs (“Project Costs”) or reimbursing Tenant or its Affiliates for Project Costs in connection with the design and construction of, or other costs for the completion of, the applicable Initial Expansion Project(s) (a “Landlord Expansion Escrow Payment”) or (b) upon the date that Landlord makes disbursement to Tenant (or Tenant’s Affiliates) to reimburse Tenant (or Tenant’s Affiliates) for the documented Project Costs previously incurred (a “Landlord Expansion Reimbursement Payment”). If Tenant desires to undertake additional Expansion Projects and Landlord is willing to make additional Landlord Expansion Payments with respect to such Expansion Projects, Landlord and Tenant shall enter into a supplemental agreement hereto setting forth their mutual agreement and the related modifications to this Lease, and Landlord’s Investment shall increase by the Landlord Expansion Payments for such Expansion Projects. Total Costs for an Expansion Project shall include all design and constructions costs, any costs incurred by Landlord for review, costs of any inspecting architect or engineer, costs in

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connection with disbursement, permit fees, contractor and development fees, and any other costs or expenses incurred by Tenant or the applicable Subtenant in connection with construction and completion of the applicable Expansion Project, provided however, the Total Costs shall not include a construction management fee or a general overhead fee (except if payable to a non-Affiliate third party) but may include a development or developer’s fee if approved pursuant to the Expansion Project Budget and payable only upon final completion of the applicable Expansion Project.

6.2.5 Changes and Construction Matters. Tenant shall not make substantial changes in the approved plans and specifications for an Expansion Project or the approved Expansion Project Budget without obtaining the prior consent of Landlord, which consent shall not be unreasonably withheld or delayed, provided no such consent shall be deemed to increase the Maximum Initial Expansion Aggregate Available Funds. A “substantial change” to the Expansion Project Budget shall be a change which, separately or in the aggregate, increases the Expansion Project Budget by more than $25,000.00. Landlord shall have the right to approve the applicable contractor and construction contract for each Expansion Project, such consent not to be unreasonably withheld or delayed. Tenant shall provide Landlord with a schedule or schedules setting forth Tenant’s intended commencement and completion dates for each Expansion Project, and shall provide Landlord with updates to such schedules from time to time. Ten (10) days before Tenant intends to commence construction of an Expansion Project, Tenant shall notify Landlord thereof. Landlord and Tenant shall co-ordinate with each other regarding the expected timing for Landlord’s funding of a Landlord Expansion Payment.

6.2.6 Expansion Project Escrow Account. If the Landlord Expansion Payment is to be a Landlord Expansion Escrow Payment, Landlord shall deposit the Landlord Expansion Payment into a separate escrow account in Landlord’s name at a bank or other financial institution designated by Landlord (“Expansion Project Escrow Account”). The Expansion Project Escrow Account shall be interest-bearing or invested as mutually agreed by Landlord and Tenant, with Tenant entitled to the interest or earnings thereon. Landlord may establish a separate Expansion Project Escrow Account for each Expansion Project or may establish one Expansion Project Escrow Account for all the Expansion Projects together, but balances in one Expansion Project Escrow Account may be transferred to another Expansion Project Escrow Account upon Tenant’s request and Landlord’s approval in order to use excess funds for a different Initial Expansion Project. Disbursements from the Expansion Project Escrow Account shall be made subject to and in accordance with the methodology and conditions set forth in Section 10.3 with respect to disbursement of Insurance Proceeds. Upon completion of any Initial Expansion Project(s) for which Landlord Expansion Payments have been funded by Landlord, any funds remaining in the Expansion Project Escrow Account, after payment of all applicable Project Costs, shall at Tenant’s election and with Landlord’s approval, be (a) paid to Tenant (or the applicable Subtenant), (b) deposited in any other Expansion Project Escrow Account then open for which the applicable Initial Expansion Project has not then been completed, (c) if the amount is less than $50,000, may be used for any other capital expenditure with respect to the Leased Property that Tenant may request and Landlord approve, or (d) if the amount is $50,000 or more, returned to Landlord and thereupon reduce the amount of Landlord’s Investment by the amount so returned (“Landlord’s Investment Reduction”), and the Minimum Rent and Additional Minimum Rent shall thereupon be reduced in a manner similar to that used in calculating the increases in Minimum Rent and Additional Minimum Rent upon a Landlord

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Expansion Payment, as further provided in Exhibit C. If funds in the Expansion Project Escrow Account are insufficient to complete the applicable Expansion Project (including any amounts as may thereafter be deposited in such account), Tenant shall pay any such deficiency prior to further disbursement from the Expansion Project Escrow Account.

6.2.7 Limitations. Landlord Expansion Payments shall be used solely to fund Project Costs for the applicable Expansion Project, not to exceed the Total Costs for the applicable Expansion Project. Landlord shall not be required to fund a Landlord Expansion Payment unless the conditions therefor are satisfied, as contained in this Section 6.2, Section 6.3 and Section 17.10. Nothing contained herein shall obligate Landlord to fund Landlord Expansion Payments in excess of the smaller of the Maximum Initial Expansion Aggregate Available Funds or the Total Costs for the Initial Expansion Projects. Tenant shall have no obligation to undertake any of the Initial Expansion Projects until and unless Tenant makes a Request for a Landlord Expansion Payment with respect to an Initial Expansion Project and the Landlord Expansion Payment is funded with respect to that Initial Expansion Project, in which event Tenant shall be obligated to undertake and complete that applicable Initial Expansion Project. Tenant may undertake any Initial Expansion Project (or portion thereof) from its available funds (or those provided by its Affiliates), and may thereafter seek reimbursement by a Landlord Expansion Reimbursement Payment, as further provided in this Section 6.2, Section 6.3 and Section 17.10 and subject to the conditions thereof. If Tenant actually commences construction of an Initial Expansion Project prior to a Landlord Expansion Payment being funded with respect to that Initial Expansion Project, Tenant shall be obligated to diligently pursue and complete construction of the applicable Initial Expansion Project, whether or not Tenant shall subsequently qualify for a Landlord Expansion Payment hereunder to reimburse the cost therefor. Section 6.3 shall apply to the Expansion Projects. Tenant must satisfy Section 6.3, clauses (a) through (d) before Landlord funds a Landlord Expansion Payment, all of Section 6.3 shall be applicable to Expansion Projects, and no violation thereof shall be outstanding or uncured as of the date Landlord funds the Landlord Expansion Payment, unless waived by Landlord.

6.3 Conditions to Permitted Renovations and Major Alterations. In connection with any Permitted Renovations of the Leased Property, the following conditions, covenants and representations shall apply (except the conditions in clauses (a), (b) and (c) shall not apply to Minor Alterations), to wit:

(a) Before the commencement of any such construction work (other than Minor Alterations), plans and specifications therefor or a detailed itemization thereof prepared by a licensed architect reasonably approved by Landlord or other design professional appropriate under the circumstances reasonably approved by Landlord and Tenant shall be furnished to Landlord for its review and approval. Landlord agrees that Tenant may utilize an Affiliated Person of Tenant. Such approval shall not constitute Landlord’s agreement that the plans and specification are in compliance with Applicable Laws or an assumption by Landlord of any liability in connection with the renovation work contemplated thereby.

(b) A proposed budget for the construction work has been reviewed and approved by Landlord.

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(c) The proposed construction contract for the construction work has been reviewed and approved by Landlord with a contractor reasonably approved by Landlord.

(d) Before the commencement of any such construction work and to the extent required for any such project, Tenant shall obtain the approval thereof by all Governmental Agencies having or claiming jurisdiction of or over the applicable Facility, and with any public utility companies having an interest therein. In connection with any such construction work Tenant shall comply with all Legal Requirements and Applicable Laws, of all other Governmental Agencies having or claiming jurisdiction of or over the Leased Property and of all their respective departments, bureaus and offices, and with the requirements and regulations, if any, of such public utilities, of the insurance underwriting board or insurance inspection bureau having or claiming jurisdiction, or any other body exercising similar functions, and of all insurance companies then writing policies covering the Facility or any part thereof.

(e) Tenant represents and warrants to Landlord that all such work will be performed in a good and workmanlike manner and substantially in accordance with the plans and specifications therefor approved by Landlord, the terms, provisions and conditions of this Agreement and all governmental requirements.

(f) Landlord shall have the right, at Tenant’s expense, to inspect any such work at all times during normal working hours using such inspector(s) as it may deem necessary so long as such inspections do not unreasonably interfere with Tenant’s work (but Landlord shall not thereby assume any responsibility for the proper performance of the work in accordance with the terms of this Agreement, nor any liability arising from the improper performance thereof).

(g) All such work shall be performed free of any liens on Landlord’s fee simple interest and Tenant’s leasehold interest in the Leased Property.

(h) Upon substantial completion of any such work, Tenant shall procure a certificate of occupancy or other final approvals, if applicable, from the appropriate Governmental Agencies and provide copies of same to Landlord.

(i) Tenant shall, and hereby agrees to, indemnify and save and hold Landlord and its Affiliated Parties harmless from and against and reimburse Landlord for any and all loss, damage, cost, liability, fee and expense (including, without limitation, reasonable attorney’s fees based upon service rendered at hourly rates) incurred by or asserted against Landlord which is occasioned by or results, directly or indirectly, from any such work conducted upon the Leased Property; whether or not the same is caused by, or is the fault of Tenant or any agent, employee, manager, contractor, subcontractor, laborer, supplier, materialman or any other third party; but Tenant shall not be obligated to indemnify Landlord from any loss as aforesaid caused by Landlord’s gross negligence or willful misconduct.

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6.4 Salvage. Other than Tenant Personal Property, all materials which are scrapped or removed in connection with maintenance and repair performed pursuant to Article 5 and the making of Permitted Renovations pursuant to this Article 6 shall be disposed of by Tenant and the net proceeds thereof, if any, shall be deposited in the Reserve.

ARTICLE 7.

LANDLORD’S INTEREST NOT SUBJECT TO LIENS

7.1 Liens, Generally. Tenant shall not, directly or indirectly, create or cause to be imposed, claimed or filed upon the Leased Property or Tenant Personal Property or other assets, properties or income or any portion thereof, or upon the interest of Landlord therein, any Lien of any nature whatsoever, except the Permitted Exceptions. If, because of any act or omission of Tenant, any such Lien shall be imposed, claimed or filed by any party whosoever or whatsoever, Tenant shall, at its sole cost and expense, cause the same to be promptly (and in no event later than thirty (30) days following receipt of notice of such Lien) fully paid and satisfied or otherwise promptly discharged of record (by bonding or otherwise) or provide security therefor reasonably satisfactory to Landlord, and Tenant shall indemnify and save and hold Landlord harmless from and against any and all costs, liabilities, suits, penalties, claims and demands whatsoever, and from and against any and all reasonable attorney’s fees, at both trial and all appellate levels, resulting or on account thereof and therefrom. In the event that Tenant shall fail to comply with the foregoing provisions of this Section 7.1, Landlord shall have the option, but not the obligation, of paying, satisfying or otherwise discharging (by bonding or otherwise) such Lien and Tenant agrees to reimburse Landlord, upon demand and as Additional Rent, for all sums so paid and for all costs and expenses incurred by Landlord in connection therewith, together with interest thereon, until paid.

7.2 Construction or Mechanics Liens. Landlord’s interest in the Leased Property shall not be subjected to Liens (except Permitted Exceptions) of any nature by reason of Tenant’s construction, alteration, renovation, repair, restoration, replacement or reconstruction of any improvements on or in the Leased Property, or by reason of any other act or omission of Tenant (or of any person claiming by, through or under Tenant) including, but not limited to, construction, mechanics’ and materialmen’s liens. All persons dealing with Tenant are hereby placed on notice that such persons shall not look to Landlord or to Landlord’s credit or assets (including Landlord’s interest in the Leased Property) for payment or satisfaction of any obligations incurred in connection with the construction, alteration, renovation, repair, restoration, replacement or reconstruction thereof by or on behalf of Tenant. Tenant has no power, right or authority to subject Landlord’s interest in the Leased Property to any construction, mechanic’s or materialmen’s lien or claim of lien. If a Lien, a claim of lien or an order for the payment of money shall be imposed against the Leased Property on account of work performed, or alleged to have been performed, for or on behalf of Tenant, Tenant shall, within thirty (30) days after written notice of the imposition of such Lien, claim or order, cause the Leased Property to be released therefrom by the payment of the obligation secured thereby or by furnishing a bond or by any other method prescribed or permitted by law, or shall provide security reasonably satisfactory to Landlord. If a Lien is released, Tenant shall thereupon furnish Landlord with a written instrument of release which has been recorded or filed in the appropriate office of land records of the county in which the applicable Facility is located, and otherwise sufficient to establish the release as a matter of record. Before commencing any construction work relating to alterations, additions, or improvements affecting the Leased Property (excluding

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Minor Alterations), Tenant shall notify Landlord in writing of the expected date of commencement thereof. Landlord shall then have the right at any time and from time to time to post and maintain on the applicable Facility Property such notices as Landlord reasonably deems necessary to protect the Premises of the Facility Property and Landlord from mechanics’ liens, materialmen’s liens, or any other comparable liens. In any event, Tenant shall pay when due all claims for labor or materials furnished to or for Tenant at or for use in the Premises of the Facility Property. Tenant shall not permit any mechanics’ or materialmen’s liens to be levied against the Facility Property for any labor or material furnished to Tenant or claimed to have been furnished to Tenant or to Tenant’s agents or contractors in connection with work of any character performed or claimed to have been performed on the Premises of the Facility Property by or at the direction of Tenant, and shall promptly cause the release of any such liens or provide security as provided hereinabove.

7.3 Contest of Liens. Notwithstanding the provisions of Section 7.1 and Section 7.2 above, Tenant may, at its option, contest the validity of any Lien or claim of lien in accordance with appropriate procedures and applicable laws of the applicable Facility State relevant to the applicable contest, provided Tenant shall diligently and in good faith pursue any such contest to conclusion and shall reasonably protect the interest of Landlord. If the Facility State has procedures for the release of the Facility Property from such Lien during the period of such contest by the posting of an appropriate and sufficient bond in favor of the claimant or the payment of an appropriate sum into court, Tenant shall comply with such procedures unless Landlord shall otherwise consent. If judgment is obtained by the claimant under any Lien, Tenant shall pay the same immediately after such judgment shall have become final and the time for appeal therefrom has expired without appeal having been taken. Tenant shall, at its own expense, using counsel reasonably approved by Landlord, diligently defend the interests of Tenant and Landlord in any and all such suits; provided, however, that Landlord may, nonetheless, at its election and expense, engage its own counsel and assert its own defenses, in which event Tenant shall cooperate with Landlord and make available to Landlord all information and data which Landlord deems necessary or desirable for such defense.

7.4 Notices of Commencement of Construction. If required by the laws of the Facility State, prior to commencement by Tenant of any construction work on the Premises of the Facility which shall have been previously permitted by Landlord as provided in this Agreement (except Minor Alterations), Tenant shall record or file a notice of the commencement of such work or similar notice required by Applicable Law (the “Notice of Commencement”) in the land records of the county in which the Premises is located, identifying Tenant (or Subtenant) as the party for whom such work is being performed, stating such other matters as may be required by law and requiring the service of copies of all notices, Liens or claims of lien upon Landlord. Any such Notice of Commencement shall clearly reflect that the interest of Tenant (or Subtenant) in the Premises is that of a leasehold estate and shall also clearly reflect that the interest of Landlord as the fee simple owner of the Premises shall not be subject to construction, mechanics or materialmen’s liens on account of the work which is the subject of such Notice of Commencement. A copy of any such Notice of Commencement shall be furnished to and approved by Landlord and its attorneys prior to the recording or filing thereof, as aforesaid.

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ARTICLE 8.

TAXES AND ASSESSMENTS

8.1 Obligation to Pay Taxes and Assessments. Throughout the entire Term, Tenant shall bear, pay and discharge as Additional Charges and not later than the last day on which payment may be made without penalty or interest, any and all taxes, assessments, charges, levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees) and other impositions and charges of every kind and nature whatsoever, extraordinary as well as ordinary, foreseen or unforeseen, and each and every installment thereof which shall or may during or with respect to the Term hereof be charged, laid, levied, assessed, or imposed upon, or arise in connection with, the use, occupancy, operation or possession of the Leased Property or any part thereof or the business conducted thereon, including, without limitation, ad valorem real and personal property taxes, all taxes charged, laid, levied, assessed or imposed in lieu of or in addition to any of the foregoing by virtue of all present or future laws, ordinances, requirements, orders, directions, rules or regulations of Governmental Agencies, and all assessments and charges imposed pursuant to the Permitted Exceptions or other documents of record affecting title to the Premises (provided however that such documents have been approved by Tenant, which approval shall not unreasonably be withheld, delayed or conditioned provided that the same are appropriate and reasonably necessary in connection with the normal and ordinary course of ownership and use of the Facility), whether or not such Additional Charges become due and payable during or after the Term. Notwithstanding the foregoing, Tenant shall not be responsible for Additional Charges due and payable after the expiration of the Term to the extent that the same relate and apply to interests and benefits accruing to Landlord after the Lease Term. Upon payment, Tenant shall promptly furnish to Landlord satisfactory evidence of the payment of all such taxes, assessments, impositions or charges as Landlord may request. Tenant shall have no right to approve, nor shall Tenant be obligated for any amounts due by virtue of, any Facility Mortgage or other documents relating to indebtedness of Landlord. The term “Additional Charges” excludes (i) income taxes and any taxes based on Landlord’s net income, provided that Tenant shall be responsible for the payment of all of Landlord’s franchise and excise taxes arising as a result of the Rent being paid on the Leased Property or other similar taxes), (ii) any taxes, costs or expenses incurred by Landlord in connection with any Facility Mortgage or other Landlord financing with respect to this Lease or the Leased Property (other than ad valorem property taxes), and (iii) any capital gains or other taxes, costs or expenses in connection with any transfer or conveyance of all or any part of the Leased Property by Landlord. Tenant expressly acknowledges and agrees that Tenant (and the Subtenants, as applicable) shall be responsible for the payment of utilities, real estate taxes and other costs of operating the Leased Property prior to the Commencement Date or attributable or assessed with respect to the period prior to the Commencement Date, to the extent such costs or expenses were not paid prior to the Commencement Date; the foregoing covenant is made to comply with Section 10.5 of the Purchase Agreement, to reflect that there was no pro-ration for these items at the closing under the Purchase Agreement, and that Subtenants (as the prior owners and sellers) shall remain responsible for these obligations under their Subleases.

8.2 Tenant’s Right to Contest Taxes. Notwithstanding the foregoing, Tenant shall have the right, after prior written notice to Landlord, to contest at its own expense the amount and validity of any taxes, assessments, impositions or charges affecting the Leased Property by appropriate proceedings under Applicable Law conducted in good faith and with due diligence and to postpone or defer payment thereof, provided and so long as:

(a) Such proceedings shall operate to suspend the collection of such taxes, assessments, impositions or charges with respect to the Leased Property;

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(b) Neither the Leased Property nor any part thereof would be in immediate danger of being forfeited or lost by reason of such proceedings, postponement or deferment; and

(c) Tenant shall have furnished Landlord with security for payment of the contested taxes, assessments, impositions or charges which is reasonably satisfactory to Landlord, and, in the event that the preconditions set forth in (a) and (b) above are no longer met, Landlord shall have the right to draw upon such security to pay and discharge the taxes, assessments, impositions or charges in question and any liens against the Leased Property arising thereunder.

8.3 Tax and Insurance Escrow Account. If and to the extent the Primary Lender shall require that there be maintained with respect to the Leased Property an escrow account for the payment of either real estate taxes or insurance premiums or both, or if an Event of Default has occurred and remains outstanding, Tenant shall, upon the request of Landlord, pay or cause to be paid into a separate interest bearing account (the “Tax and/or Insurance Account”) to be maintained by Landlord in a bank designated by Landlord (which Tax and/or Insurance Account shall be subject to a control agreement in favor of Landlord), and which Landlord may draw upon to pay real estate taxes or insurance premiums, as the case may be (based on whether the escrow is required for real estate tax, insurance premiums, or both), a reserve amount sufficient to discharge the obligations of Tenant under Section 8.1 or Article 9 hereof (other than worker’s compensation insurance premiums), as applicable, with respect to real estate taxes or insurance premiums as and when they become due (such amounts, the “Tax and/or Insurance Escrow Amount”). So long as an Event of Default is not outstanding, the Tax and/or Insurance Account shall be drawn on only to pay real estate taxes or insurance premiums, as applicable, when due with respect to the Leased Property or to reimburse Tenant therefor. Upon an Event of Default and so long as such Event of Default is continuing, Landlord may also draw upon the Tax and/or Insurance Account to apply against any obligations of Tenant under this Lease. If real estate taxes or insurance premiums are required to be paid into the Tax and/or Insurance Escrow Amount hereunder, Tenant shall deposit an initial amount into the Tax and/or Insurance Account, which together with the monthly escrow payments to be made pursuant to the following sentence will provide sufficient funds to pay the real estate taxes or insurance premiums (as the case may be) when due. Thereafter, on the first Business Day of each calendar month (so long as such escrow is required), Tenant shall deposit into the Tax and/or Insurance Account one twelfth (1/12th) of the Tax and/or Insurance Escrow Amount so that as each installment of insurance premiums or real estate taxes, as applicable, becomes due and payable, there are sufficient funds in the Tax and/or Insurance Account to pay the same. If the amount of such insurance premiums or real estate taxes has not been definitively ascertained by Tenant at the time when any such monthly deposit is to be paid, Landlord shall require payment of the Tax and/or Insurance Escrow Amount based upon the amount of premiums or real estate taxes, as applicable, paid for the preceding year, subject to adjustment as and when the amount of such premiums or real estate taxes are ascertained by Tenant. The Tax and/or Insurance Escrow

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Amount in the Tax and/or Insurance Account shall be and constitute additional security for the performance of Tenant’s obligations hereunder and shall be subject to Landlord’s security interest therein. So long as an Event of Default is not outstanding, the Tax and/or Insurance Account shall be drawn on only to pay real estate taxes or insurance premiums, as applicable, when due with respect to the Leased Property or to reimburse Tenant therefor. If the amount held in the Tax and/or Insurance Account is insufficient to pay the applicable amount of real estate taxes or insurance premiums, as applicable, then due, Tenant shall be responsible for payment of any such deficiency. Upon an Event of Default and so long as such Event of Default is continuing, Landlord may also draw upon the Tax and/or Insurance Account to apply against any obligations of Tenant under this Lease. Landlord and Tenant shall execute such documentation as may be necessary to create and maintain Landlord’s security interest in the Tax and/or Insurance Account, including a control agreement in favor of Landlord. During any periods that Tenant is required to pay into a Tax and/or Insurance Account and so long as an Event of Default is not outstanding, Tenant’s compliance with its obligations under this Section, constitute compliance with its obligations for payment of real estate tax obligations under Section 8.1 or its obligations for payment of insurance premiums required under Section 9.1 (other than worker’s compensation insurance premiums), as applicable, provided there are sufficient funds in the Tax and/or Insurance Account to pay such taxes and insurance premiums, as applicable, and provided that Tenant has provided Landlord with a copy of the applicable tax bill or insurance bill with all necessary information for payment of such bill, at least ten (10) days before the applicable bill is be paid. If only amounts for real estate taxes or only amounts for insurance premiums are required to be escrowed under this Section at any time, this Section shall be construed as if references to the items not required to be escrowed were deleted from this Section during such period. The Tax and/or Insurance Account shall at all times contain the amount required by Primary Lender for the payment of taxes or insurance, provided such requirement is commercially reasonable and provided Tenant has been provided at least thirty (30) days prior written Notice of the amount so required to be deposited.

8.4 Tax and/or Insurance Escrow Account. Notwithstanding any other language in this Lease, if Primary Lender requires that the Tax and/or Insurance Escrow Account be held with Primary Lender and/or be held in Primary Lender’s name, then the Tax and/or Insurance Escrow Account will be held as required by Primary Lender.

ARTICLE 9.

INSURANCE

9.1 General Insurance Requirements. Tenant shall, at all times during the Term and at any other time Tenant shall be in possession of the Leased Property, keep the Leased Property insured against the following risks in the following amounts:

(a) “All-risk” property insurance (and to the extent applicable, Builder’s Risk Insurance) on the Leased Improvements and all items of business personal property, including but not limited to signs, awnings, canopies, gazebos, fences and retaining walls, and all FF&E, including, without limitation, insurance against loss or damage from the perils under “All Risk” (Special Cause of Loss) form, including but not limited to the following: fire, windstorm, sprinkler leakage, vandalism and malicious mischief, water damage, explosion of steam boilers, pressure vessels and other similar apparatus, and other hazards

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generally included under extended coverage, all in an amount equal to one hundred percent (100%) of the replacement value of the Leased Improvements (excluding excavation and foundation costs), business personal property and FF&E, without a co-insurance provision, and shall include an Agreed Value endorsement;

(b) Ordinance or Law Coverage with limits of not less than the Leased Improvements for Coverage A (Loss to the undamaged portion of the building), limits not less than $500,000.00 for Coverage B (Demolition Cost Coverage), and limits not less than $500,000.00 for Coverage C (Increased Cost of Construction Coverage);

(c) Business income insurance to be written on “Special Form” (and on “Earthquake” and “Flood” forms if such insurance for those risks is required) including “Extra Expense”, without a provision for co-insurance, including an amount of rent loss coverage payable directly to Landlord sufficient to pay at least twelve (12) months of Rent for the benefit of Landlord, as its interest may appear, and at least twelve (12) months of “Net Operating Income” less Rent for the benefit of Tenant;

(d) Claims-made form commercial general liability insurance, including bodily injury and property damage, liquor liability (if applicable), fire legal liability, contractual liability and independent contractor’s hazard and completed operations coverage in an amount not less than $1,000,000.00 per occurrence and $2,000,000.00 per location, aggregate;

(e) Malpractice insurance/professional liability insurance in an amount not less than $1,000,000.00 per claim/$3,000,000 aggregate;

(f) Flood insurance (if the applicable Leased Improvements are located in whole or in part within an area identified as an area having special flood hazards under the National Flood Insurance Program) for the full (100%) replacement value of such improvements and all items of business personal property at such Leased Improvements or any greater amount as may be required by the National Flood Insurance Program;

(g) Worker’s compensation coverage for all persons employed by Tenant on the Premises with statutory limits, and Employers’ Liability insurance in an amount of at least $1,000,000.00 per accident/disease;

(h) Business auto liability insurance, including owned, non-owned and hired vehicles for combined single limit of bodily injury and property damage of not less than $1,000,000.00 per occurrence;

(i) Intentionally Omitted;

(j) “Earthquake” insurance, with respect to any Facilities that are currently, or at any time in the future, located within a major earthquake disaster area, in amount, and in such form and substance and with such limits and deductibles as are satisfactory to Landlord and available at commercially reasonable cost;

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(k) Crime insurance covering employee theft in an amount not less than $250,000;

(l) Such additional insurance or increased insurance limits as may be reasonably required, from time to time, by Landlord or Mortgagee (including, without limitation, any mortgage, security agreement or other financing permitted hereunder and then affecting the Leased Property, as well as any declaration, ground lease or easement agreement affecting the Leased Property), provided the same is customarily carried by a majority of comparable assisted living facilities in the area.

Without limiting the generality of the foregoing Section 9.1(l), the required commercial liability insurance and umbrella liability coverage limits and deductible amounts pertaining thereto as set forth in this Article 9 shall in no event provide less coverage (lower limits or higher deductibles) than the Comparable Insurance Coverage (as defined below) carried on any of the other assisted living facilities leased or owned by Tenant and its Affiliates, and the insurance coverage for the Leased Property shall promptly be increased by Tenant to equal any greater or increased Comparable Insurance Coverage carried or obtained for such other facilities. For purposes of the foregoing, “Comparable Insurance Coverage” shall mean insurance coverage levels adjusted for relevant variations in risk and insurability characteristics between the insured facilities being compared, including without limitation consideration of variations in insurance coverages carried by Tenant and its Affiliates between different insurance markets (states or other jurisdictional subdivisions) where insured risks or insurance pricing or availability varies materially. Tenant shall obtain increased umbrella liability coverage of not less than $10,000,000 per occurrence/aggregate, and decreased liability insurance deductibles, at such time as the same can be obtained at commercially reasonable or economically feasible rates for the Leased Property. Until such increased coverages are obtained the Tenant shall provide to Landlord a thorough annual update and review of the overall liability insurance coverage program and strategy for Tenant and its Affiliated Persons, which shall include an analysis of market rates for the current and desired liability insurance coverages. In addition, Tenant shall have the right to provide commercial general liability insurance coverage on a “claims made” basis, so long as the general liability insurance coverages otherwise required hereunder are maintained or continued in existence at all times throughout the Term for all periods that Tenant or its Affiliates have had any ownership or use of the Leased Property, and evidence thereof has been provided to Landlord.

9.2 Waiver of Subrogation. Landlord and Tenant agree that with respect to any property loss which is covered by insurance then being carried by Landlord or Tenant, respectively, the party carrying such insurance and suffering said loss releases the other of and from any and all claims with respect to such loss; and they further agree that their respective insurance companies shall have no right of subrogation against the other on account thereof.

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9.3 General Provisions. The Facility’s allocated deductible for general liability insurance shall not exceed $100,000 for assisted living, to the extent commercially available, and $25,000 for workmen’s compensation insurance, to the extent commercially available, unless any greater amounts are agreeable to both Landlord and Tenant. The Facility’s property insurance deductible shall not exceed $25,000 unless such greater amount is agreeable to both Landlord and Tenant, or if a higher deductible for high hazard risks (e.g., wind or flood) is mandated by the insurance carrier. All insurance policies pursuant to this Article 9 shall be issued by insurance carriers having a general policy holder’s rating of no less than A-/VII in Best’s latest rating guide, and shall contain clauses or endorsements to the effect that (a) Landlord shall not be liable for any insurance premiums thereon or subject to any assessments thereunder, and (b) the coverages provided thereby will be primary and any insurance carried by any additional insured shall be excess and non-contributory to the extent of the indemnification obligation pursuant to Section 9.5 below. The policies described in Section 9.1 (a), (b), (f) and (j) shall name Landlord and any Mortgagee whose name and address has been provided to Tenant as a loss payee, or mortgagee, as their interests may appear and to the extent of their indemnity. All such policies described in Section 9.1 (c), (d), (e), (g), (h), (i) and (l) shall name Landlord and any Mortgagee whose name and address has been provided to Tenant as additional insureds, loss payees, or mortgagees, as their interests may appear and to the extent of their indemnity. All loss adjustments shall be payable as provided in Article 10. Tenant shall deliver certificates thereof to Landlord prior to their effective date (and, with respect to any renewal policy, no less than thirty (30) days prior to the expiration of the existing policy), which certificates shall state the nature and level of coverage reported thereby, as well as the amount of the applicable deductible. Upon Landlord’s request, duplicate original copies of all insurance policies to be obtained by Tenant shall be provided to Landlord by Tenant.

In the event Tenant shall fail to effect such insurance as herein required, to pay the premiums therefor or to deliver such certificates to Landlord or any Mortgagee at the times required, Landlord shall have the right, but not the obligation, subject to the provisions of Section 8.3 and Section 12.4, to acquire such insurance and pay the premiums therefor from the Tax and/or Insurance Account, if any, or to the extent there are insufficient funds in such Account to pay the premiums and Landlord pays for such insurance from Landlord’s funds, then Tenant shall reimburse Landlord for the amount of payment from Landlord’s funds, upon demand of Landlord, as Additional Rent, together with interest accrued thereon at the Overdue Rate from the date such payment is made until (but excluding) the date repaid.

9.4 Blanket Policy. Notwithstanding anything to the contrary contained in this Article 9, Tenant’s obligation to maintain the insurance herein required may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant, so long as such policies otherwise meet all requirements under this Article 9 and otherwise be acceptable to the Primary Lender.

9.5 Indemnification of Landlord. Except as expressly provided herein, Tenant shall protect, indemnify and hold harmless Landlord and its Mortgagee for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Landlord by reason of: (a) any accident, injury to or death of persons or loss of or damage to property of third parties occurring on or about the Leased Property or adjoining sidewalks or rights of way under Tenant’s control, and (b) any use, misuse, condition, management, maintenance or repair by Tenant or anyone claiming under Tenant of the Leased Property or Tenant’s Personal Property or any litigation,

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proceeding or claim by Governmental Agencies relating to such use, misuse, condition, management, maintenance, or repair thereof to which Landlord is made a party; provided, however, that Tenant’s obligations hereunder shall not apply to any liability, obligation, claim, damage, penalty, cause of action, cost or expense arising from any gross negligence or willful misconduct of Landlord, its employees, agents, contractors or invitees. Any such claim, action or proceeding asserted or instituted against Landlord covered under this indemnity shall be defended by counsel selected by Tenant and reasonably acceptable to Landlord, at Tenant’s expense. Notwithstanding the foregoing, indemnification with respect to Hazardous Substances is governed by Section 14.2. The obligations of Tenant under this Section 9.5 shall survive the expiration or any early termination of this Agreement.

ARTICLE 10.

CASUALTY

10.1 Notice of Casualty. If the Leased Property shall be destroyed, in whole or in part, or damaged by fire, flood, windstorm or other casualty in excess of $25,000.00 (a “Casualty”), Tenant shall give written notice thereof to Landlord within one Business Day after the occurrence of the Casualty. Within 15 days after the occurrence of the Casualty or as soon thereafter as such information is reasonably available to Tenant, Tenant shall provide the following information to Landlord: [i] the date of the Casualty; [ii] the nature of the Casualty; [iii] a description of the damage or destruction caused by the Casualty, including the type of Facility damaged and the area of the Leased Improvements damaged; [iv] a preliminary estimate of the cost to repair, rebuild, restore or replace the applicable Facility Property; [v] a preliminary estimate of the schedule to complete the repair, rebuilding, restoration or replacement of the Facility Property; [vi] a description of the anticipated property insurance claim, including the name of the insurer, the insurance coverage limits, the deductible amount, the expected settlement amount, and the expected settlement date; and [vii] if Tenant determines that the Casualty has rendered the Leased Improvements of any Facility Unsuitable for Its Permitted Use, Notice to Landlord of Tenant’s determination, and the basis for such determination. Tenant shall also provide such additional information in Tenant’s possession as Landlord may reasonably request regarding the damaged Facility. If Tenant determines that the Casualty has rendered the Leased Improvements of a Facility Unsuitable for Its Permitted Use and provides Notice thereof to Landlord, Landlord shall have fifteen (15) days from the date it receives such Notice to provide Notice to Tenant if it agrees or disagrees with Tenant’s determination. Only if both Tenant and Landlord agree shall a Facility be deemed Unsuitable for Its Permitted Use. Tenant will provide Landlord with copies of all correspondence to the insurer and any other information reasonably requested by Landlord.

10.2 Restoration and Repair. If during the Term the Leased Improvements of any Facility shall be totally destroyed and thereby rendered Unsuitable for Its Permitted Use, then either Landlord or Tenant may, by the giving of Notice thereof to the other party within sixty (60) days after such Casualty occurs (the “Facility Termination Notice”), terminate this Agreement as to the applicable Facility and all related Facility Property (a “Facility Termination”), whereupon Landlord shall be entitled to retain the insurance proceeds payable on account of such damage and Tenant shall pay to Landlord the amount of any deductible and the amount of any uninsured property damage (either because the cause was uninsured or the amount of insurance was insufficient) (the “Tenant Payment Obligation”). Tenant further expressly acknowledges, understands and agrees that in the event of a Facility Termination,

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Landlord may settle any insurance claims with respect to such property and Tenant shall, upon request of Landlord, cooperate in any such settlement. If during the Term, the Leased Improvements of any Facility shall be totally destroyed or damaged by Casualty or any other cause whatsoever, but the Facility either (i) is not rendered Unsuitable for Its Permitted Use or (ii) is rendered Unsuitable for Its Permitted Use but neither Landlord nor Tenant terminate this Agreement as to the Facility in the manner provided above, then Tenant shall, subject to the provisions of Section 10.3 below, repair, reconstruct and replace the applicable Facility Property, or the portion thereof so destroyed or damaged, at least to the extent of the value and character thereof existing immediately prior to such occurrence and in compliance with all Legal Requirements, including any alterations to the Premises of the Facility required to be made by any Governmental Agencies due to any changes in code or building regulations (which Tenant acknowledges may increase the replacement value of the Facility Property which Tenant will then be required to insure, due to any changes in code or building regulations). All such restoration work shall be started as promptly as practicable and diligently completed at Tenant’s sole cost and expense (using available insurance proceeds). Tenant shall, however, immediately take such action as is necessary to assure that the Facility Property (or any portion thereof), does not constitute a nuisance or otherwise present or constitute a health or safety hazard. Notwithstanding the foregoing, Tenant shall have the right to elect not to repair any material casualty damage (estimated to cost greater than $1,000,000 to repair) occurring within twelve (12) months prior to the scheduled expiration of the then-current Term, provided and on the condition that: (i) Tenant promptly pays to Landlord the full amount of all deductibles applying to the insured loss, as well as of all uninsured amounts thereof, and Landlord or its Mortgagee also receive all property insurance proceeds in connection with such damage; (ii) Tenant has provided adequate assurance that applicable business interruption insurance will continue to be available through the end of the then-current Term to cover all resulting loss of income or else adequate security therefor as requested by Landlord; and (iii) Tenant, at Tenant’s sole cost and expense, properly secures and protects and preserves any damaged portion of the Facility in such a fashion as to insure the safety of all Facility Residents, guests, invitees and others (to the extent that such persons are reasonably expected to continue to occupy or come upon the relevant portions of the Facility), and the value of the affected improvements.

10.3 Escrow and Disbursement of Insurance Proceeds. If a Facility Termination does not occur pursuant to Section 10.2, then in the event of a Casualty resulting in a loss to the Leased Improvements and/or FF&E with respect to the Facility in an amount greater than Fifty Thousand and No/100 Dollars ($50,000.00) (as determined by an architect or engineer selected by Landlord), the proceeds of all property insurance policies payable with respect to the Casualty shall be deposited in Landlord’s name in an escrow account at a bank or other financial institution designated by Landlord, and shall be used by Tenant for the repair, reconstruction or restoration of the applicable Facility Property substantially to the same condition as existed immediately prior to such damage or destruction. Tenant shall, at the time of establishment of such escrow account and from time to time thereafter until said work shall have been completed and paid for, furnish Landlord with adequate evidence acceptable to Landlord that at all times the undisbursed portion of the escrowed insurance proceeds, together with any funds made available by Tenant, is sufficient to pay for the repair, reconstruction or restoration in its entirety. Landlord may, at its option, require, prior to advancement of said escrowed insurance proceeds (i) approval of plans and specifications by an architect or other design professional appropriate under the circumstances and approved by Landlord and Tenant (which approval shall not be

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unreasonably withheld or delayed), (ii) general contractors’ estimates, (iii) architect’s certificates, (iv) unconditional lien waivers of general contractors, if available, (v) evidence of approval by all Governmental Agencies and other regulatory bodies whose approval is required, and (vi) such other terms as a Mortgagee or lender of Landlord may reasonably require. The escrowed insurance proceeds shall be disbursed by Landlord, not more than monthly, upon (i) certification of the architect or engineer selected by Tenant and approved by Landlord and having supervision of the work that such amounts are the amounts paid or payable for the repair, reconstruction or restoration and (ii) submittal by Tenant of a written requisition and substantiation therefor on AIA Forms G702 and G703 (or on such other form or forms as may be reasonably acceptable to Landlord). Tenant shall obtain, and make available to Landlord, receipted bills (if available) and, upon completion of said work, full and final waivers of lien. In the event of a Casualty resulting in a loss payment for the Leased Improvements and/or FF&E with respect to the Facility in an amount equal to or less than the amount stated above, the proceeds shall be paid to Tenant, and shall be applied towards repair, reconstruction and restoration. Any and all loss adjustments with respect to losses payable hereunder in excess of $50,000 shall require the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed. All salvage resulting from any risk covered by insurance shall belong to Tenant, provided any rights to the same have been waived by the insurer. In addition, notwithstanding anything in this Agreement to the contrary, Tenant shall be strictly liable and solely responsible for the amount of any deductible and shall pay for all repairs, reconstruction or alterations up to the full amount of such deductible (and provide evidence of such payment to Landlord by documentation reasonably acceptable to Landlord) before any insurance proceeds are used for repairs, reconstruction or alterations.

10.4 No Abatement of Rent. Unless a Facility Termination occurs pursuant to Section 10.2 above, this Agreement shall remain in full force and effect and Tenant’s obligation to make all payments of Rent and to pay all Additional Charges as and when required under this Agreement shall remain unabated during the Term notwithstanding any Casualty to the Leased Property (provided that Landlord shall credit against such payments any amounts paid to Landlord or Mortgagee as a consequence of such damage under any business interruption insurance obtained by Tenant hereunder; if any amounts are not so credited, Rent shall be abated by the amount that should have been so credited). The provisions of this Article 10 shall be considered an express agreement governing any event of Casualty involving the Leased Property and, to the maximum extent permitted by law, Tenant hereby waives the application of any local or State statute, law, rule, regulation or ordinance in effect during the Term which provides for such abatement.

10.5 Tenant’s Property and Business Interruption Insurance. All insurance proceeds payable by reason of any loss of or damage to any Tenant Personal Property and the business interruption insurance maintained for the benefit of Tenant shall be paid to Tenant; provided, however, no such payments shall diminish or reduce the rent loss or other insurance payments otherwise payable to or for the benefit of Landlord hereunder.

10.6 Restoration of Tenant Property. If Tenant is required to restore any part of the Leased Property as hereinabove provided, Tenant shall restore or replace such alterations and improvements and Tenant Personal Property with improvements or items of the same or better quality and utility in the operation of the applicable Facility Property in a manner reasonably acceptable to Landlord and Mortgagee.

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10.7 Waiver. Tenant hereby waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property and agrees that its rights shall be limited to those set forth in Section 10.2.

10.8 Effect of Facility Termination. The Facility Termination shall occur fifteen (15) days after the delivery of the Facility Termination Notice to the other party to this Agreement, or if such day is not a Business Day, then the next Business Day (“Facility Termination Date”). The applicable Facility (and all related Facility Property) shall be surrendered to Landlord on the Facility Termination Date; Tenant shall not be required to restore the Facility Property as would otherwise be required by Section 2.5 but Tenant shall be obligated to pay the Tenant Payment Obligation in lieu thereof. This Lease shall continue in full force and effect as to all the remaining Leased Property other than the Facility Property being surrendered, except as otherwise provided herein. Upon the Facility Termination Date, Landlord’s Investment shall be deemed reduced by the amount of Landlord’s Investment allocated to the Facility being surrendered (based on the original acquisition price as allocated on Exhibit L hereto plus any Landlord Expansion Payments with respect to such Facility and the Facility’s allocable share of any Earn Out Payment) (the “Allocated Facility Landlord’s Investment”). The annual Minimum Rent and Additional Minimum Rent amounts applicable to the remaining Leased Property shall be reduced as of the Facility Termination Date by a proportionate amount equal to the annual Minimum Rent and Additional Minimum Rent amount then in effect multiplied by a fraction, the numerator of which is the Allocated Facility Landlord’s Investment for the damaged Facility, and the denominator of which is the aggregate amount of Landlord’s Investment for all of the Leased Property (including for the damaged Facility) as of the date immediately prior to the Facility Termination Date.

10.9 Mortgagee Action. If the property insurance proceeds are not made available to Tenant for repair, reconstruction or restoration of the applicable Facility Property as provided in Section 10.3, based on any option or right exercised by any Mortgagee or provisions of any Facility Mortgage, then (i) Tenant may, by the giving of a Facility Termination Notice to Landlord and Mortgagee within thirty (30) days after Tenant receives actual notice that insurance proceeds will not be made available to Tenant for repair, reconstruction or restoration or that Mortgagee has exercised or intends to exercise a right or option to apply the insurance proceeds to indebtedness of Landlord (“Applied Casualty Proceeds”) or to uses other than repair, reconstruction or restoration of the applicable Facility Property, terminate this Agreement as to the applicable Facility and all related Facility Property (a “Facility Termination”), with all the same effect as a Facility Termination pursuant to Section 10.2, including without limitation, Tenant’s obligation to pay the Tenant Payment Obligation, and the occurrence of a Facility Termination Date fifteen (15) days after the delivery of the Facility Termination Notice to the Landlord and Mortgagee (at such address as Tenant has for Mortgagee), or if such day is not a Business Day, then the next Business Day, with the same effect as provided in Section 10.8, provided, however, that if an Event of Default has occurred and is continuing under this Lease, Tenant may give a Facility Termination Notice under this Section 10.9 only if the estimated cost to repair, reconstruct or restore the applicable Facility Property exceeds $100,000,or (ii) Tenant, at its option, may elect to repair or rebuild the applicable Facility Property and continue to lease the applicable Facility property even though Mortgagee has not made the insurance proceeds available for rebuilding. In either such event, Landlord’s Investment shall be reduced by the amount of the Applied Casualty Proceeds, and Rent shall be reduced pursuant to the terms of

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Section 3.2.1; provided that if an Event of Default has occurred and is continuing under this Lease, the Landlord’s Investment and Rent shall not be reduced unless the estimated cost to repair, reconstruct or restore the applicable Facility Property exceeds $100,000.

10.10 Landlord’s Right to Repair or Rebuild. Notwithstanding Section 10.9 above, within ten (10) days of Landlord’s receipt of Tenant’s Facility Termination Notice, Landlord may notify Tenant that Landlord intends promptly to repair or rebuild the applicable Facility Property even though Mortgagee has not made the insurance proceeds available for rebuilding. In such event, Landlord’s Investment initially shall be deemed reduced by the amount of the Applied Casualty Proceeds and Minimum Rent and Additional Minimum Rent shall be reduced pursuant to the terms of Section 3.2.1. Upon Landlord’s completion of the repairs to the Facility Property, as mutually agreed upon by Landlord and Tenant in their reasonable discretion, Landlord’s Investment shall increase back to the amount of Landlord’s Investment prior to the application of the Applied Casualty Proceeds, and Minimum Rent and Additional Minimum Rent shall be increased pursuant to the terms of Section 3.2.1.

ARTICLE 11.

CONDEMNATION

11.1 Total Condemnation, Etc. If the whole of a Facility Property shall be taken or condemned for any public or quasi-public use or purpose, by right of eminent domain or by purchase in lieu thereof, or if a substantial portion of the Facility Property shall be so taken or condemned that the portion or portions remaining is or are not sufficient and suitable, in the mutual reasonable judgment of Landlord and Tenant, for the continued operation thereof as required herein, so as to effectively render the Facility Unsuitable for Its Intended Use, then this Lease shall terminate with respect to such Facility Property only (without prejudice to Landlord’s and Tenant’s respective rights to an award under Section 11.3 below), as of the date on which the Condemnor takes possession (“Facility Condemnation Termination Date”). If the Facility Condemnation Termination Date occurs during the Initial Term, the Landlord’s Investment amount shall be reduced by the actual net award for such taking or condemnation and the Minimum Rent and Additional Minimum Rent shall be re-calculated by multiplying the reduced amount of Landlord’s Investment by the “Lease Rate” (as set forth in Exhibit C) for the then current Accounting Year. If the Facility Condemnation Termination Date occurs during an Extended Term, the “Lease Rate” shall be calculated from the last Accounting Year of the Initial Term to the then current Accounting Year, with 3% annual increases each Accounting Year except for the first Accounting Year of any Extended Term, for which the percentage increase shall be the actual percentage increase in the Minimum Rent occurring in the first Accounting Year of any Extended Term. Any portion of the applicable Facility Property not so taken or condemned shall be surrendered by Tenant to Landlord on the Facility Condemnation Termination Date, but Tenant shall have no obligation with respect to the condition of the property so surrendered or any obligation to restore the Facility Property under Section 2.5.

11.2 Partial Condemnation. If a portion of the Premises of a Facility is taken, and the portion or portions remaining can, in the mutual reasonable judgment of Landlord and Tenant, be adapted and used for the conduct of Tenant’s business operation in accordance with the terms of this Agreement, such that the Facility Property is not effectively rendered Unsuitable for Its Intended Use, then the Tenant shall, utilizing condemnation proceeds paid to Landlord or Mortgagee from the Condemnor, promptly restore the remaining portion or portions thereof to a

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condition comparable to their condition at the time of such taking or condemnation, less the portion or portions lost by the taking pursuant to plans and specifications and other design and construction contracts acceptable to Landlord and Primary Lender, and this Agreement shall continue in full force and effect except that the Minimum Rent and Additional Minimum Rent payable hereunder shall, if necessary, be equitably adjusted as described in Section 11.3 taking into account the net reduction in Landlord’s Investment to the extent the condemnation proceeds were distributed to Landlord or applied to any Facility Mortgage.

11.3 Disbursement of Award. The entire award for the Facility Property or the portion or portions thereof so taken shall be apportioned between Landlord and Tenant as follows: (a) if this Agreement terminates as to the Facility Property due to a taking or condemnation, Landlord shall be entitled to the entire award; provided, however, that any portion of the award expressly made for the taking of Tenant’s leasehold interest in the Facility Property, loss of business during the remainder of the Term, and the taking of Tenant Personal Property shall be the sole property of and payable to Tenant, and (b) if this Agreement does not terminate as to the Facility Property due to such taking or condemnation, Tenant shall be entitled to the award to the extent required for restoration of the Facility Property, and Landlord shall be entitled to the balance of the award not applied to restoration. Rent shall be adjusted based upon the net proceeds received by Landlord (or any Mortgagee) for its own account after payment of any amounts due to Tenant and any related parties, which net proceeds shall reduce the Landlord’s Investment by the amount thereof. In any condemnation proceedings, Landlord and Tenant shall each seek its own award in conformity herewith, at its own expense. If this Agreement does not terminate as to the Facility Property due to a taking or condemnation, Tenant shall, with due diligence, restore the remaining portion or portions of the Facility Property in the manner hereinabove provided. In such event, the proceeds of the award to be applied to restoration shall be deposited with a bank or financial institution designated by Landlord as if such award were insurance proceeds, and the amount so deposited will thereafter be treated in the same manner as insurance proceeds are to be treated under Section 10.3 of this Agreement until the restoration has been completed and Tenant has been reimbursed for all the costs and expenses thereof. If the award is insufficient to pay for the restoration, Tenant shall be responsible for the remaining cost and expense of such restoration.

11.4 No Abatement of Rent. Except to the extent this Agreement may be terminated with respect to a Facility Property pursuant to Section 11.1, and except to the extent otherwise provided in this Article 11, this Agreement shall remain in full force and effect and Tenant’s obligation to make all payments of Rent, Additional Charges, and any other amounts due hereunder as and when required under this Agreement shall remain unabated during the Term notwithstanding any Condemnation. The provisions of this Article 11 shall be considered an express agreement governing any Condemnation involving the Leased Property and, to the maximum extent permitted by law, no local or State statute, law, rule, regulation or ordinance in effect during the Term which provides for such abatement shall have any application in such case.

11.5 Disputes. If Landlord and Tenant cannot agree in respect of any matters to be determined under this Article, a determination shall be requested of the court having jurisdiction over the taking or Condemnation; provided, however, that if said court will not accept such matters for determination, either party may have the matters determined by a court otherwise having jurisdiction over the parties.

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11.6 Mortgagee Action. If the condemnation proceeds are not made available to Tenant as required by Section 11.2 for restoration of the Facility Property, then (i) Tenant may, by the giving of a Facility Termination Notice to Landlord and Mortgagee within thirty (30) days after Tenant receives actual notice that the condemnation proceeds will not be made available to Tenant for restoration as required by Section 11.2 or that Mortgagee has exercised or intends to exercise a right or option not to make condemnation proceeds available for restoration, terminate this Agreement as to the applicable Facility Property as of the Facility Condemnation Termination Date, with the same force and effect as if the Landlord and Tenant had mutually agreed that the taking or condemnation rendered the Facility Unsuitable for its Intended Use pursuant to Section 11.1, or (ii) Tenant, at its option, may elect to repair or restore the applicable Facility Property and continue to lease the applicable Facility property even though Mortgagee has not made the condemnation proceeds available for rebuilding. In either such event, Landlord’s Investment shall be reduced by the amount of net condemnation proceeds provided to Landlord or applied to the indebtedness of Landlord, and Rent shall be reduced pursuant to the terms of Section 3.2.1, provided that if an Event of Default has occurred and is continuing under this Lease, the Landlord’s Investment and Rent shall not be reduced unless the estimated cost to repair or restore the applicable Facility Property exceeds $100,000.

11.7 Landlord’s Right to Repair or Restore. Notwithstanding Section 11.6 above, within ten (10) days of Landlord’s receipt of Tenant’s Facility Termination Notice, Landlord may notify Tenant that Landlord intends to repair or restore the applicable Facility Property even though Mortgagee has not made the condemnation proceeds available for restoration. In such event, Landlord’s Investment initially shall be deemed reduced by the amount of the net condemnation proceeds provided to Landlord or applied to the indebtedness of Landlord and Rent shall be reduced pursuant to the terms of Section 3.2.1. Upon Landlord’s completion of the repairs or restoration to the Facility Property, as mutually agreed upon by Landlord and Tenant in their reasonable discretion, Landlord’s Investment shall be increased by the amount expended by Landlord for such repair or restoration (but not above the amount of Landlord’s Investment as existing prior to the application of the amount of the net condemnation proceeds provided to Landlord or applied to the indebtedness of Landlord), and Rent shall be increased pursuant to the terms of Section 3.2.1.

ARTICLE 12.

DEFAULTS AND REMEDIES

12.1 Events of Default. Each of the following events shall be an “Event of Default” hereunder by Tenant and shall constitute a breach of this Agreement:

(a) If Tenant shall fail to (i) pay, when due, any Rent due hereunder; (ii) make monthly deposits into the Reserve Account as required by Section 5.2; or (iii) make monthly deposits into the Tax and/or Insurance Account, if any, as required by Section 8.3, and such failure in each such event shall continue for a period of ten (10) days after such amounts become due and payable.

(b) If Tenant shall fail to pay or cause to be paid any Additional Charge when due or any other monetary obligation of Tenant under this Lease when due, and such failure in each such event shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant; or if Tenant or

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any Subtenant shall fail to pay or cause to be paid any other monetary obligation of Tenant or any Subtenant under any other agreement now or in the future entered into by Tenant or any Subtenant with Landlord (“Other Agreement”), and such failure in each such event shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant or the Subtenant, as applicable.

(c) If Tenant or Subtenant shall violate or fail to comply with or perform any other term, provision, covenant, agreement or condition to be performed or observed by Tenant or Subtenant under this Agreement or any Other Agreement which is not otherwise identified in this Section 12.1, and such violation or failure shall continue for a period of thirty (30) days after written notice thereof from Landlord or such shorter cure period as may be provided for herein (or in such Other Agreement, as applicable); provided, however, if such violation or failure is incapable of cure by Tenant or Subtenant within such thirty (30) days after Tenant’s and Subtenant’s diligent and continuous efforts to cure the same, Tenant and Subtenant shall have an additional period of sixty (60) days to cure the same.

(d) If any assignment, transfer, sublease, or mortgage or deed of trust encumbrance shall be made or deemed to be made by Tenant that is in violation of the provisions of this Agreement.

(e) If Tenant or any Subtenant shall cease operation of the actual and continuous business contemplated by this Agreement to be conducted by Tenant at any of the Facilities (and such cessation is not the result of Casualty, Condemnation or renovation and accompanying restoration, is not otherwise permitted by Landlord or by the express provisions of this Lease, and is not the result of a Legal Requirement or during an emergency or as may be required in connection with an interruption of utilities to a Facility); or if Tenant shall vacate, desert or abandon any Facility (except as expressly permitted in this Lease); or if any Facility shall become empty or unoccupied (except as provided in this subsection); or if any Facility or any material portion thereof is used or are permitted to be used for any purpose, or for the conduct of any activity, other than the Permitted Use.

(f) If, at any time during the Term, Tenant, Subtenant or any other Guarantor shall file in any court, pursuant to any statute of either the United States or of any State, a petition in bankruptcy or insolvency, or for reorganization or arrangement, or for the appointment of a receiver or trustee of all or any material portion of Tenant’s property, including, without limitation, the leasehold interest in the Leased Property, or if Tenant, Subtenant or other Guarantor shall make an assignment for the benefit of its creditors or petitions for or enters into such an arrangement with its creditors.

(g) If, at any time during the Term, there shall be filed against Tenant, any Subtenant or any other Guarantor in any court pursuant to any statute of the United States or a Facility State, a petition in bankruptcy or

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insolvency, or for reorganization, or for the appointment of a receiver or trustee of all or a material portion of Tenant’s property, including, without limitation, the leasehold interest in the Leased Property, and any such proceeding against Tenant, any Subtenant or any other Guarantor shall not be dismissed within sixty (60) days following the commencement thereof.

(h) If Tenant’s or any Subtenant’s leasehold interest in the Leased Property or any property located in or on the Premises and having a value of at least $100,000 (including without limitation Tenant Personal Property and the FF&E Replacements) shall be seized under any levy, execution, attachment or other process of court where the same shall not be vacated or stayed on appeal or otherwise within thirty (30) days thereafter, or if Tenant’s or any Subtenant’s leasehold interest in the Leased Property is sold by judicial sale and such sale is not vacated, set aside or stayed on appeal or otherwise within thirty (30) days thereafter.

(i) If any Facility Permit material to the Facility’s operation for its Permitted Use is at any time suspended and the suspension is not stayed pending appeal within ten (10) days, or are voluntarily terminated without the prior written consent of Landlord.

(j) If any Governmental Agencies having jurisdiction over the operation of the Facilities removes five (5) or more of the total number of patients or residents located at a single Facility by reason of a violation of Legal Requirements (other than as necessitated by a Casualty, Condemnation or other Force Majeure or by reason of temporary emergency).

(k) If Tenant or any Subtenant voluntarily transfers ten (10) or more patients or residents out of any single Facility (other than to another Facility under this Lease) in any one (1) calendar year period (except as necessitated by a Casualty, Condemnation or other Force Majeure), provided that any such transfer to a different type of care facility as a result of such patient’s or resident’s special needs that cannot be met at the Facility shall not be deemed a voluntary transfer.

(l) If Tenant or any Subtenant fails to give notice to Landlord not later than ten (10) days after Tenant’s receipt of any fine notice from any Government Agency relating to a Major Violation at a Facility.

(m) If Tenant fails to notify Landlord within two (2) Business Days after receipt of notice by Tenant or any Subtenant from any Governmental Agency terminating or suspending or reflecting a material risk of an imminent termination or suspension, of any material Permit relating to operation of the Facility.

(n) If Tenant or any Subtenant fails during the Term to cure or abate any Major Violation occurring during the Term that is claimed by any Governmental Agency of any law, order, ordinance, rule or regulation pertaining to the operation of the Facility, and within the time permitted by such authority for such cure or abatement.

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(o) The failure of Tenant or any Subtenant to correct, within the time deadlines set by any Governmental Agency, any deficiency which would result in the following actions by such agency with respect to the Facility:

(i) a termination of any Reimbursement Contract or any Permit material to the operation of any Facility; or

(ii) the issuance of a stop placement order or ban on new admissions generally for any Facility.

(p) If a final unappealable determination is made by applicable state authorities of the revocation or limitation of any Permit required for the lawful operation of any Facility in accordance with its Permitted Use or there occurs the loss or material limitation of any Permit under any other circumstances under which Tenant is required to cease its operation of any Facility in accordance with its Permitted Use at the time of such loss or limitation.

(q) If Tenant or any Subtenant or the Facility should be assessed fines or penalties by any state health or licensing agency having jurisdiction over such Persons or the Facility in excess of $25,000.00 for any single Facility in any Fiscal Year.

(r) If Eby or Manager shall default in its obligations under its respective Guaranty and such default shall not be cured within any applicable grace or cure period provided under this Lease or the Guaranty; or if Eby, Manager or Wabash Bickford Cottage, L.L.C. shall default in their respective obligations under any other agreement now or in the future entered into with Landlord, CIT Healthcare, LLC, or any Affiliate of either such entity, which default is material in relation to this Lease, and which default is not cured within any applicable grace or cure period, provided that Eby, Manager or Wabash Bickford Cottage, L.L.C. shall at a minimum have had a cure period of at least ten (10) days after notice of the applicable default under any such other agreement.

(s) If the Minimum Rent Coverage falls below the then minimum required Minimum Rent Coverage ratio described in Section 17.8.3.

12.2 Remedies on Default. If any of the Events of Default hereinabove specified shall occur, Landlord, at any time thereafter, shall have and may exercise any of the following rights and remedies:

(a) Landlord may, pursuant to written notice thereof to Tenant, immediately terminate this Agreement and, peaceably or pursuant to appropriate legal proceedings, re-enter, retake and resume possession of the Leased Property for Landlord’s own account without liability for trespass (Tenant hereby waiving

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any right to notice or hearing prior to such taking of possession by Landlord) and, for Tenant’s breach of and default under this Agreement, recover immediately from Tenant any and all sums and damages due or in existence at the time of such termination, including, without limitation, (i) all Rent and other sums, charges, payments, costs and expenses agreed and/or required to be paid by Tenant to Landlord hereunder prior to such termination, (ii) all costs and expenses of Landlord in connection with the recovery of possession of the Leased Property, including reasonable attorney’s fees based upon services rendered at hourly rates and court costs, and (iii) all costs and expenses of Landlord in connection with any reletting or attempted reletting of the Leased Property or any part or parts thereof, including, without limitation, brokerage fees, advertising costs, reasonable attorney’s fees based upon services rendered at hourly rates based upon service rendered at hourly rates and the cost of any alterations or repairs or tenant improvements which may be reasonably required to so relet the Leased Property, or any part or parts thereof.

(b) Landlord may, pursuant to any prior notice required by law, and without terminating this Agreement, peaceably or pursuant to appropriate legal proceedings, re-enter, retake and resume possession of the Leased Property or any part thereof for the account of Tenant, make such alterations of and repairs and improvements to the Leased Property or part thereof as may be reasonably necessary in order to relet the same or any part or parts thereof and, directly or through a qualified management or operating company which may include an Affiliated Person of Landlord, operate and manage the applicable Leased Property, and relet or attempt to relet the applicable Leased Property or any part or parts thereof for such term or terms (which may be for a term or terms extending beyond the Term), at such rents and upon such other terms and provisions as Landlord, in its reasonable discretion, may deem advisable. Upon Landlord’s request, Tenant agrees to either (i) assign to Landlord or Landlord’s assignee, Tenant’s interest in its management agreement with the operator of the applicable Leased Property or (ii) cause the operator of the applicable Leased Property to transfer the employees currently employed by the operator at the applicable Leased Property to Landlord or Landlord’s assignee. If Landlord or Landlord’s assignee takes possession and control of the Leased Property or part thereof and operates the same, Tenant shall, for so long as Landlord is actively operating such Leased Property, have no obligation to operate the Leased Property but agrees that Landlord, any contract manager or operator, or any new tenant or sublessee may, to the extent permitted by law, operate the Facility under Tenant’s or Subtenant’s Permits, including its Medicaid and Medicare provider agreements, if any, until same are issued in the name of the Landlord or the new manager/operator or tenant or sublessee, as applicable. If Landlord relets or attempts to relet the Leased Property or part thereof, or obtains a contract manager or operator for the Leased Property, Landlord shall at its sole discretion determine the terms and provisions of any new lease or sublease, or management or operating agreement, and whether or not a particular proposed manager or operator, or new tenant or sublessee, is acceptable to Landlord. Upon any such reletting, or the operation of the Leased Property or part thereof by a

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contract manager or operator, all rents or incomes received by the Landlord from such reletting or otherwise from the operation of the Leased Property shall be applied, (i) first, to the payment of all costs and expenses of recovering possession of the Leased Property, (ii) second, to the payment of any costs and expenses of such reletting and or operation, including brokerage fees, advertising costs, reasonable attorney’s fees based upon service rendered at hourly rates, a management fee not to exceed seven percent (7%) of the gross revenues generated, and the cost of any alterations and repairs reasonably required for such reletting or operation of the Leased Property; (iii) third, to the payment of any indebtedness, other than Rent, due hereunder from Tenant to the Landlord, (iv) fourth, to the payment of all Rent and other sums due and unpaid hereunder, and (v) fifth, the residue, if any, shall be held by the Landlord and applied in payment of future Rent as the same may become due and payable hereunder. If the rents received from such reletting or net income from the operation of the Leased Property during any period shall be less than the Rents and Additional Charges required to be paid during that period by the Tenant hereunder, Tenant shall promptly pay any such deficiency to the Landlord and failing the prompt payment thereof by Tenant to Landlord, Landlord shall immediately be entitled to institute legal proceedings for the recovery and collection of the same. Such deficiency shall be calculated and paid at the time each payment of Minimum Rent or any other sum shall otherwise become due under this Agreement, or, at the option of Landlord, at the end of the Term. Landlord shall, in addition, be immediately entitled to sue for and otherwise recover from Tenant any other damages occasioned by or resulting from any abandonment of the Leased Property or other breach of or default under this Agreement other than a default in the payment of Rent. No such re-entry, retaking or resumption of possession of the Leased Property by the Landlord for the account of Tenant shall be construed as an election on the part of Landlord to terminate this Agreement unless a written notice of such intention shall be given to the Tenant or unless the termination of this Agreement be decreed by a court of competent jurisdiction. Notwithstanding any such re-entry and reletting or attempted reletting of the Leased Property or any part or parts thereof for the account of Tenant without termination, Landlord may at any time thereafter, upon written notice to Tenant, elect to terminate this Agreement or pursue any other remedy available to Landlord for Tenant’s previous breach of or default under this Agreement.

(c) Landlord may, without re-entering, retaking or resuming possession of the Leased Property, sue for all Rent and all other sums, charges, payments, costs and expenses due from Tenant to Landlord hereunder either: (i) as they become due under this Agreement, or (ii) at Landlord’s option, terminate this Lease, and to the extent permitted by Applicable Law, accelerate the maturity and due date of the whole or any part of the Rent for the entire then-remaining unexpired balance of the Term, and may recover the accelerated amount of such Rent (discounted to present value using the 10-year U.S. Treasury security rate with a maturity date closest to the expiration date of the lease term) less the fair rental value of the Leased Property for the then-

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remaining unexpired balance of the Term (discounted to present value using the 10-year U.S. Treasury security rate with a maturity date closest to the expiration date of the lease term and taking into account reasonable costs of re-leasing the Leased Property and preparing the Leased Property for re-leasing) together with (but without duplication) any other damages for breach or default of Tenant’s obligations hereunder in existence at the time of such acceleration. Landlord may then proceed to recover and collect all such unpaid Rent and other sums so sued for from Tenant by distress, levy, execution or otherwise. Regardless of which of the foregoing alternative remedies is chosen by Landlord under this subparagraph (c), Landlord shall not be required to relet the Leased Property nor exercise any other right granted to Landlord pursuant to this Agreement, nor, except as may be required by Applicable Laws, shall Landlord be under any obligation to minimize or mitigate Landlord’s damages or Tenant’s loss as a result of Tenant’s breach of or default under this Agreement.

(d) Landlord may, in addition to any other remedies provided herein, enter upon the Leased Property or any portion thereof and take possession of (i) any and all of Tenant Personal Property and other personal property of Tenant granted to Landlord as collateral hereunder or under that Tenant Security Agreement executed by Tenant in favor of Landlord as of the date of this Lease (“Tenant Security Agreement”), but excluding the “Excluded Collateral” as defined in the Tenant Security Agreement, (ii) information contained in Tenant’s books and records necessary to operate the Leased Property, but not the books and records, (iii) apply any Reserve or other escrow account maintained pursuant to this Lease, and (iv) the bank accounts concerning, or established for, the Leased Property, without liability for trespass or conversion (Tenant hereby waiving any right to notice or hearing prior to such taking of possession by Landlord) and sell the same by public or private sale, after giving Tenant reasonable notice of the time and place of any public or private sale, at which sale Landlord or its assigns may purchase all or any portion of the Tenant personal property, if any, unless otherwise prevented by law. Unless otherwise provided by law and without intending to exclude any other manner of giving Tenant reasonable notice, the requirement of reasonable notice shall be met if such notice is given at least ten (10) days before the date of sale. The proceeds from any such disposition, less all expenses incurred in connection with the taking of possession, holding and selling of such property (including reasonable attorneys’ fees based upon services rendered at hourly rates) shall be credited against Rent which is due hereunder. Notwithstanding the foregoing, Landlord shall have no rights under this Lease or otherwise to sell or use any of the Excluded Trademarks.

(e) Tenant acknowledges that one of the rights and remedies available to Landlord under Applicable Law is to apply to a court of competent jurisdiction for the appointment of a receiver to collect the rents, issues, profits and income of the Leased Property and to manage the operation of the Leased Property. Tenant hereby further acknowledges that the revocation, suspension or material limitation of the certification of the Leased Property for provider status

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under Medicare or Medicaid (or successor programs) and/or the revocation, suspension or material limitation of the license of the Leased Property as a assisted living facility under the laws of the Facility States will materially and irreparably impair the value of Landlord’s investment in the Leased Property. Therefore, in any of such events (unless stayed pending appeal within ten (10) days of such revocation, suspension or material limitation), and in addition to any other right or remedy of Landlord under this Agreement, Landlord may petition any appropriate court for appointment of a receiver to manage the operation of the Leased Property (or any portion thereof as to which Tenant has suffered the revocation, suspension or material limitation of any license), to collect and disburse all rents, issues, profits and income generated thereby and to preserve or replace to the extent possible the operating license and provider certification of the Leased Property or to otherwise substitute the licensee or provider thereof. The receiver shall be entitled to a reasonable fee for his services as receiver. All such fees and other expenses of the receivership estate shall be payable as Additional Charges under this Agreement. Tenant hereby irrevocably stipulates to the appointment of a receiver under such circumstances and for such purposes and agrees not to contest such appointment.

(f) In addition to the remedies hereinabove specified and enumerated, Landlord shall have and may exercise the right to invoke any other remedies allowed at law or in equity as if the remedies of re-entry, unlawful detainer proceedings and other remedies were not herein provided. Accordingly, the mention in this Agreement of any particular remedy shall not preclude Landlord from having or exercising any other remedy at law or in equity. Nothing herein contained shall be construed as precluding the Landlord from having or exercising such lawful remedies as may be and become necessary in order to preserve the Landlord’s right or the interest of the Landlord in the Leased Property and in this Agreement, even before the expiration of any notice periods provided for in this Agreement, if under the particular circumstances then existing the allowance of such notice periods will prejudice or will endanger the rights and estate of the Landlord in this Agreement and in the Leased Property. In addition, any provision of this Agreement to the contrary notwithstanding, no provision of this Agreement shall delay or otherwise limit Landlord’s right to seek injunctive relief or Tenant’s obligation to comply with any such injunctive relief.

(g) With respect to the Collateral or any portion thereof and Landlord’s security interest therein, Landlord may exercise all of its rights as secured party under Article 9 of the Uniform Commercial Code. Landlord may sell the Collateral by public or private sale upon ten days’ notice to Tenant and Subtenant.

(h) If the applicable Event of Default is attributable to a single Facility, not cured within any applicable time period, and if Landlord is not willing to waive the applicable Default, Landlord may, without limiting its rights hereunder to terminate this Lease in its entirety, pursuant to written notice thereof to Tenant, terminate this Agreement as to the applicable Facility and

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continue this Agreement as a lease of the remaining Leasehold Property or may exercise its other remedies hereunder with respect to the applicable Facility. Upon any such termination as a Facility, Landlord shall have the remedies otherwise specified above for a termination, but limited to the terminated Facility Property, and the Minimum Rent and Additional Minimum Rent applicable to the remaining Leasehold Property shall be equitably reduced as Tenant and Landlord may mutually agree after good faith negotiations. If no such agreement is reached within ten (10) Business Days after negotiations have commenced, then the Annual Minimum Rent and Additional Minimum Rent amount due hereunder shall be reduced as of the effective date of termination by a proportionate amount equal to the Annual Minimum Rent and Additional Minimum Rent then in effect multiplied by a fraction, the numerator of which is the Net Operating Income calculated for the terminated Facility alone, based on the most recent annual financial statements to be delivered to Landlord prior to the date of termination, and the denominator of which shall be the Net Operating Income calculated for the entire Leased Property (including the terminated Facility), based on the most recent annual financial statements delivered to Landlord for the same period.

12.3 Application of Funds. Any payments received by Landlord under any of the provisions of this Agreement during the existence or continuance of any Event of Default (and any payment made to Landlord rather than Tenant due to the existence of any Event of Default) shall be applied to Tenant’s current and past due obligations under this Agreement in such order as Landlord may determine, except as otherwise required by the laws of the applicable Facility States.

12.4 Landlord’s Right to Cure Tenant’s Default. If Tenant shall default in the performance of any term, provisions, covenant or condition on its part to be performed hereunder, Landlord may, but shall have no obligation to perform the same for the account and at the expense of Tenant. If, at any time and by reason of such default, Landlord is compelled to pay, or elects to pay, any sum of money or do any act which will require the payment of any sum of money, or is compelled to incur any expense in the enforcement of its rights hereunder or otherwise, such sum or sums, together with interest thereon at the Overdue Rate shall be deemed Additional Rent hereunder and shall be repaid to Landlord by Tenant promptly when billed therefor, and Landlord shall have all the same rights and remedies in respect thereof as Landlord has in respect of the rents herein reserved.

12.5 Landlord’s Lien. Landlord shall have at all times during the Term, a valid lien for all rents and other sums of money becoming due hereunder from Tenant, upon all goods, accounts, wares, merchandise, inventory, furniture, fixtures, equipment, vehicles and other personal property and effects of Tenant or any Subtenant situated in or upon the Leased Property, including Tenant Personal Property and any interest of Tenant or Subtenant in FF&E Replacements, but specifically excluding the Excluded Trademarks and the other Excluded Collateral, and such property subject to Landlord’s lien (the “Collateral”) shall not be removed therefrom except in accordance with the terms of this Agreement without the approval and consent of Landlord until all arrearages in Rent as well as any and all other sums of money then due to Landlord hereunder shall first have been paid and discharged in full. Alternatively, the lien hereby granted may be foreclosed in the manner and form provided by law for foreclosure of

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security interests or in any other manner and form provided by law. The statutory lien for Rent, if any, is not hereby waived and the express contractual lien herein granted is in addition thereto and supplementary thereto. Tenant and each Subtenant by its signature to this Agreement hereby respectively grants to Landlord a lien and security interest in Tenant’s and Subtenant’s right, title and interest in the Collateral to secure the Tenant’s Obligations. Tenant and Subtenants agree to execute and deliver to Landlord from time to time during the Term such Financing Statements as may be required by Landlord in order to perfect the Landlord’s lien provided herein or granted or created by state law. Tenant and each Subtenant further agrees that during an Event of Default, Tenant and Subtenants shall not make any distributions to their shareholders, partners, members or other owners (except Subtenants may make distributions to Tenant) and any such prohibited distributions shall be considered and deemed to be fraudulent and preferential and subordinate to Landlord’s claim for Rent and other sums hereunder.

ARTICLE 13.

HOLDING OVER

If Tenant or any other person or party shall remain in possession of the Leased Property or any part thereof following the expiration of the Term or earlier termination of this Agreement without an agreement in writing between Landlord and Tenant with respect thereto, the person or party remaining in possession shall be deemed to be a tenant at sufferance, and during any such holdover, the Rent payable under this Agreement by such tenant at sufferance shall be double the rate or rates in effect immediately prior to the expiration of the Term or earlier termination of this Agreement. In no event, however, shall such holding over be deemed or construed to be or constitute a renewal or extension of this Agreement.

ARTICLE 14.

LIABILITY OF LANDLORD: INDEMNIFICATION

14.1 Liability of Landlord. Landlord and its affiliates shall not be liable to Tenant or Subtenants or their respective employees, agents, invitees, licensees, customers, clients, residents and their respective family members or guests for any damage, injury, loss, compensation or claim, including, but not limited to, claims for the interruption of or loss to Tenant’s or Subtenant’s business, based on, arising out of or resulting from any cause whatsoever (other than Landlord’s gross negligence or willful misconduct), including, but not limited to: (a) repairs to any portion of the Leased Property; (b) interruption in Tenant’s or Subtenant’s use of the Leased Property; (c) any accident or damage resulting from the use or operation (by Landlord, Tenant, Subtenant or any other person or persons) of any equipment within the Leased Property, including without limitation, heating, cooling, electrical or plumbing equipment or apparatus; (d) the termination of this Agreement by reason of the condemnation or destruction of the Leased Property in accordance with the provisions of this Agreement; (e) any fire, robbery, theft, mysterious disappearance or other Casualty; (f) the actions of any other person or persons; and (g) any leakage or seepage in or from any part or portion of the Leased Property, whether from water, rain or other precipitation that may leak into, or flow from, any part of the Leased Property, or from drains, pipes or plumbing fixtures in the Leased Improvements. Any goods, property or personal effects stored or placed by the Tenant, Subtenant or their employees in or about the Leased Property including Tenant Personal Property, shall be at the sole risk of the Tenant.

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14.2 Indemnification of Landlord. Tenant shall defend, indemnify and save and hold Landlord harmless from and against any and all liabilities, obligations, losses, damages, injunctions, suits, actions, fines, penalties, claims, demands, costs and expenses of every kind or nature, including reasonable attorneys’ fees and court costs, incurred by Landlord, arising directly or indirectly from or out of: (a) any failure by Tenant to perform any of the terms, provisions, covenants or conditions of this Agreement, on Tenant’s part to be performed including but not limited to the payment of any fee, cost or expense which Tenant is obligated to pay and discharge hereunder, (b) any accident, injury or damage which shall happen at, in or upon the Leased Property, however occurring; (c) any matter or thing growing out of the condition, occupation, maintenance, alteration, repair, use or operation by any person of the Leased Property, or any part thereof, or the operation of the business contemplated by this Agreement to be conducted thereon, thereat, therein, or therefrom; (d) any failure of Tenant or Subtenants to comply with the Legal Requirements; (e) any contamination of the Leased Property, or the groundwaters thereof occasioned by the use, transportation, storage, spillage or discharge thereon, therein or therefrom of any toxic or hazardous chemicals, compounds, materials or substances, whether by Tenant, Subtenant or by any agent or invitee of Tenant or Subtenant; (f) any discharge of toxic or hazardous sewage or waste materials from the Leased Property into any septic facility or sanitary sewer system serving the Leased Property, whether by Tenant, Subtenant or by any agent of Tenant or Subtenant; (g) any fines, penalties, or refunds due and payable to Medicare or Medicaid arising out of the operation of the Leased Property by Tenant or Subtenant; or (h) any other act or omission of Tenant, its employees, agents, invitees, customers, licensees or contractors, provided, however, Tenant shall not be liable for or be obligated to indemnify Landlord from and against any damages resulting from Landlord’s gross negligence or willful misconduct.

THE INDEMNIFICATION OF LANDLORD HEREUNDER IS INTENDED TO AND SHALL EXPRESSLY INCLUDE INDEMNIFICATION AGAINST LANDLORD’S OWN NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), UNLESS SPECIFICALLY OTHERWISE PROVIDED.

Tenant’s indemnity obligations under this Article and elsewhere in this Agreement arising prior to the termination or permitted assignment of this Agreement shall survive any such termination or assignment.

14.3 Notice of Claim or Suit. Tenant or the applicable Subtenant shall promptly notify Landlord of any claim, action, proceeding, or suit instituted or threatened against Tenant or any Subtenant or Landlord of which Tenant receives notice or of which Tenant acquires knowledge. In the event Landlord is made a party to any action for damages or other relief against which Tenant has indemnified Landlord, as aforesaid, Tenant shall at its own expense using counsel reasonably approved by Landlord, diligently defend Landlord, pay all costs in such litigation or, at Landlord’s option, and expense, Landlord may nonetheless engage its own counsel in connection with its own defense or settlement of said litigation in which event Tenant and each Subtenant shall cooperate with Landlord and make available to Landlord all information and data which Landlord deems necessary or desirable for such defense. In the event Landlord is required to secure its own counsel due to a conflict in the interests of Tenant and Landlord in any action for damages or other relief against which Tenant has indemnified Landlord, Tenant shall pay all of Landlord’s costs in such litigation. Tenant is required to approve a settlement agreement for

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any such claim or suit as requested by Landlord and which is consistent with applicable insurance company requirements, unless Tenant posts a bond or other security acceptable to Landlord for any potentially uninsured liability amounts.

14.4 Limitation on Liability of Landlord. In the event Tenant is awarded a money judgment against Landlord, Tenant’s sole recourse for satisfaction of such judgment shall be limited to execution against the Landlord’s interest in the Leased Property. In no event shall any partner, member, officer, director, stockholder or shareholder of Landlord or any partner thereof or Affiliated Person or Subsidiary thereof, be personally liable for the obligations of Landlord hereunder.

ARTICLE 15.

REIT AND UBTI REQUIREMENTS

Tenant understands that, in order for Landlord to qualify as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), the following requirements must be satisfied. The parties intend that amounts to be paid by Tenant hereunder and received or accrued, directly or indirectly, by Landlord with respect to the Leased Property (including any rents attributable to personal property that is leased with respect thereto) will qualify as “rents from real property” (within the meaning of Code Section 856(d) and Section 512(b)(3)), and that neither party will take, or permit to take, any action that would cause any amount received by the Landlord under this Agreement to fail to qualify as such under the Code. Consistent with this intent, the parties agree that:

15.1 Limitations on Rents Attributable to Personal Property. “Rents attributable to any personal property” leased to the Tenant cannot exceed ten percent (10%) of the total rent received or accrued by Landlord under this Agreement for the Fiscal Year of the Landlord. Consistent therewith, the average of the fair market values of the personal property (within the meaning set forth in Section 1.512(b)-1(c)(3)(ii) of the applicable Treasury Regulations) that is leased to Tenant with respect to the Leased Property at the beginning and end of a Fiscal Year cannot exceed fifteen percent (15%) of the average of the aggregate fair market values of the real and personal property comprising such Leased Property that is leased to Tenant under such lease at the beginning and end of such Fiscal Year (the “REIT Personal Property Limitation”). If Landlord reasonably anticipates that the REIT Personal Property Limitation will be exceeded with respect to the Leased Property for any Fiscal Year, Landlord shall notify Tenant, and Landlord and Tenant shall negotiate in good faith the purchase by Tenant of items of personal property anticipated by Landlord to be in excess of the REIT Personal Property Limitation. Provided, however, that Tenant’s responsibility to purchase such personal property will be offset by Landlord in some mutually agreeable manner, which would not result in the Landlord earning income which would constitute “unrelated business taxable income” within the meaning of Section 512 of the Code, if the Landlord was a “qualified trust” within the meaning of Section 856(h)(3)(E) of the Code.

15.2 Basis for Sublease Rent Restricted. Tenant cannot sublet the property that is leased to it by Landlord, or enter into any similar arrangement, on any basis such that the rental or other amounts paid by the sublessee thereunder would be based, in whole or in part, on either (a) the net income or profits derived by the business activities of the sublessee or (b) any other formula such that any portion of the rent paid by Tenant to Landlord would fail to qualify as “rent from real property” within the meaning of Section 856(d) and Section 512(b)(3) of the Code and regulations promulgated thereunder.

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15.3 Landlord Affiliate Subleases Restricted. Anything to the contrary in this Agreement notwithstanding, Tenant shall not sublease the Leased Property to, or enter into any similar arrangement with, any person in which Landlord owns, directly or indirectly, a ten percent (10%) or more interest, with the meaning of Section 856(d)(2)(B) of the Code, and any such action shall be deemed void ab initio. Anything to the contrary in this Agreement notwithstanding, Tenant shall not sublease the Leased Property to, or enter into any similar arrangement with, any Person that Landlord would be deemed to control within the meaning of Section 512(b)(13) of the Code.

15.4 Landlord Interests in Tenant Restricted. Anything to the contrary in this Agreement notwithstanding, neither party shall take, or permit to take, any action that would cause Landlord to own, directly or indirectly, a ten percent (10%) or greater interest in the Tenant within the meaning of Section 856(d)(2)(B) of the Code, and any similar or successor provision thereto, and any such action shall be deemed void ab initio. In addition, anything to the contrary in this Agreement notwithstanding, Tenant shall not take or permit to take, any action that would cause Landlord to own, directly or indirectly, such interest in Tenant such that amounts received from Tenant would represent amounts received from a controlled entity within the meaning of Section 512(b)(13) of the Code.

15.5 Rents from Personal Property Restricted. Rents attributable to personal property within the meaning of Treasury Regulation Section 1.512(b)-1(c)(3)(ii) that is leased to Tenant with respect to the Leased Property will not exceed 10 percent (10%) of the total Rents per year (the “UBTI Personal Property Limitation”). If Landlord reasonably anticipates that the UBTI Personal Property Limitation will be exceeded with respect to the Leased Property for any Fiscal Year, Landlord shall notify Tenant, and Landlord and Tenant shall negotiate in good faith the purchase by Tenant of items of personal property anticipated by Landlord to be in excess of the UBTI Personal Property Limitation; provided, however, that Tenant’s responsibility to purchase such personal property will be offset by Landlord in some mutually agreeable manner which will not result in the Landlord earning income which would constitute “unrelated business taxable income” within the meaning of Section 512 of the Code if the Landlord was a “qualified trust” within the meaning of Section 856(h)(3)(E) of the Code.

15.6 Landlord Services. Any services provided by, or on behalf of, Landlord will not prevent any amounts received or accrued from qualifying as “Rents from real property” (within the meaning of Section 856(d)(2) or Section 512(b)(3) of the Code).

15.7 Certain Subtenants Prohibited. Anything to the contrary in this Agreement notwithstanding, Tenant shall not sublease the Leased Property to, or enter into any similar arrangement with, any Person that would be described in Section 514(c)(9)(B)(iii) or (iv) of the Code.

15.8 Future Amendment. Tenant hereby agrees to amend this Article 15 from time to time as Landlord deems necessary or desirable in order to effectuate the intent hereof.

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ARTICLE 16.

SUBLETTING AND ASSIGNMENT

16.1 Transfers Prohibited Without Consent.

(a) Tenant shall not, without the prior written consent of Landlord, and if applicable, the Facility Mortgagee, in each instance, which may be withheld in Landlord’s and Facility Mortgagee’s sole opinion and discretion, sell, assign or otherwise transfer this Agreement, or any or all of Tenant’s interest in the Leased Property together with all interests of Tenant in all property of any nature located and used at the Leased Property (including without limitation Tenant Personal Property and the FF&E Replacements), in whole or in part, or any rights or interest which Tenant may have under this Agreement, or sublet any part of the Leased Property, or grant or permit any lien or encumbrance on or security interest in Tenant’s interest in this Agreement. Notwithstanding the foregoing, Tenant shall be permitted to grant sublease, rental or other occupancy rights in the Facility to individual residents in connection with the operation of the Leased Property in accordance with the Permitted Use. Landlord has consented to Tenant entering into the subleases with the Subtenants for each Facility in the form provided to Landlord on or about the Effective Date.

(b) Notwithstanding the foregoing, in the event that Tenant elects to sell, assign or otherwise transfer this Agreement, or Tenant’s interest in the Leased Property, in whole but not in part, to an Affiliated Person then Landlord shall not unreasonably withhold its consent to such sale, assignment or transfer provided (i) Tenant gives Landlord prior written notice of such sale or assignment, (ii) Tenant shall remain liable under this Agreement for the remaining Term, (iii) each Guarantor remains liable under their respective Guaranty agreement for the remaining term, and (iv) such assignee or purchaser shall continue to operate the Leased Premises as a licensed assisted living facility consistent with other licensed assisted living facilities being operated by Tenant and its Affiliated Persons.

(c) Any sale, assignment, sublease (other than to Subtenants), mortgage or other transfer of this Lease or Tenant’s leasehold interest in the Leased Property without the prior written consent of Landlord and, if applicable, Facility Mortgagee, shall be voidable at any time at such Landlord’s and/or Facility Mortgagee’s option. Resident Agreements are permitted regarding the individual patients or residents of the Facilities and shall not be deemed to constitute a sublease or other transfer prohibited by this Section.

(d) Landlord shall not, without the prior written consent of Tenant in each instance which may be withheld in Tenant’s sole opinion and discretion, sell, assign or otherwise transfer this Agreement, or Landlord’s interest in the Leased Property, in whole or in part, or any rights or interest which Landlord may have under this Agreement, either directly or indirectly in the form of a Facility Mortgage as contemplated under Article 19 hereof, to a direct

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competitor of Tenant or an Affiliated Person of Tenant. In the event that a direct competitor of Tenant or an Affiliated Person of Tenant becomes a Mortgagee of the Leased Property the subordination provisions of Section 19.1 shall not apply.

(e) Any transfer of any interest in Tenant shall be deemed an assignment of this Lease for purposes of this Section 16.1, and shall require the prior written consent of Landlord.

(f) Any sublease shall contain provisions to the effect that [i] such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Landlord and that the subtenant shall comply with all applicable provisions of this Lease; [ii] such sublease agreement may not be modified without the prior written consent of Landlord, which consent may be withheld in Landlord’s reasonable discretion; [iii] if this Lease shall terminate before the expiration of such sublease, the subtenant thereunder will, solely at Landlord’s option and only upon the express written notice of attornment from Landlord, attorn to Landlord and waive any right the subtenant or manager may have to terminate the sublease agreement or surrender possession thereunder as a result of the termination of this Lease; [iv] if the subtenant receives a written notice from Landlord stating that Tenant is in default under this Lease, the subtenant shall thereafter pay all rentals or payments under the sublease agreement directly to Landlord until such default has been cured; and Subtenant and Tenant shall notify Landlord of any notices of default under the applicable Sublease. Any attempt or offer by a subtenant to attorn to Landlord shall not be binding or effective without the express written consent of Landlord. Tenant hereby collaterally assigns to Landlord, as security for the performance of its obligations hereunder, all of Tenant’s right, title, and interest in and to any sublease now or hereafter existing for all or part of the Leased Property. Tenant shall, at the request of Landlord, execute such other instruments or documents as Landlord may request to evidence this collateral assignment.

16.2 Indirect Transfer Prohibited Without Consent. A sale, assignment, pledge, transfer, exchange or other disposition of (a) the stock of Tenant or any Subtenant or any general partner interest in Tenant or any Subtenant or (b) any interest of a member or members of Tenant or any Subtenant which results in a change or transfer of management or control of Tenant or any Subtenant, or a merger, consolidation or other combination of Tenant or any Subtenant with another entity which results in a change or transfer of management or control of Tenant or any Subtenant, shall be deemed an assignment hereunder and shall be subject to Section 16.1 hereof, but shall also be permitted to the extent provided in Section 16.1(b). For purposes hereof, exchange or transfer of management or control or effective control, shall mean a transfer of 50% or more of the economic benefit of, or Control of, any such entity. Landlord has been advised of the contemplated retirement of Don Eby and Ray Cook from Eby and related businesses and the proposed redemption of their interests and that of their spouses and the children and affiliate entity of Roy Cook, which redemptions and any related reorganization (“Don Eby/Cook Transfers”) are anticipated to occur on or after the Commencement Date, with Mike Eby, Joe Eby and Andy Eby, collectively, thereafter having Control of Eby and Tenant. Notwithstanding anything contained herein to the contrary, the Don Eby/Cook Transfers are permitted, Tenant shall remain the sole “Tenant” under this Lease and liable hereunder, and the restrictions in this

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Section 16.2 on indirect transfers shall not be applicable to the Don Eby/Cook Transfers, but shall be applicable to any subsequent transfer of management or control of Tenant, which would result in Mike Eby, Joe Eby and Andy Eby, collectively, no longer having Control of Tenant.

16.3 Adequate Assurances. Without limiting any of the foregoing provisions of this Article, if, pursuant to the U.S. Bankruptcy Code, as the same may be amended from time to time, Tenant is permitted to assign or otherwise transfer its rights and obligations under this Agreement in disregard of the restrictions contained in this Article, the assignee shall be deemed to agree to provide adequate assurance to Landlord (a) of the continued use of the Leased Property solely in accordance with the Permitted Use, (b) of the continuous operation of the business in the Leased Property in strict accordance with the requirements of Article 4 hereof, and (c) of such other matters as Landlord may reasonably require at the time of such assumption or assignment. Without limiting the generality of the foregoing, adequate assurance shall include the requirement that any such assignee shall have a net worth (exclusive of good will) of not less than the aggregate of the Rent due and payable for the previous Fiscal Year and is or can be licensed to operate the Facility by the appropriate Governmental Agencies. Such assignee shall expressly assume this Agreement by an agreement acceptable to Landlord and in recordable form, an original counterpart of which shall be delivered to Landlord prior to an assignment of the Agreement.

Any approval of such successor Tenant shall not affect or alter Landlord’s approval rights of each manager of the Leased Property.

ARTICLE 17.

ESTOPPEL CERTIFICATES, FINANCIAL STATEMENTS AND FINANCIAL COVENANTS

17.1 Estoppel Certificates. Tenant and each Subtenant shall from time to time, within fifteen (15) days after request by Landlord and without charge, give a Tenant Estoppel Certificate in the form (or substantially the form) attached hereto as Exhibit E and containing such other matters as may be reasonably requested by Landlord to any person, firm or corporation specified by Landlord.

17.2 Monthly Financial Statements. Throughout the Term, Tenant shall prepare and deliver to Landlord in electronic format (in accordance with Landlord’s standard reporting requirements as specified to Tenant prior to the Commencement Date and otherwise to the extent reasonably available to Tenant), at or prior to the twentieth (20th) day of each Accounting Period during the Term, as to each Facility and related Subtenant: an occupancy report and rent schedule, an income (or profit and loss) statement, a balance sheet, an accounts receivable aging report and a unit and census occupancy report by service type showing the results of the operation of the Facility Property for the immediately preceding Accounting Period and for the Fiscal Year to date (i.e., to the last day of the preceding Accounting Period). This information shall be provided to Landlord under a complete financial statement for each Facility which shall be delivered prior to or on the twentieth (20th) day of the following Accounting Period, in the form customarily provided in the industry and approved in advance by the Landlord, and which shall: (a) be taken from the books and records maintained by Tenant, the Subtenants, and any manager in the form specified herein; (b) follow a consistent form as approved in advance in writing by Landlord; and (c) indicate variances from budgeted results for each line item against

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the Subtenant’s budget for the Facility for such Fiscal Year and, as applicable, the Tenant’s budget for the Leased Property for such Fiscal Year. The aforesaid financial statements shall be accompanied by an Officer’s Certificate which, for purposes hereof shall mean a Certificate of the Chief Financial Officer of Tenant (or of Tenant’s general partner or managing member, if applicable), in which such Officer shall certify (a) that such statements have been properly prepared in accordance with GAAP (except for the omission of footnotes and the treatment of community fees) and are true, correct and complete in all material respects and fairly present the financial condition of the Subtenants at and as of the dates thereof and the results of its operations for the period covered thereby, and (b) that no Event of Default has occurred and is continuing hereunder. Tenant shall also deliver with such Facility and Subtenant monthly financial statements, an income (or profit and Loss) statement and balance sheet prepared as to Tenant for the preceding Accounting Period. In addition to the financial information to be reported on a monthly basis, Tenant shall prepare and deliver to Landlord throughout the Term in electronic format reasonably satisfactory to Landlord, at or prior to the (twentieth) 20th day of each Accounting Period, for each Facility and related Subtenant: copies of any clinical surveys or other regulatory inspection reports received by Tenant during the previous month, together with any other project-related reports as may be required by the Primary Lender from time to time.

17.3 Quarterly and Annual Financial Statements. Tenant shall deliver to Landlord within thirty (30) days after the end of each Fiscal Quarter and within ninety (90) days after the end of each Fiscal Year, as to Tenant and each Subtenant, an occupancy statement and rent schedule, a profit and loss statement, a balance sheet and a statement of cash flow certified by the Chief Financial Officer of Tenant (or of Tenant’s general partner or managing member, if applicable) together with copies of all reports and communications furnished to Tenant’s other Affiliates or any manager of the Leased Property, showing results from the operation of each Facility (and the entire Leased Property with respect to Tenant) during such Fiscal Quarter or Fiscal Year, as applicable, and reasons for material variations from the approved budget for such period. Tenant shall deliver to Landlord within ninety (90) days after the end of each Fiscal Year audited financial statements for Tenant and each Subtenant along with a supplemental schedule detailing the consolidated financial information for each Facility, prepared by an independent certified public accountant acceptable to Landlord, at Tenant’s expense. If for any reason such audited financial statements are not furnished to Landlord within the time period required, Landlord shall have the right to have an audit of Tenant and any Subtenant conducted, at Tenant’s expense. Tenant and each Subtenant shall also deliver to Landlord copies of all tax returns filed by Tenant or Subtenant within thirty (30) days of the filing of the tax return. Tenant and each Subtenant shall also deliver to Landlord at Landlord’s expense at any time and from time to time, upon not less than twenty (20) days notice from Landlord, any financial statements or other financial reporting information required to be filed by Landlord with the SEC or any other governmental authority or required pursuant to any order issued by any Governmental Agencies or arbitrator in any litigation to which Landlord is a party for purposes of compliance therewith. Notwithstanding the foregoing, in the event that Tenant’s or any Subtenant’s financial records are not otherwise being reviewed or audited by an independent certified public accountant then the Landlord will accept financial statements certified true and correct by the Chief Financial Officer of Tenant (or of Tenant’s general partner or managing member, if applicable).

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Within 120 days after the end of each Fiscal Year, and at any other time unpon Landlord’s reasonable request, an accounting of all security deposits (if any) held pursuant to all Resident Agreements or other leases, including the name of the institution (if any) and the names and identification numbers of the accounts (if any) in which security deposits are held.

Tenant shall also cause Eby to furnish Landlord with a copy of Eby’s annual financial statements (unaudited) within 120 days after the end of the Fiscal Year, certified by the Chief Financial Officer of Eby.

17.4 Annual Operations Statement. Tenant shall, no later than ninety (90) days following the end of each Fiscal Year during the Term furnish to Landlord for such Fiscal Year a complete statement (the “Annual Operations Statement”) certified true and correct by the Chief Financial Officer of Tenant, or of Tenant’s general partner or managing member, if applicable, setting forth, with respect to such Fiscal Year in reasonable detail the Facility Revenue and Property Expenses for each Facility derived by or for the benefit of the applicable Subtenant or Tenant in respect of such Fiscal Year and the Total Facilities Revenue for all the Facilities combined in respect of such Fiscal Year, and such other financial information as Landlord may reasonably request.

17.5 Records. Tenant shall cause each Subtenant to keep and maintain at all times in accordance with GAAP (separate and apart from its other books, records and accounts) complete and accurate up-to-date books and records adequate to reflect clearly and correctly the results of operations of the applicable Facility, on an accrual basis. Such books and records shall be kept and maintained at the applicable Facilities or Tenant’s principal office in Olathe, Kansas. Landlord and/or Primary Lender or their respective representatives shall have, at all reasonable times during normal business hours, reasonable access, on reasonable advance notice, to examine and copy the books and records pertaining to any Facility. Such books and records shall be available for at least four (4) years for Landlord’s inspection, copying, review and audit at Landlord’s expense during reasonable business hours and upon reasonable notice.

17.6 General Operations Budget. In addition to the Reserve Estimate, Tenant shall furnish to Landlord, on or before November 1 of each Fiscal Year proposed annual budgets for each Facility and Subtenant in an electronic format and a form reasonably satisfactory to Landlord and consistent with the then standards for the same brand of assisted living facilities as the Facility setting forth projected income and costs and expenses to be incurred by each Subtenant in managing, leasing, maintaining and operating each applicable Facility during the following Fiscal Year together with a proposed annual budget for Tenant for the following Fiscal Year.

17.7 Quarterly Meetings. At Landlord’s request, Tenant shall make the property management team for the Facilities and the executive officers of Tenant (or of Tenant’s general partner or managing member, if applicable) available to meet with Landlord on a quarterly basis to discuss the Reserve Estimate, the annual budgets and any other items related to the operation of the Facilities, which Landlord wishes to discuss. Tenant agrees to give good faith consideration to any suggestions or requests that Landlord may have.

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17.8 Financial Covenants. Certain defined terms used in this section are defined in Section 17.8.1. The following financial covenants shall be met throughout the Term unless otherwise specified.

17.8.1 Definitions.

(a) “Calculation Period” shall mean the period of four (4) consecutive Fiscal Quarters immediately preceding the applicable quarterly testing date, except in the case of the first quarterly testing date (i.e. after receipt of Tenant’s financial information for the third Fiscal Quarter of calendar year 2008), the Calculation Period for the Total Cash shall be from January 1, 2008 through September 30, 2008 and the Calculation Period for the Total Rent Payments shall be July 1, 2008 through September 30, 2008; in the case of the second quarterly testing date, the Calculation Period for the Total Rent Payments shall be July 1, 2008 through December 31, 2008; and in the case of the third quarterly testing date, the Calculation Period for the Total Rent Payments shall be July 1, 2008 through March 31, 2009;

(b) “Cash Available for Lease Payments” shall mean for any Calculation Period the remainder of (i) Total Facilities Revenue for the Leased Property during such Calculation Period, less (ii) Property Expenses for the Leased Property for the same Calculation Period.

(c) “Minimum Rent Coverage” shall mean the quotient, expressed as a ratio, of (i) the total Cash Available for Lease Payments during the Calculation Period (the “Total Cash”) divided by the (ii) total Minimum Rent and Additional Minimum Rent paid under this Agreement for the Leased Property during such Calculation Period (the “Total Rent Payments”). For purposes of this definition and calculation, accruals of the Deferred Additional Minimum Rent during the first three Accounting Years shall be excluded, but such amounts shall be included during the fourth and fifth Accounting Years when they are paid. For purposes of this definition and calculation, when a time period for a Calculation Period in 17.8.1(a) is less than four (4) consecutive Fiscal Quarters the amount of the Total Cash or Total Rent Payments shall be annualized to reflect the amount of the payment over a period of four (4) consecutive Fiscal Quarters.

17.8.2 Minimum Capital Expenditures. During each Accounting Year, Tenant shall expend or escrow for Reserve Expenditures with respect to the Facilities an aggregate amount equal to the Applicable Reserve Amount. This obligation is satisfied by Tenant’s monthly transfers into the Reserve Account of one-twelfth (1/12th) of the Applicable Reserve Amount as provided in Section 5.2.3, and any initial deposit required by Section 5.2.2 as of the Effective Date. “Reserve Expenditures” qualify as such whether or not paid out of the Reserve. Deposits into the Reserve are deemed to be escrow payments for purposes of this covenant. Nothing in this Section 17.8.2 shall in any manner limit the obligations of Tenant under Article 5 of this Lease.

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17.8.3 Minimum Rent Coverage. Minimum Rent Coverage shall be tested at the end of each Fiscal Quarter. During the first Accounting Year of this Lease, Tenant shall maintain a Minimum Rent Coverage of not less than 1.0 to 1.0. The Minimum Rent Coverage shall be tested for the first time following the third Fiscal Quarter of calendar year 2008. During the second Accounting Year of this Lease, Tenant shall maintain a Minimum Rent Coverage of not less than 1.05 to 1.0. During the third Accounting Year of this Lease and continuing thereafter during the Initial Term and any Extended Term of this Lease, Tenant shall maintain a Minimum Rent Coverage of not less than 1.10 to 1.0. The Minimum Rent Coverage shall be tested as soon as reasonably practical following Landlord’s receipt of all necessary financial information for the preceding Fiscal Quarter.

17.8.4 Current Ratio. Tenant shall maintain for each preceding Calculation Period a ratio of current assets to current liabilities of not less than 1.0 to 1.0 (“Current Ratio”), tested as of the first day of the second month of each Fiscal Quarter for the preceding Calculation Period, with the first testing date as of November 1, 2008. Deferred Additional Minimum Rent shall be excluded from this calculation during the first three Accounting Years.

17.9 Additional Collateral.

17.9.1 In connection with this Agreement, certain additional collateral has been delivered to Landlord or is being delivered to Landlord as of the date hereof or has been amended as of the date hereof to reference this Lease, such additional collateral (the “Additional Collateral”) being described as follows:

(a) That certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing executed by Wabash Bickford Cottage, L.L.C. in favor of Landlord, dated as of [March 31, 2008, together with the amendment thereto being executed and delivered] in connection with this Lease (collectively, together with any related financing statements, the “Wabash Mortgage”).

(b) That certain Pledge Agreement executed by Eby in favor of Landlord, dated as of the date of this Lease (together with any related financing statements, the “Pledge Agreement”).

The Additional Collateral provides additional security for Tenant’s Obligations under this Lease.

17.9.2 Release of Additional Collateral. Landlord agrees to release the Additional Collateral (and execute all related documents to terminate or release such interests of record as Tenant may reasonably request) promptly after the achievement or occurrence of all of the following and provided that no Default or Event of Default shall then be existing:

(a) Tenant’s “Net Operating Income/Rent Coverage” ratio equals or exceeds 1.15 to 1.0 as measured at the end of a Fiscal Quarter, but not earlier than the end of the second Fiscal Quarter following the Commencement Date. For purposes of this calculation, “Rent Coverage” means the estimated Minimum Rent and Additional Minimum Rent payments due (or accrued) for the twelve (12) Accounting Periods following the measuring date, including any

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deferred or payable Additional Minimum Rent. The “Net Operating Income/Rent Coverage” shall mean the quotient, expressed as a ratio, of the Net Operating Income for the preceding six (6) Accounting Periods multiplied by two (2), divided by the Rent Coverage for the next twelve (12) Accounting Periods following the measuring date.

17.10 Qualification for Landlord Expansion Payments. Certain defined terms used in this section are defined in Section 17.10.1.

17.10.1 Definitions.

(a) “Lease Coverage Ratio” shall mean the ratio of (i) Net Operating Income for the preceding six (6) Accounting Periods multiplied by two (2) divided by (ii) the total of all Minimum Rent due under the Lease for the next twelve (12) Accounting Periods, including all scheduled increases in such Minimum Rent during such period, including the increased Minimum Rent and due as a result of the Landlord Expansion Payment. The Lease Coverage Ratio shall be tested as of the end of each Fiscal Quarter during the LEP Qualification Period, commencing with the Fiscal Quarter ended September 30, 2008.

(b) “LEP Request Expiration Date” shall mean the date which is two (2) years and one (1) month after the Commencement Date.

(c) “LEP Qualification Period” shall mean the two-year period ending on the 2nd anniversary of the Commencement Date.

(d) “Property Expenses” shall have the meaning otherwise assigned to that timer in Article 1 but for purposes of this section shall be deemed to include management fees of no less than five percent (5%).

17.10.2 Qualification Process. Tenant shall have the option to apply for a Landlord Expansion Payment within thirty (30) days after the end of the Fiscal Quarter ending September 30, 2008 and within thirty (30) days after the end of each subsequent Fiscal Quarter ending during the LEP Qualification Period, if all of the following conditions are satisfied:

(a) Tenant shall have delivered to Landlord on or before the LEP Request Expiration Date, a Notice requesting the Landlord Expansion Payment (a “Request for Landlord Expansion Payment”), specifying the applicable amount requested, the Initial Expansion Project or Initial Expansion Projects for which the Landlord Expansion Payment is requested, together with evidence satisfactory to Landlord that the condition set forth below in this Section 17.10.2 (b) has been satisfied; and

(b) The Lease Coverage Ratio at the time of the Request for Landlord Expansion Payment is not less than 1.10.

(c) The total of Landlord Expansion Payments, including the requested Landlord Expansion Payment, shall not exceed $7,175,000.00 in the aggregate.

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17.10.3 Payment of Landlord Expansion Payment and Adjustment of Minimum Rent. In the event the conditions set forth in Section 17.10.2 above have been satisfied, Tenant shall be entitled to receive payment of the requested Landlord Expansion Payment from Landlord not later than sixty (60) days after Landlord’s receipt of Tenant’s Request for Landlord Expansion Payment; provided, however, that delivery of the Landlord Expansion Payment shall be made subject to the following conditions:

(a) The amount of the Landlord Expansion Payment shall be limited to the maximum amount that Tenant can receive and remain in compliance with the Lease Coverage Ratio (to equal not less than 1.10) after adjusting the Lease Coverage Ratio to reflect the increased annual Minimum Rent due as a result of the Landlord Expansion Payment, all as determined by Landlord in Landlord’s reasonable discretion (“Expansion Project Available Funds”).

(b) On the day the Landlord Expansion Payment is scheduled to be paid (whether by Landlord Expansion Escrow Payment or Landlord Expansion Reimbursement Payment) (the “Landlord Expansion Payment Date”), the Lease shall remain in full force and effect and there shall be no uncured Default or Event of Default under the Lease of which notice has been given to Tenant or which otherwise is known to Tenant or Subtenants (provided however the Landlord Expansion Payment Date shall be extended by Landlord if necessary to allow Tenant and Subtenants (or other Guarantors) an opportunity to take advantage of any applicable cure rights with respect thereto);

(c) Landlord shall have approved the plans, specifications, and Expansion Project Budget for the Initial Expansion Project(s) to be funded by the Landlord Expansion Payment;

(d) If the Landlord Expansion Payment is to be funded as a Landlord Expansion Escrow Payment, the amount of the Landlord Expansion Payment shall not be less than the estimated costs to complete the applicable Initial Expansion Project (based on the approved Expansion Project Budget), taking into account work on the Initial Expansion Project completed and paid for prior to the Landlord Expansion Payment Date. Tenant’s ability to obtain disbursements (whether as reimbursements or otherwise) shall be subject to there being a sufficient undisbursed portion of escrowed funds, together with any funds made available by Tenant, to complete the applicable Initial Expansion Project. To the extent the Landlord Expansion Escrow Payment provides insufficient funds to reimburse Tenant for its permitted Project Costs, Tenant may subsequently seek reimbursement from either an additional Landlord Expansion Escrow Payment or a Landlord Expansion Reimbursement Payment subsequently or separately funded.

(e) If the Landlord Expansion Payment is to be funded as a Landlord Expansion Reimbursement Payment, Landlord shall have received satisfactory evidence from Tenant that the applicable Initial Expansion Project has been substantially completed (as evidenced by a certificate of occupancy), that the Total Costs for such Initial Expansion Project have been paid (or reserved

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against in a manner satisfactory to Landlord), and the amount of Project Costs for which reimbursement is being sought (whether paid by Tenant, the applicable Subtenant, Eby or another Affiliate), together with any other information reasonably requested by Landlord regarding the applicable Initial Expansion Project.

(f) Effective as of the funding of the Landlord Expansion Payment (either the date of funding of the Landlord Expansion Escrow Payment or the date of distribution of Landlord’s Expansion Reimbursement Payment), the Landlord’s Investment shall be deemed to be increased by the amount of the Landlord Expansion Payment, and Minimum Rent and Additional Minimum Rent shall be increased in accordance with the provisions contained in Exhibit C attached hereto. The amount of pro-rated Minimum Rent due for the partial calendar month in which the Landlord’s Investment is increased hereunder, shall be paid on the first Business Day of the following calendar month.

(g) The minimum rent and additional minimum rent payable under the Sublease relating to the Facility involving the applicable Initial Expansion Project shall automatically be increased by the increase in Minimum Rent and Additional Minimum Rent under this Lease relating to the applicable Facility, and Tenant and the applicable Subtenant shall execute a consent or supplement to the Sublease confirming such increases.

(h) Each Guarantor by the execution of its Guaranty is deemed to consent to each of the Initial Expansion Projects, any Request for Landlord Expansion Payment submitted by Tenant hereunder, and each increase in Minimum Rent or Additional Minimum Rent resulting from any Landlord Expansion Payment.

ARTICLE 18.

LANDLORD’S RIGHT TO INSPECT

Landlord, Mortgagee and their agents shall have the right to enter upon the Leased Property or any portion thereof at any reasonable time to inspect the same, including but not limited to, the operation, sanitation, safety, maintenance and use of the same, or any portions of the same and to assure itself that Tenant is in full compliance with its obligations under this Agreement (but Landlord and Mortgagee shall not thereby assume any responsibility for the performance of any of Tenant’s obligations hereunder, nor any liability arising from the improper performance thereof). In making any such inspections, neither Landlord nor Mortgagee shall unduly interrupt or interfere with the conduct of Tenant’s business, and except in case of emergency, Landlord shall provide at least 24 hours prior notice thereof to Tenant. In addition to any other inspection fees required of Tenant hereunder, Tenant shall pay any costs related to inspections required by the Primary Lender from time to time.

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ARTICLE 19.

LANDLORD SALE, ASSIGNMENT OR TRANSFERS; FACILITY MORTGAGES

19.1 Subordination. This Agreement, Tenant’s interest hereunder and Tenant’s leasehold interest in and to the Leased Property are hereby agreed by Tenant to be and are hereby made junior, inferior, subordinate and subject in right, title, interest, lien, encumbrance, priority and all other respects to any mortgage or mortgages and security interests now or hereafter in force and effect upon or encumbering Landlord’s interest in the Leased Property, or any portion thereof, and to all collateral assignments by Landlord to any third party or parties of any of Landlord’s rights under this Agreement or the rents, issues and profits thereof or therefrom as security for any liability or indebtedness, direct, indirect or contingent, of Landlord to such third party or parties, and to all future modifications, extensions, renewals, consolidations and replacements of, and all amendments and supplements to any such mortgage, mortgages or assignments, and upon recording of any such mortgage, mortgages or assignments, the same shall be deemed to be prior in dignity, lien and encumbrance to this Agreement, Tenant’s interest hereunder and Tenant’s leasehold interest in and to the Leased Property irrespective of the dates of execution, delivery or recordation of any such mortgage, mortgages or assignments (such mortgages, mortgages, security interests, assignments, modifications, extensions, renewals, amendments, supplements and replacement being a “Facility Mortgage”). The subordination of this Agreement shall be upon the express condition that the validity of this Agreement shall be recognized by the Mortgagee, and that, notwithstanding any default by the Landlord or other mortgagor, with respect to such Facility Mortgage, neither (i) Tenant’s possession and right of use under this Lease in and to the Leased Property (including rights to have insurance and condemnation proceeds made available for proper reconstruction of the Leased Property) nor (ii) Tenant’s rights to have the Reserve Account, Tax and/or Insurance Account, Expansion Project Escrow Account and any other escrow or reserve account held or maintained by Landlord pursuant to this Lease applied for the purposes stated in this Lease, shall be disturbed by such Mortgagee unless and until Tenant shall breach any of the provisions hereof (which breach shall have continued uncured beyond any applicable cure period) and this Lease or Tenant’s right to possession hereunder shall have been terminated or shall be terminable in accordance with the provisions of this Agreement. The foregoing subordination and non-disturbance provisions of this Section shall be automatic and self-operative without the necessity of the execution of any further instrument or agreement of subordination on the part of Tenant. Tenant acknowledges and agrees that notwithstanding the foregoing automatic subordination, if Landlord or Mortgagee shall request that Tenant execute and deliver any further instrument or agreement of subordination of this Agreement or Tenant’s interest hereunder or Tenant’s leasehold interest in the Leased Property to any such Facility Mortgage, in confirmation or furtherance of or in addition to the foregoing subordination provisions of this Section, Tenant and each Subtenant shall promptly execute and deliver the same to the requesting party (provided that such instrument or agreement also reflects the non-disturbance provisions set forth above). Further, Tenant agrees that it will, from time to time, execute such documentation as may be requested by Landlord and any Mortgagee (a) to assist Landlord and such Mortgagee in establishing or perfecting any security interest in Landlord’s interest in the Reserve Account and the funds therein; and (b) to facilitate or allow Landlord to encumber the Leased Property as herein contemplated. If, within thirty (30) days following Tenant’s receipt of a written request by Landlord or the holder or proposed holder of any such Facility Mortgage, Tenant and each Subtenant shall fail or refuse or shall have not executed any such further instrument or agreement

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of subordination, provided the document refused to be executed complies with all the terms hereof and reflects the nondisturbance provisions set forth above, Tenant shall be in breach and default of its obligation to do so and of this Agreement and if not cured within ten (10) days after further notice by Landlord to Tenant, Landlord shall be entitled thereupon to exercise any and all remedies available to Landlord pursuant to this Agreement or otherwise provided by law.

19.2 Attornment. Tenant shall and hereby agrees to attorn, and be bound under all of the terms, provisions, covenants and conditions of this Agreement, to any successor of the interest of Landlord under this Agreement for the balance of the Term remaining at the time of the succession of such interest to such successor. In particular, in the event that any proceedings are brought for the foreclosure of any Facility Mortgage, Tenant shall attorn to the purchaser at any such foreclosure sale and recognize such purchaser as Landlord under this Agreement. Tenant agrees that neither the purchaser at any such foreclosure sale nor the foreclosing Mortgagee or holder of any such Facility Mortgage shall have any liability for any act or omission of any prior Landlord, be subject to any offsets or defenses which Tenant may have as claims against any prior Landlord, or be bound by any advance rents which may have been paid by Tenant to any prior Landlord for more than the current period in which such rents come due.

19.3 Rights of Mortgagees and Assignees. Provided Landlord has given Tenant notice thereof, any Mortgagee shall have the right to unilateral enjoyment, exercise or control over the rights, remedies, powers and interests of Landlord hereunder, or otherwise arising under Applicable Law, as assigned or granted to such Mortgagee by Landlord or as provided in any Facility Mortgage. At the time of giving any notice of default to Landlord, Tenant shall mail or deliver to any Mortgagee of whom Tenant has received a Notice setting forth the name and address for such Mortgagee, a copy of any such notice. No notice of default or termination of this Agreement by Tenant shall be effective until each Mortgagee shall have been furnished a copy of such notice by Tenant. In the event Landlord fails to cure any default by it under this Agreement, the Mortgagee shall have, at its option, a period of thirty (30) days after expiration of any cure period of Landlord within which to remedy such default of Landlord or to cause such default to be remedied. In the event that the Mortgagee elects to cure any such default by Landlord, then Tenant shall accept such performance on the part of such Mortgagee as though the same had been performed by Landlord, and for such purpose Tenant hereby authorizes any Mortgagee to enter upon the Leased Property to the extent necessary to exercise any of Landlord’s rights, powers and duties under this Agreement. If, in the event of any default by Landlord which is reasonably capable of being cured by a Mortgagee, the Mortgagee promptly commences and diligently pursues to cure the default, then Tenant will not terminate this Agreement or cease to perform any of its obligations under this Agreement so long as the Mortgagee is, with due diligence, engaged in the curing of such default.

19.4 Sale, Assignment or Transfer by Landlord; Subject to the terms of this Lease, Landlord may, in its sole discretion, sell, assign, transfer, convey or otherwise dispose of (a “Transfer”) its interest in the Leased Property, or any portion thereof or interest therein, including any economic interest therein, directly or indirectly, to any Person without the consent of Tenant. In the event of a sale of the Leased Property prior to the end of the third Accounting Year, unless Landlord provides security for or other assurances of payment of the Earn Out Payment and the Landlord Expansion Payments which are acceptable to Tenant and Subtenants, the Buyer’s successor with respect to the Leased Property and the Lease shall be required to assume Landlord’s obligations under the Earn Out Agreement and this Lease to fund any such payments.

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19.5 Escrows and Reserves. If any reserve or escrow account required to funded by Tenant pursuant to this Lease or pursuant to any requirement of Primary Lender or pursuant to any Primary Mortgage or other Facility Mortgage or other loan or security document executed by Tenant or any Subtenant pursuant to the requirements of any lender to Landlord, such reserve or escrow account shall be used only for the purposes stated in this Lease or for the purposes for which such escrow or reserve was created. So long as an Event of Default under this Lease has not occurred and is not continuing, if any funds in any such reserve or escrow account are applied by Primary Lender or any other Mortgagee to indebtedness of Landlord or for any other purpose than the tax, insurance, repairs and capital expenditures for the Facility Properties, expansion of the Facilities, repair and restoration of a damaged or partially taken Facility, and other property-related expenditures for which such reserves or escrows were created, or any such funds are converted by Landlord or its creditors, then Tenant shall have the right to offset against Rent the amount so applied to Landlord indebtedness or other purposes or so converted. If an Event of Default has occurred and is then continuing under this Lease, then Landlord may apply any such funds to the Obligations in such manner as Landlord may be entitled to do under this Lease.

ARTICLE 20.

ADDITIONAL COVENANTS OF TENANT

20.1 Conduct of Business. Tenant shall not engage in any business other than the ownership of the Subtenants, the subleasing of the Facility Properties to the Subtenants, and the leasing and operation of the Leased Property for the Permitted Use and activities incidental thereto, including without limitation the delivery of services to the Facility residents under the Service Licenses or otherwise, and shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect and in good standing its corporate, limited partnership, limited liability company or other entity status and existence and that of its Subtenants and to keep in full force and effect its rights and licenses (and those of its Subtenants as applicable) necessary to conduct such business. Promptly upon receipt of same, Tenant shall provide Landlord with copies of all licenses, licensure and certification surveys and related plans of correction, and notices of corrective action required, of loss of licensure or certification of any Facility, or of any limits imposed upon admissions to the Facility.

20.2 Additional Covenants of Tenant and Subtenants. In addition to the other covenants and representations of Tenant herein and in this Agreement, Tenant hereby covenants, acknowledges and agrees and each Subtenant hereby covenants with respect to itself and its respective Facility that:

(a) Neither Tenant nor any Subtenant shall guarantee any obligation of any Person other than Tenant and Subtenants;

(b) Tenant and each Subtenant shall pay or cause to be paid all lawful claims for labor and rents with respect to the Leased Property;

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(c) Tenant and each Subtenant shall pay or cause to be paid all trade payables;

(d) Neither Tenant nor any Subtenant shall declare, order, pay or make, directly or indirectly, any Distribution or any payments to any members or Affiliates (except to Tenant and Subtenants) (including payments in the ordinary course of business and payments pursuant to any management agreements with any such Affiliate), or set apart any sum of property therefor, or agree to do so, if, at the time of such proposed action or immediately after giving effect thereto, any Event of Default shall exist;

(e) Except as otherwise permitted by this Agreement, neither Tenant nor any Subtenant shall sell, lease (as lessor or sublessor, except to Subtenants or from Tenant), transfer or otherwise dispose of or abandon, all or any material portion of its assets or business to any Person, or sell, lease to others (except to Subtenants), transfer or otherwise dispose of or abandon any material portion of Tenant Personal Property, provided, however, Tenant or Subtenant may dispose of portions of Tenant’s Personal Property which have become inadequate, obsolete, worn-out, unsuitable, undesirable or unnecessary, provided substitute equipment or fixtures having equal or greater value and utility have been provided.

(f) Tenant and Subtenants shall provide and maintain throughout the Term, all Tenant Personal Property and FF&E Replacements as shall be necessary in order to operate the Facilities in compliance with applicable legal requirements and insurance requirements and otherwise in accordance with customary practice in the industry for the Permitted Use. If, from and after the Commencement Date, Tenant or Subtenant acquires an interest in any items of tangible personal property (other than motor vehicles) on, or in connection with the Leased Property which belong to anyone other than Tenant or Subtenant, Tenant or Subtenant shall require the agreement permitting such use to provide that Landlord or its designee may assume Tenant’s or Subtenant’s (as applicable) rights and obligations under such agreement upon the termination of this Agreement and any assumption of management or operation of the Leased Property by Landlord or its designee.

(g) Tenant or Subtenants shall deliver to Landlord within thirty (30) days after receipt of or after modification thereof, copies of all licenses authorizing Tenant or Subtenant to operate the Facilities for their Permitted Use.

(h) Tenant or Subtenants shall undertake or cause to be undertaken a risk management analysis and report regarding the operation of each Facility annually for compliance with all Applicable Laws governing the ongoing use and operation of the Facility for the Permitted Use and provide Landlord with a copy of the report and any other results of the analysis.

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(i) Tenant shall give prompt notice to Landlord of any litigation or any administrative proceeding involving Tenant, Landlord, and Subtenant or the Leased Property of which Tenant has notice or actual knowledge and which involves a potential uninsured liability equal to or greater than $500,000.00 or which, in Tenant’s reasonable opinion, may otherwise result in any material adverse change in the business, operations, property, prospects, results of operation or conditions, financial or otherwise, of Tenant or the Leased Property.

(j) Neither Tenant nor any Subtenant shall, except as approved in writing by Landlord, either directly or indirectly, for itself, or through, or on behalf of, or in connection with any Person, divert or attempt to divert any business or customer of the Leased Property to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the good will associated with the Landlord or the Leased Property.

(k) Except for liabilities incurred in the ordinary course of business, neither Tenant or Subtenant shall create, incur, assume or guarantee, or permit to exist or become or remain liable directly or indirectly upon, any Indebtedness except “Permitted Indebtedness”. “Permitted Indebtedness” shall include (i) any Indebtedness of Tenant or Subtenants to Landlord, (ii) Indebtedness that is secured by any Permitted Lien; and (iii) intercompany loans to Tenant or any Subtenant that are unsecured, payable solely out of excess cash flow after payment of all Rent hereunder and are subordinate to Tenant’s obligations to Landlord under this Agreement and as to Subtenants, Subtenant’s obligations under the Guaranty and this Agreement. Tenant further agrees that the obligee (except for Tenant as the obligee) in respect of any such intercompany loan shall agree in writing, in form and substance satisfactory to Landlord that (w) the payment of such Indebtedness shall be expressly subordinated in all respects to all of Tenant’s obligations under this Agreement, (x) no remedies may be exercised by the obligee with respect to enforcement or collection of such Indebtedness until such time as this Agreement shall be terminated and all of Tenant’s obligations hereunder shall have been discharged in full; (y) such Indebtedness shall not be assigned by the obligee to any other party; and (z) the obligee shall not initiate or join in any bankruptcy proceedings against Tenant. As used in this Section 20.2(k) (and notwithstanding any other definition of Indebtedness herein), Indebtedness shall mean all obligations, contingent or otherwise, to pay or repay monies irrespective of whether, in accordance with GAAP, such obligations should be reflected on the obligor’s balance sheet as debt.

20.3 Subtenant a Single Purpose Entity. Tenant and each Subtenant represents, agrees and warrants that, if required by a Facility Mortgagee, each Subtenant will become, and as long as required by any such Facility Mortgagee, be a “Single Purpose Entity.”

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ARTICLE 21.

MISCELLANEOUS

21.1 Limitation on Payment of Rent. All agreements between Landlord and Tenant herein are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of Rent, or otherwise, shall the Rent or any other amounts payable to Landlord under this Agreement exceed the maximum permissible under Applicable Laws, the benefit of which may be asserted by Tenant as a defense, and if, from any circumstance whatsoever, fulfillment of any provision of this Agreement, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, or if from any circumstances Landlord should ever receive as fulfillment of such provision such an excessive amount, then, ipso facto, the amount which would be excessive shall be applied to the reduction of the installment(s) of Minimum Rent or Additional Minimum Rent next due and not to the payment of such excessive amount. Landlord shall have the option to terminate this Lease at any time that the payments due hereunder (other than in the case of acceleration of Rent) have been reduced as a result of the application of this Section 21.1, unless Tenant and Landlord shall agree to amend this Lease in a manner to resolve the issue to the satisfaction of Tenant and Landlord. This provision shall control every other provision of this Agreement and any other agreements between Landlord and Tenant.

21.2 No Waiver. No release, discharge or waiver of any provision hereof shall be enforceable against or binding upon Landlord or Tenant unless in writing and executed by Landlord or Tenant, as the case may be. Neither the failure of Landlord or Tenant to insist upon a strict performance of any of the terms, provisions, covenants, agreements and conditions hereof, nor the acceptance of any Rent by Landlord with knowledge of a breach of this Agreement by Tenant in the performance of its obligations hereunder, or the following of any practice or custom at variance with the terms hereof, shall be deemed or constitute a waiver of any rights or remedies that Landlord or Tenant may have or a waiver of any subsequent breach or default in any of such terms, provisions, covenants, agreements and conditions or the waiver of the right to demand exact compliance with the terms hereof.

21.3 Remedies Cumulative. To the maximum extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord, now or hereafter provided either in this Agreement or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

21.4 Severability. Any clause, sentence, paragraph, section or provision of this Agreement held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Agreement, but rather the effect thereof shall be confined to the clause, sentence, paragraph, section or provision so held to be invalid, illegal or ineffective, and this Agreement shall be construed as if such invalid, illegal or ineffective provisions had never been contained therein.

21.5 Acceptance of Surrender. No surrender to Landlord of this Agreement or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

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21.6 No Merger of Title. It is expressly acknowledged and agreed that it is the intent of the parties that there shall be no merger of this Agreement or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, this Agreement or the leasehold estate created hereby and the fee estate or ground landlord’s interest in the Leased Property.

21.7 Tenant’s and Subtenants’ Representations. In addition to any other representation or warranty set forth herein and as an inducement to Landlord to enter into this Agreement, as of the Effective Date, Tenant and each Subtenant hereby represent and warrant to Landlord as follows:

(a) Tenant is a Kansas limited liability company which is duly organized and validly existing and in good standing under the laws of the State of its formation. Tenant has all requisite power and authority under the laws of the State of its formation and its partnership or operating agreement, articles of incorporation, by-laws, or other charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Tenant is duly authorized to transact business in any jurisdiction in which the nature of the business conducted by it requires such qualification. Each Subtenant is a Kansas limited liability company which is duly organized and validly existing and in good standing under the laws of the State of its formation and the laws of the applicable Facility State. Eby is the sole member of Tenant, and as of the Effective Date, Tenant shall be the sole member of each Subtenant. Each Subtenant has all requisite power and authority under the laws of the State of its formation and its operating agreement, articles of incorporation or other charter documents to enter into and perform its obligations under this Agreement and related sublease and security agreement and its Guaranty.

(b) Tenant and each Subtenant has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Tenant, prior to the date hereof, such document shall constitute the valid and binding obligation and agreement of Tenant, enforceable against Tenant in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and except to the extent that the availability of equitable relief may be subject to the discretion of the court before which any proceeding may be brought.

(c) There are no judgments presently outstanding and unsatisfied against Tenant or any Subtenant or any of their respective properties, and neither Tenant, Subtenants nor their respective properties are involved in any material litigation at law or in equity or any proceeding before any court, or by or before any governmental or administrative agency, which litigation or proceeding could materially adversely affect Tenant, and no such material litigation or proceeding is, to the actual knowledge of Tenant, threatened against Tenant or any Subtenant and no investigation looking toward such a proceeding has begun or is contemplated.

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(d) To the knowledge of Tenant and each Subtenant, neither this Agreement nor any other document, certificate or statement furnished to Landlord by or on behalf of Tenant or Subtenant in connection with the transaction contemplated herein contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. To the knowledge of Tenant there is no fact or condition which materially and adversely affects the business, operations, affairs, properties or condition of Tenant or any Subtenant which has not been set forth in this Agreement or in other documents, certificates or statements furnished to Landlord in connection with the transaction contemplated hereby.

(e) In the reasonable opinion of Tenant and the Subtenants, the Leased Property and the Leased Improvements therein are adequately furnished and contain adequate FF&E and Inventories consistent with the amount of FF&E and Inventories which is customarily maintained in assisted living facilities of the type and character of the Leased Property as otherwise required to operate the Leased Property in a manner contemplated by this Agreement and in compliance with all Legal Requirements.

(f) Tenant and Subtenants acknowledge that Tenant’s or Subtenants’ failure or repeated delays in making prompt payment in accordance with the terms of any agreement, leases, invoices or statements for purchase or lease of FF&E, Inventories or other goods or services will be detrimental to the reputation of Landlord, Tenant and Subtenants.

(g) All employees of Tenant or Subtenant are solely employees of Tenant or Subtenant and not Landlord. Neither Tenant nor any Subtenant is Landlord’s agent for any purpose in regard to Tenant’s or Subtenant’s employees or otherwise. Further, Tenant expressly acknowledges and agrees that Landlord does not exercise any direction or control over the employment policies or employment decisions of Tenant or any Subtenant.

(h) Neither Tenant nor any Subtenant has (i) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or the jurisdiction in which made, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books, (iii) given or received any payments or other forms of remuneration in connection with the referral of patients which would violate the Medicare/Medicaid Anti-kickback Law, Section 1128(b) of the Social Security Act, 42 U.S.C. Section 1320a-7b(b), the federal physician self-referral law, 42 U.S.C. Section 1395 nn, or any analogous state statute or (iv) made any payments to any person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment. Neither Tenant nor Subtenant shall take any such actions during the Term of this Agreement.

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(i) Neither Tenant nor any Subtenant has knowingly filed or failed to correct any claims for payment or cost reports with Medicare or Medicaid that are not true and correct in all material respects and, to Tenant’s knowledge, no refunds or overpayments from either Medicare or Medicaid are due and owing.

(j) Tenant’s and each Subtenant’s equity is directly and (if applicable) indirectly owned as shown on Exhibit G. Tenant shall promptly provide to Landlord, upon the occurrence thereof but in any event not more than fifteen (15) days following a written request therefor, written notice of any change in the executive officers, directors, shareholders, partners, and/or members of Tenant or Subtenants, as applicable to Tenant’s or Subtenants’ formation and structure, and of any change in the respective interests in Tenant or Subtenants held by each of such Persons.

(k) The taxable income and deductions of the Tenant will ultimately be reported by members of limited liability companies or shareholders of S corporations that are all U.S. individuals and that are not indifferent to the timing of deductions or losses.

21.8 Quiet Enjoyment. Landlord covenants and agrees that so long as Tenant shall timely pay all rents due to Landlord from Tenant hereunder and keep, observe and perform all covenants, promises and agreements on Tenant’s part to be kept, observed and performed hereunder, Tenant shall and may peacefully and quietly have, hold and occupy the Leased Property free of any interference from Landlord or any Person claiming by, through or under Landlord; subject, however, to the terms, provisions and conditions of this Agreement, the Permitted Encumbrances, any other documents affecting record title to or the use and occupancy of the Leased Property immediately prior to the conveyance thereof to Landlord on or about the date hereof, and documents affecting title to the Leased Property approved by Tenant. Landlord shall not, without the prior written approval of Tenant, enter into or record any document which purports to or which by its terms will materially and adversely affect the Tenant, Tenant’s use and enjoyment of the Leased Property or Tenant’s rights under this Agreement (such approval not to be unreasonably withheld, delayed or conditioned provided that the same is appropriate and reasonably necessary in connection with the normal and ordinary course of ownership and use of the Facility).

21.9 Recordation of Memorandum of Lease. At either party’s option, a short form lease or memorandum of this Agreement, substantially in the form attached hereto as Exhibit F shall be recorded or filed among the appropriate land records of the counties in which the Facilities are located, and Tenant shall pay any transfer tax and all recording costs associated therewith. In the event of a discrepancy between the provisions of this Agreement and such short form lease or memorandum thereof, the provisions of this Agreement shall prevail. Tenant may also record a short form sublease or memorandum of the Sublease with respect to each Sublease in the appropriate land records as provided in preceding sentence, in form approved by Landlord, and in such recording order as may be approved by Landlord.

83	Master Lease

21.10 Notices. Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by fax with written acknowledgment of receipt, or by mail or UPS, Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by UPS, Federal Express or similar carrier).

(a) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by fax, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

(b) All such notices shall be addressed,

if to Landlord to:

Care YBE Subsidiary LLC.

c/o Care Investment Trust, Inc.

483 Little Lake Drive, Suite 100

Ann Arbor, MI 48103

Attn: Scott Kellman

Phone: (734) 222-5264

Fax. (734) 913-0712

Care YBE Subsidiary LLC.

c/o Care Investment Trust, Inc.

1500 Market Street, 12th Floor, East Tower

Philadelphia, PA 19102

Phone: (215) 246-3484

Fax: (877) 525-9182

Attn: Portfolio Manager (Bickford)

Care YBE Subsidiary LLC

c/o Care Investment Trust, Inc.

505 Fifth Avenue, 6th Floor

New York, New York 10017

Phone: (212) 771-9587

Fax: (212) 771-9317

Attn: Senior Counsel

84	Master Lease

with a copy to:

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, Tennessee 37219

Attn: Barrett B. Sutton, Esq.

Phone: (615) 850-8954

Fax. (615) 244-6804

if to Tenant or any Subtenant to:

Bickford Master I, L.L.C.

13795 S. Mur-Len Road, Suite 301

Olathe, Kansas 66062

Attention: Michael D. Eby

Phone: (913) 782-3200

Fax: (913) 782-6904

with a copy to:

Husch Blackwell Sanders LLP

4801 Main St., Suite 1000

Kansas City, MO 64112

Attention: Linda K. Tiller, Esq.

Phone: 816-983-8223

Fax: 816-983-8080

(c) By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the Term to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

21.11 Construction; Nonrecourse. Anything contained in this Agreement to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination or expiration of this Agreement with respect to the Leased Property shall survive such termination or expiration. Each term or provision of this Agreement to be performed by Tenant shall be construed as an independent covenant and condition. Time is of the essence with respect to the performance by Tenant of its obligations under this Agreement, including, without limitation, obligations for the payment of money. Except as otherwise set forth in this Agreement, any obligations of Tenant (including without limitation, any monetary, repair and indemnification obligations) and Landlord arising prior to the expiration or sooner termination of this Agreement shall survive the expiration or sooner termination of this Agreement. In addition, nothing contained in this Agreement shall be construed to create or impose any liabilities or obligations and no such liabilities or obligations shall be imposed on any of the shareholders, members, partners, beneficial owners, direct or indirect, officers, directors, trustees, employees or agents of Landlord or Tenant for the payment or performance of the obligations or liabilities

85	Master Lease

of Landlord or Tenant hereunder. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

21.12 Counterparts; Headings. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the date hereof when copies hereof, which, when taken together, bear the signatures of each of the parties hereto shall have been signed. Captions and headings in this Agreement are for purposes of reference only and shall in no way define, limit or describe the scope or intent of, or otherwise affect, the provisions of this Agreement.

21.13 Applicable Law. This Lease shall be governed by, and construed and interpreted in accordance with, the laws of the State of Kansas without regard to conflicts of law principles, except as to matters relating to the creation of the leasehold estates under this Lease, the rights and remedies with respect thereto, and the licenses and Permits regarding the Facilities, as to which matters the laws of the applicable Facility States shall be applicable, and except for such other matters which pursuant to the public policy of the applicable Facility State or otherwise are not subject to the private choice of law determination of the parties hereto.

21.14 Right to Make Agreement. Each party warrants, with respect to itself, that neither the execution and delivery of this Agreement, nor the compliance with the terms and provisions hereof, shall violate any provision of any law, or any judgment, writ, injunction, order or decree of any court or Governmental Authority; nor result in or constitute a breach or default under or the creation of any lien, charge or encumbrance upon any of its property or assets under, any indenture, mortgage, deed of trust, contract, other commitment or restriction to which it is a party or by which it is bound; nor require any consent, vote or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term, the full right to enter into this Agreement and perform its obligations hereunder.

21.15 Brokerage. Landlord and Tenant hereby represent and warrant to each other that, other than Headwaters-MB, which has been retained by Tenant or its Affiliates and whose commission or fees shall be paid solely by Tenant or its Affiliates, they have not engaged, employed or utilized the services of any business or real estate brokers, salesmen, agents or finders in the initiation, negotiation or consummation of the business and real estate transaction reflected in this Agreement. On the basis of such representation and warranty, each party shall and hereby agrees to indemnify and save and hold the other party harmless from and against the payment of any commissions or fees to or claims for commissions or fees by any real estate or business broker, salesman, agent or finder resulting from or arising out of any actions taken or agreements made by them with respect to the business and real estate transaction reflected in this Agreement.

21.16 No Partnership or Joint Venture. Landlord shall not, by virtue of this Agreement, in any way or for any purpose, be deemed to be a partner of Tenant or Subtenants in the conduct of Tenant’s and Subtenants’ business upon, within or from the Leased Property or otherwise, or a joint venturer or a member of a joint enterprise with Tenant or any Subtenant.

86	Master Lease

21.17 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject hereof and, except as otherwise provided herein, can only be changed, modified, amended or terminated by an instrument in writing executed by the parties. It is mutually acknowledged and agreed by Landlord and Tenant that there are no verbal agreements, representations, warranties or other understandings affecting the same; and that Tenant hereby waives, as a material part of the consideration hereof, all claims against Landlord for rescission, damages or any other form of relief by reason of any alleged covenant, warranty, representation, agreement or understanding not contained in this Agreement or separate written agreement executed by Landlord. If any Mortgagee after the Commencement Date requires an amendment of this Lease, Tenant agrees to consider any such requested modification or amendment in good faith and to execute an amendment to this Lease if Tenant finds such modification acceptable. Tenant recognizes and agrees that this form of Agreement may be subject to modification or amendment if required by the Primary Lender, provided no such modification or amendment shall increase the Rent obligations of Tenant hereunder or materially affect Tenant’s rights under this Lease. In this regard, Tenant agrees to fund any tax, insurance, repair, capital expenditure or similar reserves or escrows that may reasonably be required by the Primary Lender, provided Tenant shall be given reasonable advance Notice of any such requirement, the amount of any such requirement shall be commercially reasonable, and the escrows or reserves shall be used solely for the purposes of the applicable escrow or reserve, except as otherwise provided in Section 12.2 of this Lease. Tenant shall fund such reserves or escrows within sixty (60) days after such advance Notice is given.

21.18 Costs and Attorneys’ Fees. In addition to Landlord’s rights under Sections 12.2 and 14.2, if either party shall bring an action to recover any sum due hereunder, or for any breach hereunder, and shall obtain a judgment or decree in its favor, the court may award to such prevailing party its reasonable costs and reasonable attorney’s fees based upon service rendered at hourly rates, specifically including reasonable attorney’s fees incurred in connection with any appeals (whether or not taxable as such by law). Landlord shall also be entitled to recover its reasonable attorney’s fees based upon service rendered at hourly rates and costs incurred in any bankruptcy action filed by or against Tenant, including, without limitation, those incurred in seeking relief from the automatic stay, in dealing with the assumption or rejection of this Agreement, in any adversary proceeding, and in the preparation and filing of any proof of claim.

21.19 Approval of Landlord. Whenever Tenant is required under this Agreement to do anything to meet the satisfaction or judgment of Landlord, the reasonable satisfaction or judgment of Landlord shall be deemed sufficient. The foregoing provision of this Section shall not apply in any instance where the provisions of this Agreement expressly state that the provisions of this Section do not apply or where the provisions of this Agreement expressly state that such consent, approval or satisfaction are subject to the sole and absolute discretion or judgment of Landlord, and in each such instance Landlord’s approval or consent may be unreasonably withheld or unreasonable satisfaction or judgment may be exercised by Landlord.

21.20 Successors and Assigns. The agreements, terms, provisions, covenants and conditions contained in this Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and, to the extent permitted herein, their respective successors and assigns.

87	Master Lease

21.21 Waiver of Jury Trial and Submission to Jurisdiction.

21.21.1 Waiver of Jury Trial by Tenant, Subtenants and Landlord. TENANT, EACH SUBTENANT AND LANDLORD HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, THE RIGHT ANY OF THEM OR THEIR HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION PROCEEDINGS OR COUNTERCLAIM, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, THE RELATIONSHIP OF LANDLORD, TENANT AND SUBTENANTS HEREUNDER, OR SECURING THE OBLIGATIONS HEREUNDER, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF LANDLORD, TENANT OR SUBTENANTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO LANDLORD’S ACCEPTING THIS AGREEMENT.

21.21.2 Submission to Jurisdiction by Subtenants, Tenant and Landlord. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT OR TO ANY AGREEMENT SECURING THE OBLIGATIONS OF ANY PARTY TO THIS AGREEMENT (EACH, A “PROCEEDING”), EACH SUBTENANT, TENANT AND LANDLORD EACH IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF NEW YORK AND STATE OF NEW YORK [AND ALSO TO THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE COUNTY OF JOHNSON AND STATE OF KANSAS], AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE A PARTY FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. SUBTENANTS, TENANT AND LANDLORD EACH HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OR PROCESS IN ANY PROCEEDING IN ANY NEW YORK STATE OR UNITED STATES COURT SITTING IN THE CITY OF NEW YORK MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO SUBTENANT, TENANT OR LANDLORD (AS APPLICABLE) AT THE ADDRESS INDICATED FOR NOTICES UNDER THIS AGREEMENT, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF ANY SUCH PARTY SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

21.22 Treatment of Lease Landlord and Tenant each agree to treat this Agreement as a true lease for tax purposes and as an operating lease for generally accepted accounting principles.

88	Master Lease

21.23 Transfer of Licenses. Upon the expiration or sooner termination of this Agreement, Tenant shall use its best efforts to transfer and assign to Landlord or its designee (or cause the applicable Subtenant to do so) or assist Landlord or its designee in obtaining transfer or assignment of all Leased Intangible Property, including without limitation and together with any contracts, licenses (including without limitation all licenses identified as part of the Tenant Personal Property and any replacements thereof and additions thereto), permits, development rights, trade names (except for the Excluded Trademarks), telephone exchange numbers identified with the Leased Property, approvals and certificates and all other intangible rights, benefits and privileges of any kind or character with respect to the Leased Property, useful or required for the then operation of the Leased Property (except for proprietary software as included within the Tenant Personal Property). If requested by Landlord and to the extent permitted by law the Tenant and Subtenants shall provide a collateral assignment of such licenses and other intangible rights as further security for Tenant’s obligations hereunder.

21.24 Tenant Personal Property. Upon the expiration or sooner termination of the Term, Landlord may, in its sole and absolute discretion, elect to either (i) give Tenant Notice that Tenant shall be required, within ten (10) Business Days after such expiration or termination, to remove all Tenant Personal Property from the Leased Property, or (ii) pay Tenant’s (or Subtenants, as applicable) book value of such Tenant Personal Property (not including, however, Excluded Trademarks and proprietary software included as part of the Tenant Personal Property, which shall remain the sole property of Tenant or the applicable owner thereof). Failure of Landlord to make such election shall be deemed an election to proceed in accordance with clause (ii) preceding.

21.25 Subtenants. Each Subtenant has joined in the execution of this Lease to acknowledge that Subtenant is subject to and bound by the terms of the Lease applicable to Subtenant and its respective Facility, including, without limitation, the grant of a security interest under Section 12.5, the covenants contained in Sections 17.2, 17.3, 20.2, 20.3 and 21.11, and the representations contained in Section 21.7.

21.26 Landlord’s Representations. Landlord hereby represents and warrants to Tenant as follows:

(a) Landlord is a Delaware limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware. Landlord has all requisite power and authority under the laws of the State of Delaware and its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) Landlord has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery hereof, this Agreement shall constitute the valid and binding agreement of Landlord.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

89	Master Lease

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date above first written.

LANDLORD:	TENANT:

CARE YBE SUBSIDIARY LLC, a Delaware limited liability company	BICKFORD MASTER I, L.L.C., a Kansas limited liability company

By: Care Investment Trust Inc., its sole member	By:
Printed Name: Michael D. Eby
Its: Executive Vice President

By:
Printed Name: Rebecca A. Haslinger Its: Authorized Representative	NOTICE: THIS AGREEMENT CONTAINS WAIVERS AND INDEMNITIES BY THE TENANT OF THE LANDLORD’S OWN NEGLIGENCE.

Each Subtenant acknowledges and agrees to all the covenants applicable to itself and its respective Facility in the foregoing Master Lease Agreement, including without limitation those listed in Section 21.25 thereof:

SUBTENANTS:	SUBTENANTS:

AMES BICKFORD COTTAGE, L.L.C., a Kansas limited liability company	BOURBONNAIS BICKFORD HOUSE, L.L.C., a Kansas limited liability company

By:	By:
Printed Name: Michael D. Eby	Printed Name: Michael D. Eby
Its: Executive Vice President	Its: Executive Vice President

CRAWFORDSVILLE BICKFORD COTTAGE, L.L.C., a Kansas limited liability company	LINCOLN BICKFORD COTTAGE, L.L.C., a Kansas limited liability company

By:	By:
Printed Name: Michael D. Eby	Printed Name: Michael D. Eby
Its: Executive Vice President	Its: Executive Vice President

Master Lease Agreement Signature Page	Master Lease

SUBTENANTS:	SUBTENANTS:

MARSHALLTOWN BICKFORD COTTAGE, L.L.C., a Kansas limited liability company	MOLINE BICKFORD COTTAGE, L.L.C., a Kansas limited liability company
By:	By:
Printed Name: Michael D. Eby	Printed Name: Michael D. Eby
Its: Executive Vice President	Its: Executive Vice President

MUSCATINE BICKFORD COTTAGE, L.L.C., a Kansas limited liability company		QUINCY BICKFORD COTTAGE, L.L.C., a Kansas limited liability company
By:		By:
	Printed Name: Michael D. Eby		Printed Name: Michael D. Eby
	Its: Executive Vice President		Its: Executive Vice President

ROCKFORD BICKFORD HOUSE, L.L.C., a Kansas limited liability company		SPRINGFIELD BICKFORD HOUSE, L.L.C., a Kansas limited liability company
By:		By:
	Printed Name: Michael D. Eby		Printed Name: Michael D. Eby
	Its: Executive Vice President		Its: Executive Vice President

URBANDALE BICKFORD COTTAGE, L.L.C., a Kansas limited liability company		BURLINGTON BICKFORD COTTAGE, L.L.C., a Kansas limited liability company
By:		By:
	Printed Name: Michael D. Eby		Printed Name: Michael D. Eby
	Its: Executive Vice President		Its: Executive Vice President

Master Lease Agreement Signature Page	Master Lease

Exhibit A

Subtenants and Facility Information

Subtenants:

1.	Ames Bickford Cottage, L.L.C., a Kansas limited liability company
2.	Burlington Bickford Cottage, L.L.C., a Kansas limited liability company
3.	Bourbonnais Bickford House, L.L.C., a Kansas limited liability company
4.	Crawfordsville Bickford Cottage, L.L.C., a Kansas limited liability company
5.	Lincoln Bickford Cottage, L.L.C., a Kansas limited liability company
6.	Marshalltown Bickford Cottage, L.L.C., a Kansas limited liability company
7.	Moline Bickford Cottage, L.L.C., a Kansas limited liability company
8.	Muscatine Bickford Cottage, L.L.C., a Kansas limited liability company
9.	Quincy Bickford Cottage, L.L.C., a Kansas limited liability company
10.	Rockford Bickford House, L.L.C., a Kansas limited liability company
11.	Springfield Bickford House, L.L.C., a Kansas limited liability company
12.	Urbandale Bickford Cottage, L.L.C., a Kansas limited liability company

Facility Information, including Facility Name, Street Address and County, and Facility Type:

Facility Name Subtenant	Street Address County	Facility Type (per license or plans and specifications) Beds/Units
Ames Bickford Cottage	2418 Kent Avenue Ames, IA 50010	Assisted Living Program 37 Units
(“Ames Facility”)
Story County, IA
Ames Bickford Cottage, L.L.C.
(f/k/a Ames Sterling House, L.L.C.)

Bourbonnais Bickford House	100 Jones Drive Bourbonnais, IL 60914	Assisted Living License 35 Units
(“Bourbonnais Facility”)
	Kankakee County, IL	65 total units, currently consisting of 37 independent living units and 28 assisted living units
(Bourbonnais Bickford House, L.L.C.)

A-1	Master Lease

Facility Name Subtenant	Street Address County	Facility Type (per license or plans and specifications) Beds/Units
Burlington Bickford Cottage	3301 Sterling Drive Burlington, IA 52601	Assisted Living Program 44 Units (33 single/ 11 double), Maximum Capacity is 55.
(“Burlington Facility”)
Des Moines County, IA
Burlington Bickford Cottage, L.L.C.
(f/k/a Burlington Sterling House, L.L.C.)

Crawfordsville Bickford Cottage	100 Bickford Lane Crawfordsville, IN 47933	Residential Care License 33 Units
(“Crawfordsville Facility”)	Montgomery County, IN
Crawfordsville Bickford Cottage, L.L.C.

Lincoln Bickford Cottage	4451 Old Cheney Road Lincoln, NE 68516	Assisted Living Facility 44 Units with Alzheimer unit
(“Lincoln Facility”)
Lancaster County, NE
Lincoln Bickford Cottage, L.L.C
(f/k/a Lincoln Sterling House, L.L.C.)

Marshalltown Bickford Cottage	101 New Castle Road Marshalltown, IA 50158	Assisted Living Program 38 Units (32 single/ 6 double)
(“Marshalltown Facility”)	Marshall County, IA
Marshalltown Bickford Cottage, L.L.C.
(f/k/a Marshalltown Sterling House, L.L.C.)

Moline Bickford Cottage	3650 41st Street Moline, IL 61265	Assisted Living License 28 Regular Units
(“Moline Facility”)
Rock Island County, IL
Moline Bickford Cottage, L.L.C.

A-2	Master Lease

Facility Name Subtenant	Street Address County	Facility Type (per license or plans and specifications) Beds/Units
Muscatine Bickford Cottage	2807 Cedar Street Muscatine, IA 52761	Assisted Living Program 45 Units (11 double/34 single)
(“Muscatine Facility”)
Muscatine County, IA
Muscatine Bickford Cottage, L.L.C.
(f/k/a North Central Assisted Living, L.L.C.)

Quincy Bickford Cottage	4221 Maine Quincy, IL 62305	Assisted Living License 46 Units (39 regular units/ 7 Alzheimer units)
(“Quincy Facility”)
Adams County, IL
Quincy Bickford Cottage, L.L.C.
(f/k/a Quincy Bickford House L.L.C.)

Rockford Bickford House	960 North Mulford Rockford, IL 61107	Assisted Living License 35 Floating Total
(“Bickford Facility”)
Winnebago County, IL
Rockford Bickford House, L.L.C.

Springfield Bickford House	2451 West White Oaks Dr. Springfield, IL 62704	Assisted Living License 40 Floating Units
(“Springfield Facility”)
Sangamon County, IL
Springfield Bickford House, L.L.C.

Urbandale Bickford Cottage	5915 Sutton Place Urbandale, IA 50322	Assisted Living Program 61 Units (52 single/9 double)
(“Urbandale Facility”)
Polk County, IA
Urbandale Bickford Cottage, L.L.C.
(f/k/a Urbandale Sterling House, L.L.C.)

A-3	Master Lease

Exhibit B

The Land – Legal Descriptions

CONSISTING OF EXHIBIT B-1 THROUGH EXHIBIT B-12

B-1	Master Lease

EXHIBIT B-1: LEGAL DESCRIPTION

Facility Name: Ames Bickford Cottage

Land situated in Story County, Iowa, described as follows:

Lot 4, Somerset Subdivision, First Addition to the City of Ames, Story County, Iowa, according to the plat thereof recorded in Microfilm No. 97-10678 in the Story County Recorder’s Office.

B-2	Master Lease

EXHIBIT B-2: LEGAL DESCRIPTION

Facility Name: Bourbonnais Bickford House

Land in Kankakee County, Illinois, described as follows:

Lots 1 and 1A in Almar Park – Revised, being a Subdivision of part of the Southwest Fractional Quarter of Section 18, and part of Original Lots 7 & 8 of Bela T. Clark’s Subdivision of the Mesheketeno Reservation, Township 31 North, Range 12 East of the Third Principal Meridian, in Kankakee County, Illinois, according to plat thereof recorded July 2, 2001 as Document Number 2001-12748.

B-3	Master Lease

EXHIBIT B-3: LEGAL DESCRIPTION

Facility Name: Burlington Bickford Cottage

Lot 5 in West Avenue Business Park, a subdivision in the City of Burlington, Des Moines County, Iowa, according to the plat thereof recorded in Book 271, Page 1 as Document No. 97-003450 in Des Moines County, Iowa.

B-4	Master Lease

EXHIBIT B-4: LEGAL DESCRIPTION

Facility Name: Crawfordsville Bickford Cottage

Part of the West Half of the Southwest Quarter of Section 34, Township 19 North, Range 4 West, in North Union Township, Montgomery County, Indiana, more particularly described as follows:

Commencing at a PK nail in the approximate center line of State Road No. 32 marking the accepted northwest corner of said Southwest Quarter, 2656.36 feet South 89 degrees 48 minutes 03 seconds East (previous survey bearing/basis of bearings) of an iron pin marking the accepted northwest corner of the Southeast Quarter of Section 33, Township and Range aforesaid, and thence South 89 degrees 45 minutes 55 seconds East, along the accepted north line of said Southwest Quarter of Section 34 and the approximate center line of said State Road for a distance of 162.50 feet to a PK Nail and the POINT OF BEGINNING of this description; thence leaving said north line and approximate center line and running South 00 degrees 09 minutes 10 seconds West, parallel with the west line of said Southwest Quarter, for a distance of 272.00 feet to a 5/8 inch x 24 inch capped rebar stamped D. Deckard P.L.S. SO No. 273 (hereinafter referred to as Deckard rebar); thence North 89 degrees 45 minutes 55 seconds West for a distance of 138.61 feet to a Deckard rebar; thence South 00 degrees 09 minutes 10 seconds West for a distance of 300.00 feet to a Deckard rebar; thence South 89 degrees 45 minutes 55 seconds East for a distance of 350.00 feet to a Deckard rebar; thence North 00 degrees 09 minutes 10 seconds East for a distance of 300.00 feet to a Deckard rebar; thence North 89 degrees 45 minutes 55 seconds West for a distance of 161.39 feet to a Deckard rebar; thence North 00 degrees 09 minutes 10 seconds East for a distance of 272.00 feet to a PK Nail on the accepted north line of said Southwest Quarter and in the approximate center line of State Road 32; thence North 89 degrees 45 minutes 55 seconds West along said north line and approximate center line for distance of 50.00 feet to the Place of Beginning.

B-5	Master Lease

EXHIBIT B-5: LEGAL DESCRIPTION

Facility Name: Lincoln Bickford Cottage

Lot 79, of Irregular Tracts, located in the Northwest 1/4 of Section 17, Township 9 North, Range 7 East of the 6th P.M., Lancaster County, Nebraska, described as follows:

Beginning at the Northwest corner of Section 17, said point being monumented with a stamped L.C.S.M. cap over a 1” iron pipe inside a survey monument well for corner; thence with an assumed bearing of North 88°22’25” East, with the North line of the said NW 1/4, a distance of 1,326.55 feet to a rebar inside a monument well for corner, said point being the N 1/16 of the said NW ¼, said point also being located on the Northerly extension of the East line of “Abbott Estates”; thence South 01°30’02” East, with a line common to the East line of the W 1/2, of the said NW ¼, and the Northerly extension of the East line of “Abbott Estates” and also with the East line of “Abbott Estates” a distance of 45.00 feet to a rebar for corner, said point also being located on the South right of way line of “Old Cheney Road”, said point also being the True Point of Beginning; thence North 88°22’25” East with the South right of way line of “Old Cheney Road”, said line being located 45.00 feet Southerly from and parallel with the North line of the said NW ¼, a distance of 324.78 feet to a rebar for corner, said point also being located on the Northerly extension of the West line of “Barjona Heights”; thence S 01°29’21” East, with the Northerly extension of the West line of “Barjona Heights” and also with the West line of “Barjona Heights” a distance of 356.98 feet to a 1” pipe for corner, said point also being located on the North line of “Barjona Heights”; thence South 88°25’56” West, with the North line of “Barjona Heights” a distance of 324.71 feet to a 1” pipe for corner, said point also being located on the East line of “Abbott Estates”; thence North 01°30’02” West, with the East line of “Abbott Estates” a distance of 356.65 feet to the True Point of Beginning.

B-6	Master Lease

EXHIBIT B-6: LEGAL DESCRIPTION

Facility Name: Marshalltown Bickford Cottage

Land in Marshall County, Iowa, described as follows:

Lot 2 of the Northwest Quarter of the Northeast Quarter of Section 11, Township 83 North, Range 18 West of the Fifth Principal Meridian, Marshall County, Iowa.

B-7	Master Lease

EXHIBIT B-7: LEGAL DESCRIPTION

Facility Name: Moline Bickford Cottage

That part of the Southeast Quarter of Section 10, Township 17 North, Range 1 West of the Fourth Principal Meridian, described as follows:

Beginning at the Southwest corner of Outlot B in the Southeast Hills Addition to the City of Moline, Illinois; thence South 17° 59’ East along the easterly line of 41st Street in said City of Moline, 273.66 feet; thence southeasterly along said easterly line on the arc of a circle, curving to the right, with a radius of 2919.93 feet to a point that bears South 14° 09’ East, 386.6 feet; thence North 43° 29’ East 98 feet; thence North 23° 13’ East, 232.3 feet; thence North 2° 41’ East, 100.4 feet; thence North 12° 55’ East 241.26 feet to the south line of said Southeast Hills Addition; thence North 87° 49’ West along said south line 397.01 feet to the place of beginning, situated in Rock Island County, Illinois.

Excepting therefrom that part conveyed to the City of Moline by Deed of Dedication dated December 12, 1996, filed for record May 6, 1998, as Document No. 98-12397, described as follows:

Beginning at the Northwest corner of Lot 2 of Barr Vavrus Addition to the City of Moline, Illinois; thence South 12° 55’ 00” West along the westerly line of said Lot 2 for a distance of 37.00 feet; thence North 77° 05’ 00” West for a distance of 25.00 feet; thence North 12° 55’ 00” East and parallel to the westerly line of said Lot 2 for a distance of 32.26 feet to a point on the south line of Lot 63 of Southeast Hills Addition to the City of Moline, Illinois; thence South 87° 49’ 00” East along the south lines of Lots 63 and 64 of said Southeast Hills Addition for a distance of 25.44 feet to the point of beginning, all in Rock Island County, Illinois.

Now more particularly described as follows:

Beginning at the Southwest corner of Lot 3 of C.W. Dye’s 2nd Addition to the City of Moline, Illinois (formerly being the Southwest corner of Outlot B in Southeast Hills Addition);

Thence South 87° 49’ 00” East 372.67 feet along the southerly line of said Lot 3 of C.W. Dye’s 2nd Addition to the City of Moline, Rock Island County, Illinois, and the southerly line of Lot 63 of Southeast Hills Addition;

Thence South 12° 53’ 34” West 32.26 feet parallel to the westerly line of Lot 2 of Barr-Vavrus Addition;

Thence South 77° 06’ 26” East 25.00 feet to a point on the west line of Lot 2;

B-8	Master Lease

Thence South 12° 53’ 34” West 204.29 feet along the west line of said Lot 2 to the northwest corner of Lot 1 of Barr-Vavrus Addition;

Thence South 02° 43’ 36” West 100.41 feet along the west line of said Lot 1;

Thence South 23° 11’ 06” West 232.25 feet along the west line of said Lot 1;

Thence South 44° 43’ 55” West 97.74 feet along the west line of said Lot 1 to the east right of way line of 41st Street;

Thence 385.99 feet along the arc of a 2919.93 foot radius curve concave westerly (the chord of said curve bears North 14° 11’ 16” West 385.71 feet) along the east right of way line of 41st Street;

Thence North 18° 00’ 56” West 273.03 feet along the east right of way line of 41st Street to the point of beginning.

(For the purposes of this description the South line of Lot 3 C.W. Dye’s 2nd Addition is assumed to bear South 87°49’00” East.)

B-9	Master Lease

EXHIBIT B-8: LEGAL DESCRIPTION

Facility Name: Muscatine Bickford Cottage

Lot 1 of Sterling Subdivision in the City of Muscatine, Muscatine County, Iowa, according to the plat thereof recorded as Document No. 1997-1518.

B-10	Master Lease

EXHIBIT B-9: LEGAL DESCRIPTION

Facility Name: Quincy Bickford Cottage

Part of the Northeast Quarter of Section 5, Township 2 South, Range 8 West of the Fourth Principal Meridian, Adams County, Illinois. Being more particularly described as follows: Commencing at the center of said Section 5; thence North 00 degrees 58 minutes 14 seconds East along the West line of the Northeast Quarter of said Section 5 a distance of 1585.06 feet; thence South 89 degrees 17 minutes 00 seconds East, 163.54 feet; thence North 03 degrees 28 minutes 01 seconds West, 50.10 feet to the true point of beginning; thence continuing North 03 degrees 28 minutes 01 seconds West, along the Easterly line of the Union Electric Property, 852.17 feet to the Southwest corner of Lot 5 in Cardinal Terrace Subdivision; thence North 86 degrees 32 minutes 01 seconds East along the South line of Lot 5 in Cardinal Terrace Subdivision, 187.56 feet to the Southeast corner of Lot 5; thence South 03 degrees 32 minutes 49 seconds East, along the West line of Cardinal Drive, 194.33 feet; thence South 88 degrees 38 minutes 04 seconds East, 230.78 feet to the East line of Cardinal Terrace Subdivision; thence South 02 degrees 26 minutes 38 seconds East, along the East line of the vacated Southerly portion of Cardinal Terrace Subdivision 678.17 feet to the North right of way line of Maine Street; thence (the following three courses are along the North right of way line of Maine Street) North 89 degrees 17 minutes 00 seconds West, 260.37 feet; thence North 00 degrees 43 minutes 00 seconds East, 10.00 feet; thence North 89 degrees 17 minutes 46 seconds West, 147.12 feet to the point of beginning.

ALSO DESCRIBED AS:

All that part of the Northeast Quarter of Section 5, in Township 2 South of the Base Line, in Range 8 West of the Fourth Principal Meridian, Adams County, Illinois, being more particularly bounded and described as follows, to wit: Beginning at a stone marking the Southwest corner of said Northeast Quarter, thence Northerly along the West line of said Northeast Quarter, 1585.55 feet, thence North 89 degrees 59 minutes East 160.67 feet, thence North 04 seconds 09 minutes West 40.01 feet to a steel rod set at the intersection of the Easterly line of right of way of the Union Electric Power Company’s right of way and the Northerly line of right of way of Maine Street, and the true point of beginning, thence from said true point of beginning; North 04 degrees 09 minutes West along said Easterly line 862.52 feet to a ¼ inch iron pipe marking the Southwest corner of Lots of the Cardinal Terrace, a Subdivision of part of said Northeast Quarter, thence North 85 degrees 52 minutes East along the Southerly line of said Lots a distance of 187.70 feet to a ¼ inch iron pipe marking the Southeast corner of said Lot 5, thence South 04 degrees 15 minutes East along the Easterly line of Lots 7 and 9, a distance of 194.20 feet to a ¼ inch iron pipe, thence South 89 degrees 19 minutes East 230.85 feet, to a inch steel rod, thence South 03 degrees 12 minutes East 678.50 feet, to a 5/8 inch steel rod on the Northerly line of right of way of Maine Street, thence South 89 degrees 59 minutes West along said North line 407.05 feet to point of beginning, inclusive of and being subject to easements and street in Cardinal Terrace as encompassed in the above description, all as shown by the Plat of Survey made by T. J. Berglind, Registered Illinois Land Surveyor, February, 1972, and revised July, 1973, and recorded in the Office of the Recorder of Deeds in and for Adams County, Illinois, in Book 13 of Plats at Page 885, to which reference is made for greater certainty.

B-11	Master Lease

EXHIBIT B-10 LEGAL DESCRIPTION

Facility Name: Rockford Bickford House

Land in Winnebago County, Illinois, described as follows:

Lot One (1) as designated upon the Plat of Bickford House, being a resubdivision of part of Lot 12 and all of Lots 13, 14 and 15 as designated upon the Plat of Martin Hawkinson Company’s Mulford Heights Little Farms, being a subdivision of part of the East ½ of the Northeast Quarter (1/4) of Section 21, Township 44 North, Range 2 East of the Third Principal Meridian, the Plat of which resubdivision was recorded in Book 43 of Plats on Page 129 in the Recorder’s Office of Winnebago County, Illinois; situated in the County of Winnebago and State of Illinois.

B-12	Master Lease

EXHIBIT B-11 LEGAL DESCRIPTION

Facility Name: Springfield Bickford House, L.L.C.

Lots 503, 504, 505 and the South 75 feet of Lot 506 of the NINTH PLAT situated in Area J of the Land Use Plan, Stage II, KOKE MILL EAST PLANNED UNIT DEVELOPMENT, Sangamon County, Springfield, Illinois.

B-13	Master Lease

EXHIBIT B-12 LEGAL DESCRIPTION

Facility Name: Urbandale Bickford Cottage

Lot 10 in Sutton Place No. 1, an official plat, now included in and forming a part of the City of Urbandale, Polk County, Iowa, and recorded in Book W, Page 156 of the Polk County Recorder’s Office.

B-14	Master Lease

Exhibit C

Initial Term Minimum Rent and Additional Minimum Rent

Minimum Rent:

The amount of annual Minimum Rent due during the first Accounting Year of the Initial Term shall be equal to the product of Landlord’s Investment multiplied by 8.208%.

The Minimum Rent due for the first Accounting Year is $8,274,000.00, payable in equal monthly installments of $689,500.00.

Minimum Rent for each Accounting Year after the first Accounting Year in the Initial Term shall be increased by three percent (3%) over the annual Minimum Rent for the immediately preceding Accounting Year.

When Landlord’s Investment is increased by a Landlord Expansion Payment (effective as of the date of funding of either a Landlord Expansion Escrow Payment or a Landlord Expansion Reimbursement Payment) or Earn Out Payment or any other provision hereafter added to the Lease expressly providing for a Landlord advance to Tenant intended to increase Landlord’s Investment, the Minimum Rent previously in effect (stated as a per annum amount) shall be increased by an amount equal to the amount of the Landlord Expansion Payment(s) (to the extent not previously included in Landlord’s Investment for purposes of adjustment of the Minimum Rent) multiplied by the “Minimum Rent Lease Rate” (defined below) then in effect. The adjusted monthly Minimum Rent shall equal 1/12th of the adjusted annual Minimum Rent as so calculated. If Landlord’s Investment is decreased by a Landlord’s Investment Reduction or other return or other provision expressly reducing or credited against Landlord’s Investment, the Minimum Rent previously in effect shall be decreased in the same manner as provided in this paragraph for calculating an increase.

If there have been changes in the Minimum Rent during an Accounting Year because of Landlord Expansion Payment(s) or otherwise, the three percent (3%) annual increase is calculated based on the Minimum Rent (stated as a per annum amount) in effect in the final month of the Accounting Year.

“Minimum Rent Lease Rate” means the following rates during the following Accounting Years:

Accounting Year 1	8.208%
Accounting Year 2	8.455%
Accounting Year 3	8.708%
Accounting Year 4	8.969%
Accounting Year 5	9.239%
Accounting Year 6	9.516%
Accounting Year 7	9.801%
Accounting Year 8	10.095%
Accounting Year 9	10.398%
Accounting Year 10	10.710%
Accounting Year 11	11.031%
Accounting Year 12	11.362%
Accounting Year 13	11.703%
Accounting Year 14	12.054%
Accounting Year 15	12.416%

C-1	Master Lease

Additional Minimum Rent:

The amount of annual Additional Minimum Rent for the first Accounting Year of the Initial Term shall be equal to the product of Landlord’s Investment multiplied by 0.260% (i.e., 26 basis points). The annual Additional Minimum Rent for the first Accounting Year is $262,500.00, accruing in equal monthly installments of $21,875.00.

Additional Minimum Rent for each Accounting Year after the first Accounting Year in the Initial Term shall be increased by three percent (3%) over the annual Additional Minimum Rent for the immediately preceding Accounting Year.

When Landlord’s Investment is increased by a Landlord Expansion Payment (effective as of the date of funding of either a Landlord Expansion Escrow Payment or a Landlord Expansion Reimbursement Payment) or Earn Out Payment, the Additional Minimum Rent previously in effect (stated as a per annum amount) shall be increased in the same manner and at the same time as provided above for Minimum Rent, and using the “Additional Minimum Rent Lease Rate” schedule below.

The monthly Additional Minimum Rent shall equal one-twelfth (1/12th) of the annual Additional Minimum Rent as in effect from time to time.

For the first three (3) Accounting Years, monthly Additional Minimum Rent shall accrue each calendar month but shall not be paid until beginning with the first calendar month of the fourth (4th) Accounting Year, at which time the accrued but deferred Additional Minimum Rent (“Deferred Additional Minimum Rent”) shall be payable monthly in 24 equal monthly installments during the fourth (4th) and fifth (5th) Accounting Years, commencing on the first Business Day of the first month of the fourth (4th) Accounting Year and continuing thereafter on the first Business Day of each month until the 24th installment has been paid. Interest shall not be charged on the Deferred Additional Minimum Rent except as to any installment not paid when due (i.e., when required to be paid).

Commencing with the first calendar month of the fourth (4th) Accounting Year and continuing for the remainder of the Initial Term, monthly Additional Minimum Rent shall be payable on the first Business Day of each calendar month in the same manner and at the same time as Minimum Rent is payable.

C-2	Master Lease

“Additional Minimum Rent Lease Rate” means the following rates during the following Accounting Years:

Accounting Year 1	0.260%
Accounting Year 2	0.268%
Accounting Year 3	0.276%
Accounting Year 4	0.285%
Accounting Year 5	0.293%
Accounting Year 6	0.302%
Accounting Year 7	0.311%
Accounting Year 8	0.320%
Accounting Year 9	0.330%
Accounting Year 10	0.340%
Accounting Year 11	0.350%
Accounting Year 12	0.360%
Accounting Year 13	0.371%
Accounting Year 14	0.382%
Accounting Year 15	0.394%

C-3	Master Lease

Exhibit D

Appraisal Process

If Landlord and Tenant are unable to agree upon the fair market rent for the Leased Property (as applicable for the first Accounting Year of an Extended Term) within any relevant period provided in this Agreement, each shall within twenty (20) days after written demand by the other select one Appraiser to participate in the determination of fair market rent. The two (2) selected Appraisers shall each determine the fair market rent of the Leased Property within thirty (30) days of being selected. If such appraisals are within ten percent (10%) of each other, the two appraisals shall be added together and their total divided by two, and the resulting quotient shall be the fair market rent.

In the event either Landlord or Tenant fails to select an Appraiser within the time period set forth in the foregoing paragraph, the Appraiser selected by the other party shall alone determine the fair market value of the Leased Property in accordance with the provisions of this Exhibit and the fair market value so determined shall be binding upon Landlord and Tenant.

In the event the two appraisals described above are more than ten percent (10%) apart, the Appraisers so selected by Landlord and Tenant shall, within ten (10) days of such determination, select a third Appraiser. The three (3) selected Appraisers shall each determine the fair market rent of the Leased Property within thirty (30) days of the selection of the third appraiser.

In the event the Appraisers selected by Landlord and Tenant are unable to agree upon a third Appraiser within the time period set forth in the foregoing paragraph of this Exhibit, either Landlord or Tenant shall have the right to apply at Tenant’s expense to the presiding judge of the court of original trial jurisdiction in the county in which a Facility is located to name the third MAI Appraiser.

Within five (5) days after completion of the third Appraiser’s appraisal, all three Appraisers shall meet and a majority of the Appraisers shall attempt to determine the fair market rent of the Leased Property. If a majority are unable to determine the fair market rent at such meeting, the three appraisals shall be added together and their total divided by three. The resulting quotient shall be the fair market rent of the Leased Property. If, however, either or both of the low appraisal or the high appraisal are more than ten percent (10%) lower or higher than the middle appraisal, any such lower or higher appraisal shall be disregarded. If only one appraisal is disregarded, the remaining two appraisals shall be added together and their total divided by two, and the resulting quotient shall be such fair market rent. If both the lower appraisal and the higher appraisal are disregarded as provided herein, the middle appraisal shall be such fair market rent. In any event, the result of the foregoing appraisal process shall be final and binding.

Tenant shall pay the reasonable fees and expenses of any Appraiser retained pursuant to this Exhibit.

D-1	Master Lease

To the extent consistent with sound appraisal practices as then existing at the time of any appraisal prepared pursuant to this Exhibit, such appraisal shall be made on a basis consistent with the basis on which the Leased Property was appraised at the time of its acquisition by Landlord.

“Appraiser” shall mean an appraiser licensed or otherwise qualified to do business in a Facility State and who has substantial experience in performing appraisals of facilities similar to the Leased Property and is certified as a member of the American Institute of Real Estate Appraisers or certified as a SRPA by the Society of Real Estate Appraisers, or, if such organizations no longer exist or certify appraisers, such successor organization or such other organization as is reasonably approved by Landlord.

D-2	Master Lease

Exhibit E

Tenant Estoppel Certificate

THIS TENANT’S ESTOPPEL CERTIFICATE (“Certificate”) is given this ___ day of ____, 20__ by *____, a *____, whose address is__________________________, as Tenant (“Tenant”) in favor of ________________, a _______________, with principal office and place of business at ________________ (“Beneficiary”).

RECITALS:

A. Pursuant to the terms and conditions of that certain Lease Agreement (“Lease”) dated _____________, ___________________ (“Landlord”) leased to Tenant certain real property in *County, *State (“Leased Property”), which Leased Property is more particularly described in the Lease.

B. Pursuant to the terms and conditions of the Lease, the Beneficiary has requested that the Tenant execute and deliver this Certificate with respect to the Lease.

C. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed in the Lease.

NOW, THEREFORE, in consideration of the above Leased Property, the Tenant hereby makes the following statements for the benefit of the Assignee:

1. The copy of the Lease attached hereto and made a part hereof as Exhibit “A” is a true, correct and complete copy of the Lease, which Lease is in full force and effect as of the date hereof, and has not been modified or amended.

2. The Lease sets forth the entire agreement between the Landlord and the Tenant relating to the leasing of the Leased Property, and there are no other agreements, written or oral, relating to the leasing of the Leased Property.

3. There exists no uncured or outstanding defaults or events of default under the Lease, or events which, with the passage of time, and the giving of notice, or both, would be a default or event of default under the Lease.

4. No notice of termination has been given by Landlord or Tenant with respect to the Lease.

5. All payments due the Landlord under the Lease through and including the date hereof have been made, including the monthly installment of Minimum Rent (as defined in the Lease) for the period of ________ to _________ in the amount of $__________.

6. As of the date hereof, the annual Minimum Rent under the Lease is $______________.

E-1	Master Lease

7. There are no disputes between the Landlord and the Tenant with respect to any rental due under the Lease or with respect to any provision of the Lease.

8. Notwithstanding any provisions of the Lease to the contrary, the Tenant hereby consents to the collateral assignment of the Lease by the Landlord to the Beneficiary, and agrees that no terms and conditions of the Lease shall be altered, amended or changed as a result of such assignment.

9. The Tenant hereby agrees that from and after the date hereof copies of all notices which Tenant is required to deliver to the Landlord under the Lease with respect to defaults, events of default or failure to perform by the Landlord under the Lease, shall be delivered to Beneficiary at the following address:

_____________________________________

_____________________________________

_____________________________________

_____________________________________

10. The Tenant represents and warrants that (a) all improvements constructed on the Land have been approved and accepted by Tenant, (b) all utility sources and utility companies which service the Land have been approved and accepted by Tenant and utility service is available to the Land, (c) Tenant is in occupancy of the Land pursuant to the Lease, and (d) Tenant has no offsets, counterclaims or defenses with respect to its obligations under the Lease.

11. The Tenant understands and acknowledges that Beneficiary is relying upon the representations set forth in this Certificate, and may rely thereon in connection with the [collateral] assignment of the Lease to Beneficiary.

E-2	Master Lease

IN TESTIMONY WHEREOF, witness the signature of the Tenant as of the day and year first set forth above.

BICKFORD MASTER I, L.L.C., a Kansas limited liability company
By:
Name:
Its:

STATE OF ____________

COUNTY OF___________

The foregoing instrument was acknowledged before me this ____ day of _________, 20____, by __________________, as _____________ of Bickford Master I, L.L.C., a Kansas limited liability company.

(NOTARY SEAL)	Notary Public, State of _______
Printed Name: _______
Notary Commission No.: _____
My commission expires: _____

E-3	Master Lease

Exhibit F

Form of Memorandum of Lease

F-1	Master Lease

Exhibit G

Tenant and Subtenants Equity Ownership

Bickford Master I, L.L.C. (Tenant) is owned 100% by Eby Realty Group, L.L.C.

Each Subtenant is owned 100% by Bickford Master I, L.L.C.

G-1	Master Lease

Exhibit H

Property Expenses

The term “Property Expenses” shall mean for the requisite period the sum of the following items for the entire Leased Property, whether incurred by Tenant or any Subtenant, and the term “Facility Property Expenses” shall mean for the requisite period the sum of the following items as allocated or allocable to a Facility, whether incurred by Tenant or the Subtenant:

1. the cost of sales, including without limitation, compensation, fringe benefits, payroll taxes and other costs relating to employees of Tenant or the Subtenant (the foregoing costs shall not include salaries and other employee costs of executive personnel of Tenant who do not work at the Facility or Leased Property on a regular basis; except that the foregoing costs shall include the allocable portion of the salary and other employee costs of any general manager or other supervisory personnel (not including regional vice presidents or regional sales people) assigned to a “cluster” of assisted living facilities which includes the Facility or Leased Property);

2. departmental expenses incurred at departments within the Facility or Leased Property; administrative and general expenses; the cost of marketing incurred by the Facility or Leased Property; advertising and business promotion incurred by the Facility or Leased Property; heat, light, and power; and computer line charges;

3. the cost of Inventories and FF&E consumed in the operation of the Facility or Leased Property;

4. a reasonable reserve for uncollectible accounts receivable as determined by the Tenant or the Subtenant;

5. all costs and fees of independent professionals or other third parties who are retained by Tenant or the Subtenant to perform services required or permitted hereunder;

6. all costs and fees of technical consultants and operational experts who are retained or employed by Tenant or the Subtenant for specialized services (including, without limitation, quality assurance inspectors) and the cost of attendance by employees of the Facility or Leased Property at training and manpower development programs sponsored by Tenant or the Subtenant;

7. Additional Charges as referenced in Section 3.4 of the Agreement;

8. payments made into the Reserve pursuant to Section 5.2 of the Agreement;

9. management fees of up to five percent (5%) of Facility Revenues or Total Facilities Revenues (as applicable) paid to any approved manager and such other costs and expenses incurred by an approved manager as are specifically provided for under any approved

H-1	Master Lease

management agreement or are otherwise reasonably necessary for the proper and efficient operating of the Facility or Leased Property; provided, however, that such fees shall be subordinated to the payment of all Rent due hereunder;

10. The terms “Property Expenses” and “Facility Property Expenses” shall not include (a) debt service payments pursuant to any Facility Mortgage, (b) payments pursuant to equipment leases or other forms of financing obtained for the Tenant Personal Property, (c) rental payments pursuant to any ground lease of the Land, (d) any indebtedness of Tenant, or (e) any employee claim which is not covered by insurance and where the basis of such employee claim is conduct by Tenant or Subtenant or its manager which is (i) a substantial violation of the standards of responsible labor relations as generally practiced by prudent owners or operators of similar retirement community operations in the state in which the Facility is situated, and (ii) not the isolated act of individual employees, but rather is a direct result of corporate policies of Tenant, the Subtenant or any manager. No disbursement from the Reserve shall be used by Tenant or the Subtenant to pay the amounts not constituting Property Expenses or Facility Property Expenses under clauses 10 (b), (c), (d) or (e) above.

Notwithstanding the foregoing definitions of “Property Expenses,” and Facility Property Expenses, the financial and other informational reports and statements to be provided pursuant to the Lease may be provided by Tenant and the Subtenant consistent with Tenant’s and Subtenant’s standard information reporting practices, provided that any omitted or varying item under such practices is identified and separately scheduled as adjustments if necessary to determine any financial or economic amount relevant to the Lease or if otherwise requested in writing by Landlord.

H-2	Master Lease

Exhibit I

Initial Landlord FF&E

I-1	Master Lease

Exhibit J

Initial Tenant Personal Property

(a)

The right to use the name, tradename or trademark or “Bickford Cottage” or “Bickford House” or any combination or variation thereof or the tree logo/mark used by Tenant, Subtenants or their Affiliates and any variations thereof;

(b)	Assisted living facility licenses, and any liquor licenses;
(c)	Any vans, cars or other motor vehicles;
(d)

Any proprietary software of Tenant and its Affiliated Persons not including, however, information and data relating to the Leased Property and the ownership, operation and occupancy thereof, which information and data shall remain available to Landlord at all times during and be transferred to Landlord immediately upon the expiration or any early termination of the Lease Term;

(e)	The right to use the telephone and related equipment, such equipment being leased by an Affiliate of Sellers from a third party pursuant to a master lease affecting multiple properties.

J-1	Master Lease

Exhibit K

Conflicting Business Exclusions/Exceptions

West Des Moines (Iowa) facility (located within 10 miles of Urbandale Facility);

Davenport (Iowa) facility (located within 10 miles of Moline Facility).

K-1	Master Lease

Exhibit L

Initial Allocation of Landlord’s Investment

Ames Bickford Cottage, L.L.C.	$5,874,286
Bourbonnais Bickford House, L.L.C.	$11,291,429
Burlington Bickford Cottage, L.L.C.	$9,085,714
Crawfordsville Bickford Cottage, L.L.C.	$2,480,000
Lincoln Bickford Cottage, L.L.C.	$10,914,286
Marshalltown Bickford Cottage, L.L.C.	$4,880,000
Moline Bickford Cottage, L.L.C.	$2,914,286
Muscatine Bickford Cottage, L.L.C.	$8,811,429
Quincy Bickford Cottage, L.L.C.	$8,022,857
Rockford Bickford House, L.L.C.	$12,377,143
Springfield Bickford House, L.L.C.	$14,422,857
Urbandale Bickford Cottage, L.L.C.	$9,725,714
TOTAL	$100,800,000

The above allocation is included solely to the extent value must initially be allocated among the Facilities in accordance with Section 10.8 of the Lease, and nothing contained on this exhibit shall negatively impact the treatment or construction of the Lease or the Purchase Agreement as a unitary transaction covering the portfolio of all the Facilities as a group. These allocations are subject to change as Landlord’s Investment with respect to a given Facility is increased or reduced from time to time pursuant to this Master Lease.

L-1	Master Lease